EXHIBIT 99.1

PART II

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”, is omitted pursuant to General Instruction I(2)(a) of Form 10-K. The management narrative for Prudential Annuities Life Assurance Corporation (“PALAC”), that follows should be read in conjunction with the Forward-Looking Statements included below the Table of Contents, “Risk Factors”, and the Financial Statements and related notes included in this Annual Report on Form 10-K.

Management’s narrative addresses the financial condition of PALAC, formerly known as American Skandia Life Assurance Corporation as of December 31, 2011, compared with December 31, 2010, and its results of operations for the years ended December 31, 2011 and 2010.

Overview

The Company has sold a wide array of annuities, including (1) deferred and immediate variable annuities that are registered with the SEC, including fixed interest rate allocation options that are offered in certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed-rate allocation options in certain of our variable and fixed annuities that are not registered with the SEC. In addition, the Company has in force a relatively small block of variable life insurance policies, but it no longer actively sells such policies. The markets in which the Company operates are subject to regulatory oversight with particular emphasis placed on company solvency and sales practices. These markets are also subject to increasing competitive pressure as the legal barriers that have historically segregated the markets of the financial services industry, have been changed through both legislative and judicial processes. Regulatory changes have opened the insurance industry to competition from other financial institutions, particularly banks and mutual funds that are positioned to deliver competing investment products through large, stable distribution channels.

Beginning in March 2010, the Company ceased offering its existing variable annuity products (and where offered, the companion market value adjustment option) to new investors upon the launch of a new product in each of Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey (which are affiliates of the Company within the Prudential Annuities business unit of Prudential Financial). In general, the new product line offers the same optional living benefits and optional death benefits as offered by the Company’s existing variable annuities. However, subject to applicable contractual provisions and administrative rules, the Company will continue to accept subsequent purchase payments on inforce contracts under existing annuity products. These initiatives were implemented to create operational and administrative efficiencies by offering a single product line of annuity products from a more limited group of legal entities. In addition, by limiting its variable annuity offerings to a single product line sold through one insurer (and its affiliate, for New York sales), the Prudential Annuities business unit of Prudential Financial expects to convey a more focused, cohesive brand in the marketplace.

Revenues and Expenses

The Company earns revenues from policy charges, fee income and asset administration fees calculated on the average separate account fund balances. The Company’s operating expenses principally consist of insurance benefits provided, general business expenses, commissions and other costs of selling and servicing the various products it sold.

Profitability

The Company’s profitability depends principally on its ability to manage risk on insurance and annuity products, to attract and retain customer assets, and to manage expenses. Specific drivers of our profitability include:

•	our mortality and morbidity experience on annuity products;

•

our actual policyholder behavior experience, including persistency, and benefit utilization and withdrawal rates for our variable annuity contracts, which could deviate significantly from our pricing assumptions;

•	our persistency experience, which affects our ability to recover the cost of acquiring new business over the lives of the contracts;

•	our cost of administering insurance contracts and providing asset management products and services;

•	our ability to manage and control our operating expenses, including overhead expenses;

•	our returns on invested assets, including the impact of credit losses, net of the amounts we credit to policyholders’ accounts;

•	our assumptions with respect to rates of return;

•	the amount of our separate account assets and changes in their fair value, which affect the amount of fee income we receive;

•

our ability to generate favorable investment results through asset/liability management and strategic and tactical asset allocation; and where available and appropriate, our ability to take timely crediting rate actions to maintain investment spread margins;

•	our credit and financial strength ratings;

•	our ability to effectively utilize our tax capacity; and

•	our reinsurance affiliates’ ability to manage risk and exposures, including the degree to which, and the effectiveness of, hedging these risks and exposures.

In addition, factors such as credit and market conditions, regulation, interest rates, taxes, market fluctuations and general economic, market and political conditions affect the Company’s profitability.

See “Risk Factors” for a discussion of risks that have materially affected and may affect in the future the Company’s business, results of operations or financial condition, or cause the Company’s actual results to differ materially from those expected or those expressed in any forward looking statements made by or on behalf of the Company.

Application of Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S GAAP, requires the application of accounting policies that often involve a significant degree of judgment. Management, on an ongoing basis, reviews estimates and assumptions used in the preparation of financial statements. If management determines that modifications in assumptions and estimates are appropriate given current facts and circumstances, results of operations and financial position as reported in the Financial Statements could change significantly.

The following sections discuss the accounting policies applied in preparing our Financial Statements that management believes are most dependent on the application of estimates and assumptions and require management’s most difficult, subjective, or complex judgments.

Deferred Policy Acquisition and Other Costs

We capitalize costs that are directly related to the acquisition or renewal of insurance and annuity contracts. These costs include incremental direct costs of contract acquisition with independent third parties or employees that are essential to the contract transaction, as well as the portion of employee compensation, including payroll fringe benefits, and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts. We also defer costs associated with sales inducements related to our variable and fixed annuity contracts. Sales inducements are amounts that are credited to the policyholder’s account balance as an inducement to purchase the contract. For additional information about sales inducements, see Note 6 to the Financial Statements. We amortize these deferred policy acquisition costs, or DAC, and deferred sales inducements, or DSI, over the expected lives of the contracts, based on our estimates of the level and timing of gross profits or gross premiums, depending on the type of contract. As described in more detail below, in calculating DAC and DSI amortization we are required to make assumptions about investment returns, mortality, persistency, and other items that impact our estimates of the level and timing of gross profits or gross premiums. As of December 31, 2011, DAC and DSI were $666.8 million and $445.8 million, respectively.

    Amortization methodologies

DAC and DSI are amortized over the expected life of the policy in proportion to total gross profits. DAC and DSI are also subject to recoverability testing which we perform at the end of each reporting period to ensure that each balance does not exceed the present value of estimated gross profits. In calculating gross profits, we consider mortality, persistency, and other elements as well as rates of return on investments associated with these contracts and the cost related to our guaranteed minimum death and guaranteed minimum income benefits. In addition, in calculating gross profits, we include the profits and losses related to contracts issued by the Company that are reported in affiliated legal entities other than the Company as a result of, for example, reinsurance agreements with those affiliated entities. The Company is an indirect subsidiary of Prudential Financial (an SEC registrant) and has extensive transactions and relationships with other subsidiaries of Prudential Financial, including reinsurance agreements, as discussed in Note 13 to the Financial Statements. Incorporating all product-related profits and losses in gross profits, including those that are reported in affiliated legal entities, produces a DAC amortization pattern representative of the total economics of the products. For a further discussion of the amortization of DAC and DSI, see “—Results of Operations.”

Total gross profits include both actual experience and estimates of gross profits for future periods. We regularly evaluate and adjust the related DAC and DSI balances with a corresponding charge or credit to current period earnings for the effects of our actual gross profits and changes in our assumptions regarding estimated future gross profits. Adjustments to the DAC and DSI balances include the impact to our estimate of total gross profits of the annual review of assumptions, our quarterly adjustments for current period experience, and our quarterly adjustments for market performance. Each of these adjustments is further discussed below in “Annual assumptions review and quarterly adjustments.”

In addition to the gross profit components mentioned above, we also include the impact of the embedded derivatives associated with certain of the optional living benefit features of our variable annuity contracts and related hedging activities in actual gross profits used as the basis for calculating current period amortization, including any impacts that are recorded in the reinsurance affiliate. Prior to the third quarter of 2010, we also included the impact of these embedded derivatives and related hedging activities, excluding the impact of the market-perceived risk of the non-performance of the Company’s reinsurance affiliate, in our estimate of total gross profits used to determine the DAC and DSI amortization rates. In the third quarter of 2010, the hedging strategy of the Company and our reinsurance affiliate was revised, which resulted in a change in how certain gross profit components are used to determine the DAC and DSI amortization rates.

Prior to the third quarter of 2010 the hedging strategy sought to generally match the sensitivities of the embedded derivative liability as defined by U.S GAAP, excluding the impact of the market-perceived risk of the non-performance of the reinsurance affiliate, with capital market derivatives. Under the current hedging strategy, the hedge target continues to be grounded in a U.S. GAAP/capital markets valuation framework but incorporates two modifications to the GAAP valuation assumptions. A credit spread is added to the U.S. GAAP risk-free rate of return assumption used to estimate future growth of bond investments in the customer separate account funds to account for the fact that the underlying customer separate account funds which support these living benefits are invested in assets that contain risk. The volatility assumption is also adjusted to remove certain risk margins embedded in the valuation technique used to determine the fair value of the embedded derivative liability under U.S. GAAP, the Company and reinsurance affiliate believe the increase in the liability driven by these margins is temporary and does not reflect the economic value of the liability. For further discussion on the change in the hedging strategy refer to “Item 1. Business – Products.”

As mentioned above, this change in the hedging strategy also led to a change in the components included in our estimate of total gross profits used to determine the DAC and DSI amortization rates. Beginning in the third quarter of 2010, management’s best estimate of the total gross profits associated with these optional living benefit features and related hedge positions is based on the updated hedge target definition as described above. However, total gross profits for these purposes includes the difference between the change in the value of the hedge target liability and the change in the asset value only to the extent this net amount is determined by management to be other-than-temporary, as well as the impact of assumption updates on the valuation of the hedge target liability. The determination of whether the difference between the change in the value of the hedge target liability and the change in the asset value is other-than-temporary is based on an evaluation of the effectiveness of the hedge program. Management generally expects differences between the change in the value of the hedge target liability and the change in the asset value to be temporary and to reverse over time. Such differences would not be included in total gross profits for purposes of determining the amortization rates. However, based on the effectiveness of the hedge program, management may determine that the difference between the change in the value of the hedge target liability and the change in the asset value is other-than-temporary and would include that amount in our best estimate of total gross profits for setting the DAC and DSI amortization rates.

Management may also decide to temporarily hedge to an amount that differs from the hedge target definition, given overall capital considerations of our ultimate parent Company, Prudential Financial and its subsidiaries, and prevailing market conditions. The impact from temporarily hedging to an amount that differs from the hedge target definition, as well as the results of the capital hedge program we began in the second quarter of 2009 and modified in 2010, are not considered in calculating total gross profits used to determine amortization rates nor included in actual gross profits used in calculating current period amortization as these items are related to capital considerations and are not directly related to product profits.

Annual assumptions review and quarterly adjustments

Annually, during the third quarter, we perform a comprehensive review of the assumptions used in estimating gross profits for future periods. Although we review these assumptions on an ongoing basis throughout the year, we generally only update these assumptions and adjust the DAC and DSI balances during the third quarter, unless a material change that we feel is indicative of a long term trend is observed in an interim period. Over the last several years, the Company’s most significant assumption updates resulting in a change to expected future gross profits and the amortization of DAC and DSI have been related to lapse experience and other contractholder behavior assumptions, mortality, and revisions to expected future rates of returns on investments. We expect these assumptions to be the ones most likely to cause potential significant changes in the future. The impact on our results of operations of changes in these assumptions can be offsetting and we are unable to predict their movement or offsetting impact over time.

The quarterly adjustments for current period experience referred to above reflect the impact of differences between actual gross profits for a given period and the previously estimated expected gross profits for that period. To the extent each period’s actual experience differs from the previous estimate for that period, the assumed level of total gross profits may change. In these cases, we recognize a cumulative adjustment to all previous periods’ amortization, also referred to as an experience true-up adjustment.

The quarterly adjustments for market performance referred to above reflect the impact of changes to our estimate of total gross profits to reflect actual fund performance. A significant portion of gross profits for our variable annuity contracts are dependent upon the total rate of return on assets held in separate account investment options. This rate of return influences the fees we earn, costs we incur associated with the guaranteed minimum death and guaranteed minimum income benefit features related to our variable annuity contracts, as well as other sources of profit. Returns that are higher than our expectations for a given period produce higher than expected account balances, which increase the fees we earn and decrease the costs we incur associated with the guaranteed minimum death and guaranteed minimum income benefit features related to our variable annuity contracts. The impact of increased fees results in higher expected future gross profits and lower DAC and DSI amortization for the period. The opposite occurs when returns are lower than our expectations. The changes in future expected gross profits are used to recognize a cumulative adjustment to all prior periods’ amortization.

The near-term future rate of return assumptions used in evaluating DAC and DSI are derived using a reversion to the mean approach, a common industry practice. Under this approach, we consider actual returns over a period of time and initially adjust future projected returns over the next four years (the “near-term”) so that the assets are projected to grow at the long-term expected rate of return for the entire period. Unless there is a sustained interim deviation, our long-term expected rate of return assumptions are generally not impacted by short-term market fluctuations. If the near-term projected future rate of return is greater than our near-term maximum future rate of return, we use our maximum future rate of return. The following table sets forth the weighted average rate of return on fixed income investments as of December 31, 2011.

Variable Annuities
Long-term equity expected rate of return	9.3%
Fixed income expected rate of return(1)	4.3%
Long-term blended expected rate of return	7.3%

Near-term maximum equity future rate of return	13.0%
Fixed income future rate of return(1)	4.3%
Blended future rate of return	9.6%
Near-term reversion blended future rate of return(2)	7.8%

(1)

Fixed income expected rate of return for our variable annuities business is a levelized rate, blending current rates and long-term expected returns. Fixed income expected rate of return for our variable life insurance business is the long-term expected return, as a blend does not materially affect results due to the long duration of the liability.

(2)	Blend is based on the long-term expected distribution of funds between equity and fixed income funds.

We update the rates of return and our estimate of total gross profits each quarter to reflect the result of the reversion to the mean approach. These market performance related adjustments to our estimate of total gross profits result in cumulative adjustments to prior amortization, reflecting the application of the new required rate of amortization to all prior periods’ gross profits. The new required rate of amortization is also applied prospectively to future gross profits in calculating amortization in future periods.

  Sensitivity

For variable annuity contracts, DAC and DSI are sensitive to changes in our future rate of return assumptions due primarily to the significant portion of gross profits that is dependent upon the total rate of return on assets held in separate account investment options, and the shorter average life of the contracts.

The following table provides a demonstration of the sensitivity of each of these balances relative to our future rate of return assumptions by quantifying the adjustments to each balance that would be required assuming both an increase and decrease in our future rate of return by 100 basis points. The sensitivity includes an increase and decrease of 100 basis points to both the near-term future rate of return assumptions used over the next four years, and the long-term expected rate of return used thereafter. While the information below is for illustrative purposes only and does not reflect our expectations regarding future rate of return assumptions, it is a near-term, reasonably likely hypothetical change that illustrates the potential impact of such a change. This information considers only the direct effect of changes in our future rate of return on the DAC and DSI balances and not changes in any other assumptions such as persistency, mortality, or expenses included in our evaluation of DAC and DSI. Further, this information does not reflect changes in reserves, such as the reserves for the guaranteed minimum death and optional living benefit features of our variable annuity products, or the impact that changes in such reserves may have on the DAC and DSI balance.

	December 31, 2011
	Increase/(Reduction) in DAC (1)	Increase/(Reduction) in DSI

	(in millions)
Increase in future rate of return by 100 basis points	$29	$17
Decrease in future rate of return by 100 basis points	$(29)	$(17)

(1)

The sensitivity balances reflected in the table are based on DAC accounting guidance as of December 31, 2011. As noted previously, new authoritative guidance was adopted effective January 1, 2012, which will reduce our DAC balances and corresponding sensitivities.

See “Results of Operations” for a discussion of the impact of DAC and DSI amortization.

  Value of Business Acquired

In addition to DAC and DSI, we also recognize an asset for value of business acquired or VOBA. VOBA includes an explicit adjustment to reflect the cost of capital attributable to the acquired insurance contracts, and represents an adjustment to the stated value of inforce insurance contract liabilities to present them at fair value, determined as of the acquisition date. As of December 31, 2011, VOBA was $29.0 million. VOBA is amortized over the effective life of the acquired contracts. For additional information about VOBA including its bases for amortization, see Note 5 of the Financial Statements. VOBA is also subject to recoverability testing at the end of each reporting period to ensure that balance does not exceed the present value of anticipated gross profits.

Valuation of Investments, Including Derivatives, and the Recognition of Other-than-Temporary Impairments

Our investment portfolio consists of public and private fixed maturity securities, commercial mortgage and other loans, equity securities, other invested assets and derivative financial instruments. Derivatives are financial instruments whose values are derived from interest rates, foreign currency exchange rates, financial indices or the values of securities. Derivative financial instruments we generally use include swaps, and options. We are also party to financial instruments that contain derivative instruments that are “embedded” in the financial instruments. Management believes the following accounting policies related to investments, including derivatives, are most dependent on the application of estimates and assumptions. Each of these policies is discussed further within other relevant disclosures related to the investments and derivatives, as referenced below.

•	Valuation of investments, including derivatives
•	Recognition of other-than-temporary impairments
•	Determination of the valuation allowance for losses on commercial mortgage and other loans

We present our investments classified as available-for-sale, including fixed maturity and equity securities, our investments classified as trading, our derivatives, and our embedded derivatives at fair value in the Statements of Financial Position. For additional information regarding the key estimates and assumptions surrounding the determination of fair value of fixed maturity and equity securities, as well as derivative instruments, embedded derivatives and other investments, see Note 10 to the Financial Statements.

For our investments classified as available-for-sale, the impact of changes in fair value is recorded as an unrealized gain or loss in “Accumulated other comprehensive income (loss), net,” a separate component of equity. For our investments classified as trading, the impact of changes in fair value is recorded within “Asset administration fees and other income.” In addition, investments classified as available-for-sale are subject to impairment reviews to identify when a decline in value is other-than-temporary. For a discussion of our policies regarding other-than-temporary declines in investment value and the related methodology for recording other-than-temporary impairments of fixed maturity and equity securities, see Note 2 to the Financial Statements.

Commercial mortgage and other loans are carried primarily at unpaid principal balances, net of unamortized deferred loan origination fees and expenses and unamortized premiums or discounts and a valuation allowance for losses. For a discussion of our policies regarding the valuation allowance for commercial mortgage and other loans see Note 2 to the Financial Statements.

Future Policy Benefit Reserves

The Company’s liability for future policy benefits is primarily comprised of liabilities for guarantee benefits related to certain nontraditional long-duration life and annuity contracts, which are discussed more fully in Note 6. These reserves represent reserves for the guaranteed minimum death and optional living benefit features on our variable annuity products. The optional living benefits are primarily accounted for as embedded derivatives, with fair values calculated as the present value of future expected benefit payments to customers less the present value of assessed rider fees attributable to the embedded derivative feature. For additional information regarding the valuation of these optional living benefit features, see Note 10 to the Financial Statements.

In establishing reserves for guaranteed minimum death (“GMDBs”) and guaranteed minimum income (“GMIB”) benefits related to variable annuity contracts, we must make estimates and assumptions about the timing of annuitization, contract lapses and contractholder mortality, as well as interest rates and equity market returns. Assumptions relating to contractholder behavior, such as the timing of annuitization and contract lapses, are based on our experience by contract group, and vary by product type and year of issuance. Our dynamic lapse rate assumption applies a different lapse rate on a contract by contract basis based on a comparison of the GMDB or GMIB and the current policyholder account value as well as other factors such as the applicability of any surrender charges. In-the-money contracts are those with a GMDB or GMIB in excess of the current policyholder account value. Since in-the-money contracts are less likely to lapse, we apply a lower lapse rate assumption to these contracts. As an example, the lapse rate assumptions for contracts that are not in-the-money and out of their surrender charge period average between 7% and 15% per year, and the lapse rate assumptions for contracts that are in-the-money and out of their surrender charge period average between 0% and 15% per year. Mortality assumptions are generally based on our historical experience or standard industry tables, and also vary by contract group. Unless a material change in contractholder behavior or mortality experience that we feel is indicative of a long term trend is observed in an interim period, we generally update assumptions related to contractholder behavior and mortality in the third quarter of each year by considering the actual results that have occurred during the period from the most recent update to the expected amounts. Over the last several years, the Company’s most significant assumption updates that have resulted in changes to our reserves for GMDBs and GMIBs have been related to lapse experience and other contractholder behavior assumptions and revisions to expected future rates of returns on investments. The Company expects these assumptions to be the ones most likely to cause significant changes in the future. Changes in these assumptions can be offsetting and can also impact our DAC and other balances as discussed above. Generally, we do not expect our actual mortality trends to change significantly in the short-term, and to the extent these trends may change we expect such changes to be gradual over the long-term.

The future rate of return assumptions used in establishing reserves for GMDBs and GMIBs related to variable annuity contracts are derived using a reversion to the mean approach, a common industry practice. For additional information regarding our future expected rate of return assumptions and our reversion to the mean approach see, “—Deferred Policy Acquisition and Other Costs.” The following table provides a demonstration of the sensitivity of the reserves for GMDBs and GMIBs related to variable annuity contracts relative to our future rate of return assumptions by quantifying the adjustments to these reserves that would be required assuming both a 100 basis point increase and decrease in our future rate of return. The sensitivity includes an increase and decrease of 100 basis points to both the near-term future rate of return assumptions used over the next four years, and the long-term expected rate of return used thereafter. While the information below is for illustrative purposes only and does not reflect our expectations regarding future rate of return assumptions, it is a near-term, reasonably likely change that illustrates the potential impact of such a change. This information considers only the direct effect of changes in our future rate of return on operating results due to the change in the reserve balance and not changes in any other assumptions such as persistency, mortality, or expenses included in our evaluation of the reserves, or any changes on DAC or other balances, discussed above in “—Deferred Policy Acquisition and Other Costs.”

December 31, 2011
Increase/(Reduction) in GMDB/GMIB Reserves
(in millions)
Decrease in future rate of return by 100 basis points	$37
Increase in future rate of return by 100 basis points	$(30)

For a discussion of adjustments to the reserves for GMDBs and GMIBs for the years ended December 31, 2011 and 2010, see “—Results of Operations”.

The Company’s liability for future policy benefits also includes reserves based on the present value of estimated future payments to or on behalf of policyholders related to contracts that have annuitized, where the timing and amount of payment depends on policyholder mortality, less the present value of future net premiums. Expected mortality is generally based on the Company’s historical experience or standard industry tables. Interest rate assumptions are based on factors such as market conditions and expected investment returns. Although mortality and interest rate assumptions are “locked-in” upon the issuance of new insurance or annuity business with fixed and guaranteed terms, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves.

Taxes on Income

Our effective tax rate is based on income, non-taxable and non-deductible items, statutory tax rates and tax planning opportunities available in the various jurisdictions in which we operate. Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities and expectations about future outcomes.

Tax regulations require items to be included in the tax return at different times from when the items are reflected in the financial statements. As a result, the effective tax rate reflected in the financial statements is different than the actual rate applied on the tax return. Some of these differences are permanent such as expenses that are not deductible in our tax return, and some differences are temporary, reversing over time, such as valuation of insurance reserves. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Deferred tax liabilities generally represent tax expense recognized in our Financial Statements for which payment has been deferred, or expenditures for which we have already taken a deduction in our tax return but have not yet been recognized in our Financial Statements.

The application of U.S. GAAP requires us to evaluate the recoverability of our deferred tax assets and establish a valuation allowance if necessary to reduce our deferred tax assets to an amount that is more likely than not to be realized. Considerable judgment is required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance we consider many factors, including: (1) the nature of the deferred tax assets and liabilities; (2) whether they are ordinary or capital; (3) in which tax jurisdictions they were generated and the timing of their reversal; (4) taxable income in prior carryback years as well as projected taxable earnings exclusive of reversing temporary differences and carryforwards; (5) the length of time that carryovers can be utilized in the various taxing jurisdictions; (6) any unique tax rules that would impact the utilization of the deferred tax assets; and (7) any tax planning strategies that we would employ to avoid a tax benefit from expiring unused. Although realization is not assured, management believes it is more likely than not that the deferred tax assets, net of valuation allowances, will be realized.

An increase or decrease in our effective tax rate by one percent would have resulted in an increase or decrease in income from continuing operations in 2011 of $3.2 million.

U.S. GAAP prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on tax returns. The application of this guidance is a two-step process, the first step being recognition. We determine whether it is more likely than not, based on the technical merits, that the tax position will be sustained upon examination. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. We measure the tax position as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority that has full knowledge of all relevant information. This measurement considers the amounts and probabilities of the outcomes that could be realized upon ultimate settlement using the facts, circumstances, and information available at the reporting date.

Reserves for Contingencies

A contingency is an existing condition that involves a degree of uncertainty that will ultimately be resolved upon the occurrence of future events. Under U.S. GAAP, reserves for contingencies are required to be established when the future event is probable and its impact can be reasonably estimated, such as in connection with an unresolved legal matter. The initial reserve reflects management’s best estimate of the probable cost of ultimate resolution of the matter and is revised accordingly as facts and circumstances change and, ultimately, when the matter is brought to closure.

Adoption of New Accounting Pronouncements

See Note 2 to the Financial Statements for a discussion of adopted accounting pronouncements, including the adoption of revised authorative guidance for disclosing fair value of financial instruments, the recognition and presentation of other-than-temporary impairments and fair value measurements and disclosures.

The Company’s Changes in Financial Position and Results of Operations are described below.

Changes in Financial Position

2011 versus 2010

Total assets decreased by $4.8 billion, from $57.1 billion at December 31, 2010 to $52.3 billion at December 31, 2011. Separate account assets decreased $5.3 billion primarily driven by net outflows as a result of the discontinuation of sales by the Company in March 2010 as discussed in “Item 1 – Business”. DAC and DSI decreased by $690 million and $351 million, respectively, resulting from the impact of the mark-to-market of the reinsured liability for living benefit embedded derivatives and related hedge positions, as discussed below. Total investments decreased $94 million mainly due to asset sales related to policyholder liability surrenders. Partially offsetting the above decreases was a $1.6 billion mark-to-market increase in the reinsurance recoverable related to the reinsured liability for living benefit embedded derivatives primarily resulting from an increase in the present value of future expected benefit payments driven by lower interest rates. In addition, income taxes receivable increased $103 million due to current year pre-tax losses.

During the period, total liabilities decreased by $4.1 billion, from $55.3 billion at December 31, 2010 to $51.2 billion at December 31, 2011. Separate account liabilities decreased by $5.3 billion offsetting the decrease in separate accounts assets above. Short-term borrowing decreased $177 million mainly driven by the repayment of long-term debt with PFI, income tax payable decreased $132 million due to the current year pre-tax loss and policyholder account balances decreased by $130 million driven by account value run off due to the change in sales strategy discussed above. Partially offsetting the above decrease was a $1.7 billion increase in future policy benefits and other policyholder liabilities driven by an increase in the liability for living benefit embedded derivatives, as described above.

Total equity decreased by $769 million from $1,790 million at December 31, 2010 to $1,021 million at December 31, 2011. The decrease in total equity was primarily driven by dividends to PFI for the year of $587 million and the Company’s net loss of $152 million.

Results of Operations

2011 versus 2010 Annual Comparison

Net Income (Loss)

Net income decreased $566 million from income of $414 million for the year ended December 31, 2010 to a loss of $152 million for the year ended December 31, 2011. The loss is driven by $851 million decrease in income from operations before income taxes, as discussed below, partially offset by a $285 million decrease in income tax expense.

The decrease in income from operations before taxes was primarily driven by higher amortization of DAC and DSI primarily related to the impact of the mark-to-market of the reinsured liability for living benefit embedded derivatives and related hedge positions, as discussed below. Also contributing to the decrease was an unfavorable variance related to adjustments to the amortization of DAC and DSI, and to the reserves for the GMDB and GMIB features of our variable annuity products, primarily driven by the impact to the estimated profitability of the business of quarterly adjustments to reflect current period market performance and experience, as well as the impact of annual reviews and updates of the assumptions used in estimating the profitability of our business. Results for both years include the impact of these items which are discussed in more detail below.

We amortize DAC and other costs over the expected lives of the contracts based on the level and timing of gross profits on the underlying product. In calculating gross profits, we consider mortality, persistency, and other elements as well as rates of return on investments associated with these contracts and include profits and losses related to these contracts that are reported in affiliated legal entities other than the Company as a result of, for example, reinsurance agreements with those affiliated entities. The Company is an indirect subsidiary of Prudential Financial (an SEC registrant) and has extensive transactions and relationships with other subsidiaries of Prudential Financial, including reinsurance agreements, as discussed in Note 13 to the Financial Statements. Incorporating all product-related profits and losses in gross profits, including those that are reported in affiliated legal entities, produces a DAC and other costs amortization pattern representative of the total economics of the products.

As mentioned above, included in the unfavorable variance from higher amortization of DAC and DSI, was $543 million of higher amortization primarily related to the impact of the mark-to-market of the reinsured liability for living benefit embedded derivatives and related hedge positions. Higher amortization primarily relates to changes in the valuation of the reinsured living benefit liabilities in 2011 related to NPR gains, which we and the reinsurance affiliate believe to be non-economic, and choose not to hedge, as discussed above, partially offset by losses driven by differences between the change in the fair value of the hedge target liability and the change in the fair value of the hedge assets in the reinsurance affiliate due to significant capital markets volatility in 2011.

To reflect the NPR of our affiliates in the valuation of the embedded derivative liabilities, we incorporate an additional spread over LIBOR into the discount rate used in the valuation. Positive NPR adjustments in the reinsurance affiliate in 2011 were primarily driven by a higher base of embedded derivative liabilities. Significant declines in risk-free interest rates and the impact of account value performance, drove increases in the embedded derivative liability base in 2011. The NPR gains in the reinsurance affiliate were larger for 2011 compared to 2010 resulting in an unfavorable variance from higher amortization of DAC and DSI.

As shown in the following table, the loss from operations for 2011 included $195 million of charges from adjustments to the amortization of DAC/DSI and the reserves for the GMDB and GMIB features of our variable annuity products compared to $146 million of benefits included in income from operations in 2010, resulting in a $341 million unfavorable variance.

	Amortization of DAC and Other Costs (1)	Reserves for GMDB / GMIB (2)	Total	Amortization of DAC and Other Costs (1)	Reserves for GMDB / GMIB (2)	Total
	(in thousands)
Quarterly market performance adjustment	$(54,519)	$(34,292)	$(88,811)	$18,113	$12,324	$30,437
Annual Review/assumption update	(28,513)	5,649	(22,864)	106,445	(5,114)	101,331
Quarterly adjustment for current period experience (3)	(88,732)	4,996	(83,736)	(33,734)	47,914	14,180

Total	$(171,764)	$(23,647)	$(195,411)	$90,824	$55,124	$145,948

(1)	Amounts reflect (charges) or benefits for (increases) or decreases, respectively, in the amortization of DAC, and other costs.
(2)	Amounts reflect (charges) or benefits for reserve (increases) or decreases, respectively, related to the GMDB and GMIB features of our variable annuity products.
(3)

Represents the impact of differences between actual gross profits for the period and the previously estimated expected gross profits for the period, as well as updates for current and future expected claims costs associated with the GMDB/GMIB features of our variable annuity products.

The $89 million of charges and $30 million of benefits in 2011 and 2010, respectively, relating to the quarterly market performance adjustments shown in the table above are attributable to changes to our estimate of total gross profits to reflect actual fund performance. The following table shows the actual quarterly rates of return on variable annuity account values compared to our previously expected quarterly rates of return used in our estimate of total gross profits for the periods indicated.

	2011				2010

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Actual rate of return	3.6%	0.8%	(9.2)%	4.9%	3.3%	(4.6)%	8.1%	5.9%

Expected rate of return	1.5%	1.5%	1.5%	2.0%	1.8%	1.8%	2.0%	1.7%

Overall lower than expected returns in 2011 decreased our estimate of total gross profits used as a basis for amortizing DAC and other costs and increased our estimate of future expected claims costs associated with the GMDB and GMIB features of our variable annuity products, by establishing a new, lower starting point for the variable annuity account values used in estimating those items for future periods. This change results in a higher required rate of amortization and higher required reserve provisions, which are applied to all prior periods. The resulting cumulative adjustment to prior amortization and reserve provisions are recognized in the current period. Overall higher than expected returns in 2010 had opposite impacts, resulting in a lower required rate of amortization and lower required reserve provisions, which were applied to all prior periods.

As discussed and shown in the table above, results for both years include the impact of the annual reviews performed in the third quarter of the assumptions used in the reserves for the GMDB and GMIB features of our variable annuity products and in our estimate of total gross profits used as a basis for amortizing DAC and other costs. The third quarter of 2011 included $23 million of charges from these annual reviews, primarily related to a reduction of the weighted average future fixed rate of return assumption to 4.5%, partially offset by a reduction of the assumption of the percentage of contracts with a GMIB feature that will annuitize based on the guaranteed value. The reduction in the weighted average future fixed rate of return assumption was driven by a refinement to our rate-setting methodology to reflect a lower interest rate assumption for the next five years to reflect current market conditions, and use the long-term assumed rate thereafter in determining the blended future fixed rate of return. The third quarter of 2010 included $101 million of benefits from these annual reviews, primarily related to reductions in lapse rate assumptions and more favorable assumptions relating to fee income. For a further discussion of the assumptions, including our current near-term and long-term projected rates of return, used in estimating total gross profits used as the basis for amortizing DAC and other costs, and for estimating future expected claims costs associated with the GMDB and GMIB features of our variable annuity products, see “ – Accounting Policies and Pronouncements – Application of Critical Accounting Estimates.”

The $84 million charge for 2011 and the $14 million benefit for 2010 shown in the table above reflect the quarterly adjustments for current period experience, also referred to as actual experience true-up adjustments. The experience true-up adjustments for 2011 include an increase in the amortization of DAC/DSI primarily driven by the determination that the difference in the change of the fair value of the hedge target liability and the change in the fair value of the hedge assets in the reinsurance affiliate, was other-than-temporary resulting in its inclusion into our best estimate of total gross profits used for setting amortization rates. The experience true-up adjustments for 2010 reflects higher than expected MVA adjustments paid to contractholders in 2010. The unfavorable variance related to the adjustment to the GMDB/GMIB reserves was primarily driven by differences in actual lapse experience and contract guarantee claim costs in 2010 compared to 2011.

As noted previously, the quarterly adjustments to reflect current period market performance and experience, and the annual review and update of assumptions impact the estimated the profitability of our business. Therefore, in addition to the current period impacts discussed above, these items will also drive changes in our GMDB and GMIB reserves and the amortization of DAC/DSI in future periods.

Revenues

Revenues decreased $51 million, from $1.574 billion for the year ended December 31, 2010 to $1.523 billion for the year ended December 31, 2011.

Net investment income decreased $71 million from $377 million for the year ended December 31, 2010 to $306 million for the year ended December 31, 2011 as a result of lower average annuity account values in the general account primarily resulting from net transfers in 2011 and 2010 from the fixed-rate option in the general account to the separate accounts relating to the asset transfer feature and transfers from customer elected dollar cost averaging (“DCA”) program.

Realized investment gains/losses, net, decreased by $64 million from $136 million for the year ended December 31, 2010 to $72 million for the year ended December 31, 2011. This decrease was primarily driven by gains from the sale of surplus assets in 2010 to support dividend payments.

Partially offsetting the deceases in revenue was an increase in policy charges and fee income of $84 million, from $741 million for the year ended December 31, 2010 to $825 million for the year ended December 31, 2011 driven by lower market value adjustments paid to contractholders related to the Company’s market value adjusted investments option (“MVA”) option primarily due to differences in market conditions and transfers of assets related to the asset transfer feature. Also included in the above increases were higher fee income primarily driven by an increase in average variable annuity asset balances invested in separate accounts due to net market appreciation over the past year. Partially offsetting the above increases was a $27 million benefit in fee income in 2010 from refinements based on a review and settlement of reinsurance contracts related to acquired business.

Benefits and Expenses

Benefits and expenses increased $799 million from $1.041 billion for the year ended December 31, 2010 to $1.840 billion for the year ended December 31, 2011.

Amortization of deferred policy acquisition costs increased by $537 million, from $179 million for the year ended December 31, 2010 to $716 million for the year ended December 31, 2011, primarily due to higher DAC amortization related to the impact of the mark-to-market of the reinsured liability for living benefit embedded derivatives and related hedge positions and the impact of our quarterly adjustments to reflect current period experience and market performance, as well as our annual assumption update, as discussed above.

Interest credited to policyholders’ account balances increased $182 million, from $372 million for the year ended December 31, 2010 to $554 million for the year ended December 31, 2011, due to higher DSI amortization primarily related to the impact of the mark-to-market of the reinsured liability for living benefit embedded derivatives and related hedge positions and the impact of our quarterly adjustments to reflect current period experience and market performance, as well as our assumption update, as discussed above. Partially offsetting the above increases was lower interest credited to policyholders’ account balances due to lower average annuity account values in the fixed-rate option of the general account.

Policyholders’ benefits increased $87 million, from $41 million for the year ended December 31, 2010 to $128 million for the year ended December 31, 2011, primarily due to the adjustments to the reserves for the GMDB/GMIB benefit features of our variable annuity products to reflect current period experience and market performance, as well as our annual assumption update, as discussed above.

Income Taxes

Shown below is our income tax provision for the years ended December 31, 2011, 2010 and 2009, separately reflecting the impact of certain significant items. Also presented below is the income tax provision that would have resulted from application of the statutory 35% federal income tax rate in each of these periods.

	2011	2010	2009
	(in millions)
Tax provision	$(166.1)	$119.5	$ (64.0)
Impact of:
Non taxable investment income	47.5	55.5	56.9
Tax credits	7.5	11.3	6.2
State income taxes, net of federal benefit	-	0.6	(1.7)
Other	(0.1)	(0.2)	1.4

Tax provision at statutory rate	$(111.2)	$186.7	$(1.4)

Our income tax provision amounted to an income tax benefit of $166.1 million in 2011 compared to an expense of $119.5 million in 2010. The increase in income tax benefit primarily reflects the increase in pre-tax loss from continuing operations for the year ended December 31, 2011.

We employ various tax strategies, including strategies to minimize the amount of taxes resulting from realized capital gains.

For additional information regarding income taxes, see Note 8 to the Financial Statements.

Liquidity and Capital Resources

Overview

Liquidity refers to the ability to generate sufficient cash resources to meet the payment obligations of the Company. Capital refers to the long term financial resources available to support the operation of our business, fund business growth, and provide a cushion to withstand adverse circumstances. The ability to generate and maintain sufficient liquidity and capital depends on the profitability of our business, general economic conditions and our access to the capital markets through affiliates as described herein.

Management monitors the liquidity of Prudential Financial, Prudential Insurance and the Company on a daily basis and projects borrowing and capital needs over a multi-year time horizon through our quarterly planning process. We believe that cash flows from the sources of funds presently available to us are sufficient to satisfy the current liquidity requirements, of Prudential Financial, and the Company, including reasonably foreseeable contingencies.

Our ultimate parent company, Prudential Financial continues to refine its metrics for capital management. These refinements to the current framework, which is primarily based on statutory risk based capital measures, are designed to more appropriately reflect risks associated with its businesses on a consistent basis across the Prudential Financial and its subsidiaries. In addition, we continue to use an economic capital framework for making certain business decisions.

Similar to our planning and management process for liquidity, Prudential Financial uses a Capital Protection Framework to ensure the availability of adequate capital under reasonably foreseeable stress scenarios. The Capital Protection Framework is used to assess potential capital needs arising from severe market related distress and sources of capital available to meet those needs. Potential sources include on-balance sheet capital, derivatives and other contingent sources of capital.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, signed into law on July 21, 2010, could result in the imposition of new capital, liquidity and other requirements on Prudential Financial and the Company. See Item 1. Business – “Regulatory Environment” in Part I for information regarding the potential effects of the Dodd-Frank Act on the Company and its affiliates.

On June 30, 2011, the Company paid an extra-ordinary dividend of $270 million to our ultimate parent, Prudential Financial. On November 30, 2011 the Company paid an ordinary dividend of $318 million to our ultimate parent, Prudential Financial. On November 23, 2010, the Company paid a dividend of $470 million of which $330 million was an ordinary dividend and $140 million was an extraordinary dividend to our ultimate parent, Prudential Financial.

General Liquidity

Our liquidity is managed to ensure stable, reliable and cost-effective sources of cash flows to meet all of our obligations. Liquidity is provided by a variety of sources, as described more fully below, including portfolios of liquid assets. Our investment portfolios are integral to the overall liquidity of the Company. We segment our investment portfolios and employ an asset/liability management approach specific to the requirements of our product lines. This enhances the discipline applied in managing the liquidity, as well as the interest rate and credit risk profiles, of each portfolio in a manner consistent with the unique characteristics of the product liabilities. We use a projection process for cash flows from operations to ensure sufficient liquidity to meet projected cash outflows, including claims. The impact of Prudential Funding, LLC’s financing capacity on liquidity (as described below) is considered in the internal liquidity measures of the Company.

Liquidity is measured against internally developed benchmarks that take into account the characteristics of both the asset portfolio and the liabilities that they support. The results are affected substantially by the overall asset type and quality of our investments.

Cash Flow

The principal sources of the Company’s liquidity are certain annuity considerations, investment and fee income, investment maturities and sales, as well as internal borrowings. The principal uses of that liquidity include benefits, claims, and payments to policyholders and contractholders in connection with surrenders, withdrawals and net policy loan activity. Other uses of liquidity include commissions, general and administrative expenses, purchases of investments, and payments in connection with financing activities. As discussed above, in March 2010, the Company ceased offering its existing variable annuity products to new investors upon the launch of a new product line by certain affiliates. While the Company expects to continue to see the gross level of cash flows to decrease going forward as the book of business runs off, we expect to generate positive new cash flows in the short term as the discontinuation of sales will limit payments of upfront commissions and other G&A.

We believe that the cash flows from our annuity operations are adequate to satisfy our current liquidity requirements including under reasonably foreseeable stress scenarios. The continued adequacy of this liquidity will depend upon factors such as future securities market conditions, changes in interest rate levels, customer behavior, policyholder perceptions of our financial strength, and the relative safety of competing products, each of which could lead to reduced cash inflows or increased cash outflows. In addition, market volatility can impact the level of capital required to support our businesses. Our cash flows from investment activities result from repayments of principal, proceeds from maturities and sales of invested assets and investment income, net of amounts reinvested. The primary liquidity risks with respect to these cash flows are the risk of default by debtors or bond insurers, our counterparties’ willingness to extend repurchase and/or securities lending arrangements, commitments to invest and market volatility. We closely manage these risks through our credit risk management process and regular monitoring of our liquidity position.

In managing our liquidity, we also consider the risk of policyholder and contractholder withdrawals of funds earlier than our assumptions when selecting assets to support these contractual obligations. We use surrender charges and other contract provisions to mitigate the extent, timing and profitability impact of withdrawals of funds by customers from annuity contracts and deposit liabilities.

Gross account withdrawals amounted to approximately $3.0 billion and $4.7 billion for the years ended December 31, 2011 and 2010, respectively. Because these withdrawals were consistent with our assumptions in asset/liability management, the associated cash outflows did not have a material adverse impact on our overall liquidity.

Liquid Assets

Liquid assets include cash, cash equivalents, short-term investments, fixed maturities that are not designated as held-to-maturity and public equity securities. As of December 31, 2011 and December 31, 2010, the Company had liquid assets of $5.6 billion and $5.8 billion, respectively, which includes a portion financed with asset-based financing. The portion of liquid assets comprised of cash and cash equivalents and short-term investments was $0.2 billion as of December 31, 2011 and December 31, 2010. We consider attributes of the various categories of liquid assets (for example, type of asset and credit quality) in calculating internal liquidity measures in order to evaluate the adequacy of our operations’ liquidity under a variety of stress scenarios. We believe that the liquidity profile of our assets is sufficient to satisfy current liquidity requirements, including under foreseeable stress scenarios.

Given the size and liquidity profile of our investment portfolios, we believe that claims experience varying from our projections does not constitute a significant liquidity risk. Our asset/liability management process takes into account the expected maturity of investments and expected claim payments as well as the specific nature and risk profile of the liabilities. Historically, there has been no significant variation between the expected maturities of our investments and the payment of claims.

Our liquidity is managed through access to substantial investment portfolios as well as a variety of instruments available for funding and/or managing short-term cash flow mismatches, including from time to time those arising from claim levels in excess of projections. To the extent we need to pay claims in excess of projections, we may borrow temporarily or sell investments sooner than anticipated to pay these claims, which may result in increased borrowing costs or realized investment gains or losses affecting results of operations.

We believe that borrowing temporarily or selling investments earlier than anticipated will not have a material impact on the liquidity of the Company. Payment of claims and sale of investments earlier than anticipated would have an impact on the reported level of cash flow from operating and investing activities, respectively, in our Financial Statements.

Prudential Funding, LLC

Prudential Funding, LLC, or Prudential Funding, a wholly owned subsidiary of Prudential Insurance, serves as an additional source of financing to meet our working capital needs. Prudential Financial operates under a support agreement with Prudential Insurance whereby Prudential Insurance has agreed to maintain Prudential Funding positive tangible net worth at all times. Prudential Funding borrows funds in the capital markets primarily through the direct issuance of commercial paper.

Capital

The Risk Based Capital, or RBC, ratio is a primary measure by which we evaluate the capital adequacy of the Company. Prudential Financial manages its domestic insurance subsidiaries RBC ratios to a level that is consistent with the ratings targets for those subsidiaries and in excess of the minimum levels required by applicable insurance regulations. RBC is determined by statutory guidelines and formulas that consider, among other things, risks related to the type and quality of the invested assets, insurance-related risks associated with an insurer’s products, liabilities, interest rate risks and general business risks. The RBC ratio calculations are intended to assist insurance regulators in measuring the adequacy of an insurer’s statutory capitalization. As of December 31, 2011, management of the Company and Prudential Financial, Inc. estimate that the RBC ratios for the Company would exceed the minimum level required by applicable insurance regulations. The reporting of RBC measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

The level of statutory capital of the Company can be materially impacted by interest rate and equity market fluctuations, changes in the values of derivatives, the level of impairments recorded credit quality migration of investment portfolio, among other items. Further, the recapture of business subject to reinsurance arrangements due to defaults by, or credit quality migration affecting, the reinsurers could result in higher required statutory capital levels. The level of statutory capital of the Company is also affected by statutory accounting rules which are subject to change by insurance regulators.

During 2010, as part of its Capital Protection Framework, Prudential Financial developed a broad view of the impact of market distress on the statutory capital of Prudential Financial and its subsidiaries, as a whole. In the second quarter of 2010, the capital hedge program was terminated as described under “ – Products” and equity index-linked derivative transactions were entered into that are designed to mitigate the impact of a severe equity market stress event on the statutory capital of Prudential Financial and its subsidiaries, as whole. The program focuses on tail risk to protect statutory capital in a cost-effective manner under stress scenarios. The Company purchased a portion of the derivative under this program in 2010. Prudential Financial assesses the composition of the hedging program on an ongoing basis and may change it from time to time based on an evaluation of its risk position or other factors.

In addition to hedging equity market exposure, we also manage certain risks associated with our variable annuity products through hedging programs and affiliated reinsurance arrangements. Primarily in the reinsurance affiliate, interest rate derivatives and equity options and futures are purchased to hedge certain optional living benefit features accounted for as embedded derivatives against changes in certain capital markets assumptions such as equity markets, interest rates, and market volatility. Prior to the third quarter of 2010, the hedging strategy sought to generally match the sensitivities of the embedded derivative liability as defined by U.S. GAAP, excluding the impact of the market-perceived risk of non-performance, with capital market derivatives. In the third quarter of 2010, the hedging strategy was revised as, in a low interest rate environment, management of the Company and reinsurance affiliates does not believe that the U.S GAAP value of the embedded derivative liability is an appropriate measure for determining the hedge target. For additional information regarding the change in hedging strategy see Item 1 – “Business.”

We reinsure variable annuity living benefit guarantees to a captive reinsurance company, Pruco Reinsurance, Ltd. (“Pruco Re”). The variable annuity living benefit hedging program described above is primarily executed within Pruco Re. Effective as of July 1, 2011, Pruco Re re-domiciled from Bermuda to Arizona. At this time, Pruco Re must continue to maintain a statutory reserve credit trust for business reinsured from the Company in order for the Company to claim reinsurance reserve credit for the business ceded.

Reinsurance credit reserve requirements can move materially in either direction due to changes in equity markets and interest rates, actuarial assumptions and other factors. Higher reinsurance credit reserve requirements would necessitate depositing additional assets in the statutory reserve credit trusts held by Pruco Re, while lower reinsurance credit reserve requirements would allow assets to be removed from the statutory reserve credit trusts. We expect Prudential Financial would satisfy those additional needs through a combination of funding the reinsurance credit trusts with available cash, certain hedge assets or collateral associated with the hedge positions, and loans from Prudential Financial and/or affiliates. Prudential Financial also continues to evaluate other options to address reserve credit needs such as obtaining letters of credit. Lower equity markets and interest rates in the third quarter of 2011 led to an increase in the need to fund the captive reinsurance trusts by an amount of $735 million.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

Risk Management, Market Risk and Derivative Instruments

As an indirect wholly-owned subsidiary of Prudential Financial, the Company benefits from the risk management strategies implemented by its parent. Risk management includes the identification and measurement of various forms of risk, the establishment of acceptable risk thresholds and the creation of processes intended to maintain risks within these thresholds while optimizing returns on the underlying assets or liabilities. Prudential Financial considers risk management an integral part of managing its core businesses.

Market risk is the risk of change in the value of financial instruments as a result of absolute or relative changes in interest rates, foreign currency exchange rates, equity prices or commodity prices. To varying degrees, the investment and trading activities supporting all of the Company’s products and services generate exposure to market risk. The market risk incurred and the strategies for managing these risks vary by product.

With respect to our fixed-rate accounts in our variable annuity products, the Company incurs market risk primarily in the form of interest rate risk. The Company manages this risk through asset/liability management strategies that seek to closely approximate the interest rate sensitivity, but not necessarily the exact cash flow characteristics, of the assets with the estimated interest rate sensitivity of the product liabilities. The Company also mitigates this risk through a MVA provision on the Company’s fixed investment option. This MVA provision limits interest rate risk when a contractholder withdraws funds or transfers funds to variable investment options before the end of the guarantee period. The Company’s overall objective in these strategies is to limit the net change in value of assets and liabilities arising from interest rate movements within the context of market conditions and other relative opportunities. While it is more difficult to measure the interest sensitivity of the Company’s insurance liabilities than that of the related assets, to the extent the Company can measure such sensitivities the Company believes that interest rate movements will generate asset value changes that substantially offset changes in the value of the liabilities relating to the underlying products. Certain products supported by general account investments also expose us to the risk that changes in interest rates will reduce the spread between the amounts that we are required to pay under the contracts and the rate of return we are able to earn on our general account investments supporting the contracts. In a declining or sustained low interest rate environment, our ability to achieve desired spreads can become limited by minimum guaranteed crediting rates associated with some of our variable annuity products.

For variable annuities, excluding the fixed-rate accounts associated with these products, we are exposed to the risk that asset-based fees may decrease as a result of declines in assets under management due to changes in investment values. The risk of decreased asset based and asset administration fees could also impact our estimates of total gross profits used as a basis for amortizing deferred policy acquisition and other costs. While a decrease in our estimates of total gross profits would accelerate amortization and decrease net income in a given period, it would not affect our cash flow or liquidity position.

For variable annuity products with minimum guaranteed death benefits and variable annuity products with living benefits such as guaranteed minimum income, withdrawal, and accumulation benefits, we also face the risk that declines in the value of underlying investments as a result of interest rate, equity market, or market volatility changes may increase our net exposure to the guarantees under these contracts. As part of our risk management strategy, we utilize product design elements such as asset allocation restrictions, an asset transfer feature and minimum purchase age requirements, in addition to externally purchased hedging instruments and affiliated reinsurance arrangements to limit our market risk exposure to the benefit features of certain of our variable annuity contracts. See Note 11 to the Financial Statements for a discussion of our use of interest rate and equity based derivatives. See Note 6 to our Financial Statements for additional information about the guaranteed minimum death benefits associated with our variable annuity contracts, and the guaranteed minimum income, withdrawal, and accumulation benefits associated our variable annuity contracts.

For risk management purposes we perform stress scenario testing to monitor the impact of extreme, but realistic adverse market events on our capital adequacy and liquidity. This testing allows us to assess the sensitivity of our business to market factors and identify any concentrations of risk. The regulatory capital levels and liquidity of the Company in particular are closely monitored to ensure they remain consistent with our rating objectives. Changes to these ratings could impact Prudential Financial’s borrowing costs, ability to access alternative sources of liquidity, and ability to market certain products. For additional information regarding our liquidity and capital resources see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.” Market fluctuations or changes in market conditions could also cause a change in consumer sentiment adversely affecting persistency. For additional information regarding the potential impacts of interest rate and other market fluctuations as well as general economic and market conditions on our businesses and profitability see Item 1A. “Risk Factors.”

Asset/Liability Management

The Company’s asset/liability management strategies seek to match the interest rate sensitivity of the assets to that of the underlying liabilities and to construct asset mixes consistent with product features, such as interest crediting strategies. The Company seeks to maintain interest rate and equity exposures within established ranges, which are periodically adjusted, based on market conditions and the design of related products sold to customers. The Company’s risk managers, who work with portfolio and asset managers but under separate management, establish investment risk limits for exposures to any issuer, geographic region, type of security or industry sector and oversee efforts to manage interest rate and equity exposure risk, as well as credit, liquidity and other risks, all within policy constraints set by management and approved by the Investment Committee and Board of Directors of our ultimate parent Company, Prudential Financial.

We use duration and convexity analyses to measure price sensitivity to interest rate changes. Duration measures the relative sensitivity of the fair value of a financial instrument to changes in interest rates. Convexity measures the rate of change of duration with respect to changes in interest rates. We use asset/liability management and derivative strategies to manage our interest rate exposure by matching the relative sensitivity of asset and liability values to interest rate changes, or controlling “duration mismatch” of assets and liabilities. We have target duration mismatch constraints. As of December 31, 2011 and 2010, the difference between the pre-tax duration of assets and the target duration of liabilities in our duration managed portfolios was within our constraint limits. We consider risk-based capital and tax implications as well as current market conditions in our asset/liability management strategies.

The Company also performs portfolio stress testing as part of its regulatory cash flow testing. In this testing, the Company evaluates the impact of altering its interest-sensitive assumptions under various adverse interest rate environments. These interest-sensitive assumptions relate to the timing and amounts of redemptions and pre-payments of fixed-income securities and lapses and surrenders of insurance products and the potential impact of any guaranteed minimum interest rates. The Company evaluates any shortfalls that this cash flow testing reveals to determine if there is a need to increase statutory reserves or adjust portfolio management strategies.

Market Risk Related to Interest Rates

Fluctuations in interest rates can potentially impact the Company’s profitability and cash flows. At December 31, 2011, 90% of assets held under management by the Company are in non-guaranteed separate accounts for which the Company’s direct interest rate and equity market exposure is not significant, as the contractholder assumes substantially all of the investment risk. Of the remaining 10% of assets, the interest rate risk from contracts that carry interest rate exposure is managed through an asset/liability matching program which takes into account estimates of the risk variables of the insurance liabilities supported by the assets.

At December 31, 2011, the Company held fixed maturity investments in its general account that are sensitive to changes in interest rates. These securities are held in support of the Company’s fixed immediate annuities, fixed supplementary contracts, the fixed investment option offered in its variable life insurance and annuity contracts, and in support of the Company’s target solvency capital.

The Company assesses interest rate sensitivity for its financial assets, financial liabilities and derivatives using hypothetical test scenarios that assume either upward or downward 100 basis point parallel shifts in the yield curve from prevailing interest rates, reflecting changes in either credit spreads or the risk-free rate. The following tables set forth the net estimated potential loss in fair value from a hypothetical 100 basis point upward shift at December 31, 2011 and 2010, because this scenario results in the greatest net exposure to interest rate risk of the hypothetical scenarios tested at those dates. While the test scenario is for illustrative purposes only and does not reflect our expectations regarding future interest rates or the performance of fixed income markets, it is a near-term, reasonably possible hypothetical change that illustrates the potential impact of such events. These test scenarios do not measure the changes in value that could result from non-parallel shifts in the yield curve, which we would expect to produce different changes in discount rates for different maturities. As a result, the actual loss in fair value from a 100 basis point change in interest rates could be different from that indicated by these calculations.

	December 31, 2011
	Notional	Fair Value	Hypothetical Fair Value After + 100 Basis Point Parallel Yield Curve Shift	Hypothetical Change in Fair Value
	(in millions)
Financial Assets with Interest Rate Risk:
Financial Assets:
Fixed maturities		$5,305	$5,121	$ (184)
Commercial loans		449	431	(18)
Policy Loans		14	14	-
Derivatives (1):
Swaps	2,461	147	71	(76)
Options	2,799	5	0	(5)

Total Estimated Potential Loss				$(283)

(1) Excludes variable annuity optional living benefits accounted for as embedded derivatives as the Company has generally entered into reinsurance agreements to transfer the risk related to these optional living benefits to an affiliate as part of its risk management strategy.

	December 31, 2010
	Notional	Fair Value	Hypothetical Fair Value After + 100 Basis Point Parallel Yield Curve Shift	Hypothetical Change in Fair Value
	(in millions)
Financial Assets with Interest Rate Risk:
Financial Assets:
Fixed maturities		$5,527	$ 5,339	$ (188)
Commercial loans		431	415	(16)
Policy Loans		14	16	2
Derivatives (1):
Swaps	1,425	34	(5)	(39)
Options	10,310	12	9	(3)

Total Estimated Potential Loss				$(244)

(1) Excludes variable annuity optional living benefits accounted for as embedded derivatives as the Company has generally entered into reinsurance agreements to transfer the risk related to these optional living benefits to an affiliate as part of its risk management strategy.

The tables above do not include approximately $5.6 billion of insurance reserve and deposit liabilities as of December 31, 2011 and $5.7 billion as of December 31, 2010 which are not considered financial liabilities. We believe that the interest rate sensitivities of these insurance liabilities would serve as an offset to the net interest rate risk of the financial assets and liabilities, including investment contracts, which are set forth in these tables.

The estimated changes in fair values of the financial assets shown above relate primarily to assets invested in support of the Company’s insurance liabilities, but do not include separate account assets associated with products for which investment risk is borne primarily by the separate account contractholders rather than the Company.

The Company’s deferred annuity products offer a fixed investment option which subjects the Company to interest rate risk. The fixed option guarantees a fixed-rate of interest for a period of time selected by the contractholder. Guarantee period options available range from one to ten years. Withdrawal of funds or transfer of funds to variable investment options, before the end of the guarantee period subjects the contractholder to an MVA, with respect to the Company’s fixed investment options that provide for assessment of an MVA. In the event of rising interest rates, which generally make the fixed maturity securities underlying the guarantee less valuable, the MVA could be negative. In the event of declining interest rates, which generally make the fixed maturity securities underlying the guarantee more valuable, the MVA could be positive. The resulting increase or decrease in the value of the fixed option, from calculation of the MVA, should substantially offset the decrease or increase in the market value of the securities underlying the guarantee. However, the Company still takes on the default risk for the underlying securities and the interest rate risk of reinvestment of interest payments.

Market Risk Related to Equity Prices

The Company has a portfolio of equity investments consisting of mutual funds, which are held in support of a deferred compensation program. In the event of a decline in market values of underlying securities, the value of the portfolio would decline; however the accrued benefits payable under the related deferred compensation program would decline by a corresponding amount.

For equity investments within the separate accounts, the investment risk is borne primarily by the separate account contractholder rather than by the Company. As part of its risk management strategy the Company generally reinsures to affiliates the risks related to variable annuity optional living benefits accounted for as embedded derivatives. In addition to the hedging program in the reinsurance affiliates, we expanded our hedging program in the second quarter of 2009 to include a portion of the market exposure related to our overall capital position of our variable annuity business, including the impact of certain statutory reserve exposures. In 2010, Prudential Financial changed the focus of its capital hedge program from the equity price risk associated with the annuities business to a broader view of equity market exposure of the statutory capital of Prudential Financial and its subsidiaries, as a whole. In the second quarter of 2010, the capital hedge program was terminated and equity index-linked derivative transactions were entered into that are designed to mitigate the impact of a severe equity market stress event on the statutory capital of Prudential Financial and its subsidiaries, as a whole. A portion of the derivatives related to the new program were purchased by the Company. The program now focuses on tail risk rather than general equity market declines in order to protect statutory capital in a more cost-effective manner under stress scenarios. Prudential Financial assesses the composition of the hedging program on an ongoing basis and may change it from time to time based on an evaluation of its risk position or other factors. Our estimated equity price risk associated with these capital hedges as of December 31, 2011 and 2010 was a $2 million benefit in both years, estimated based on a hypothetical 10% decline in equity benchmark market levels, which would partially offset an overall decline in our capital position related to the equity market decline.

Financial Derivatives

Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices, or the prices of securities. Derivative financial instruments may be contracted in the over-the-counter market and include swaps, futures, options and forward contracts. See Note 11 to the Financial Statements for a description of derivative activities as of December 31, 2011 and 2010. Under insurance statutes, insurance companies may use derivative financial instruments to hedge actual or anticipated changes in their assets or liabilities, to replicate cash market instruments or for certain income-generating activities. These statutes generally prohibit the use of derivatives for speculative purposes. The Company uses derivative financial instruments primarily to manage market risk from changes in interest rates or to alter interest rate exposures arising from mismatches between assets and liabilities.

Item 8.  Financial Statements and Supplementary Data

Information required with respect to this Item 8 regarding Financial Statements and Supplementary Data is set forth commencing on page F-3 hereof. See Index to Financial Statements elsewhere in this Annual Report.

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

Management’s Annual Report on Internal Control Over Financial Reporting

Management of Prudential Annuities Life Assurance Corporation (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Management conducted an assessment of the effectiveness, as of December 31, 2011, of the Company’s internal control over financial reporting, based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment under that framework, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2011.

Our internal control over financial reporting is a process designed by or under the supervision of our principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

This Annual Report does not include an attestation report of the Company’s registered public accounting firm, PricewaterhouseCoopers LLP, regarding the internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this Annual Report.

November 28, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

Prudential Annuities Life Assurance Corporation:

In our opinion, the accompanying statements of financial position and the related statements of operations and comprehensive income, of equity and of cash flows present fairly, in all material respects, the financial position of Prudential Annuities Life Assurance Corporation (an indirect, wholly owned subsidiary of Prudential Financial, Inc.) at December 31, 2011 and December 31, 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 of the financial statements, the Company changed its method of determining and recording other-than-temporary impairment for debt securities on January 1, 2009, the manner in which it accounts for the costs associated with acquiring or renewing insurance contracts and the presentation of comprehensive income.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 9, 2012, except for the effects of the adoption of the new accounting guidance for the costs to acquire or renew insurance contracts, and the adoption of the accounting standard related to the presentation of comprehensive income discussed in Note 2, as to which the date is November 28, 2012.

FINANCIAL INFORMATION

Prudential Annuities Life Assurance Corporation

Statements of Financial Position

December 31, 2011 and December 31, 2010 (in thousands, except share amounts)

	2011	2010
ASSETS
Fixed maturities available-for-sale, at fair value (amortized cost, 2011: $4,838,695; 2010: $4,964,264)	$5,273,767	$5,456,221
Trading account assets, at fair value	38,578	79,605
Equity securities available-for-sale, at fair value (cost, 2011: $2,510; 2010: $14,484)	3,071	17,587
Commercial mortgage and other loans, net of valuation allowance	449,359	431,432
Policy loans	14,316	13,905
Short-term investments	237,601	228,383
Other long-term investments	191,545	75,476

Total investments	6,208,237	6,302,609

Cash and cash equivalents	8,861	487
Deferred policy acquisition costs	666,764	1,357,156
Accrued investment income	59,033	62,392
Reinsurance recoverable	1,748,177	187,062
Income tax receivable	102,678	-
Value of business acquired	29,010	32,497
Deferred sales inducements	445,841	796,507
Receivables from parent and affiliates	24,968	51,221
Investment receivable on open trades	6,299	8,435
Other assets	12,232	10,355
Separate account assets	42,942,758	48,275,343

TOTAL ASSETS	$52,254,858	$57,084,064

LIABILITIES AND EQUITY
Policyholders’ account balances	$5,189,269	$5,319,359
Future policy benefits and other policyholder liabilities	2,092,694	412,872
Payables to parent and affiliates	73,587	127,502
Cash collateral for loaned securities	125,884	87,210
Income tax payable	-	67,844
Short-term debt	27,803	205,054
Long-term debt	600,000	600,000
Other liabilities	182,286	198,757
Separate account liabilities	42,942,758	48,275,343

TOTAL LIABILITIES	51,234,281	55,293,941

Commitments and Contingent Liabilities (See Note 12)

EQUITY
Common stock, $100 par value; 25,000 shares, authorized, issued and outstanding	2,500	2,500
Additional paid-in capital	882,670	974,921
Retained earnings (deficit)	(25,305)	621,831
Accumulated other comprehensive income (loss)	160,712	190,871

Total equity	1,020,577	1,790,123

TOTAL LIABILITIES AND EQUITY	$52,254,858	$57,084,064

See Notes to Financial Statements

Prudential Annuities Life Assurance Corporation

Statements of Operations and Comprehensive Income

Years Ended December 31, 2011, 2010 and 2009 (in thousands)

	2011	2010	2009
REVENUES

Premiums	$28,648	$29,477	$13,431
Policy charges and fee income	824,808	741,190	392,753
Net investment income	306,010	377,109	494,733
Asset administration fees and other income	291,629	290,210	197,672
Realized investment gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(23,624)	(42,228)	(23,497)
Other-than-temporary impairments on fixed maturity securities transferred to
Other Comprehensive Income	22,662	39,224	11,890
Other realized investment gains (losses), net	72,745	139,043	48,574

Total realized investment gains (losses), net	71,783	136,039	36,967

Total revenues	1,522,878	1,574,025	1,135,556

BENEFITS AND EXPENSES

Policyholders’ benefits	128,149	40,911	4,414
Interest credited to policyholders’ account balances	554,197	371,798	409,057
Amortization of deferred policy acquisition costs	716,088	178,669	277,106
General administrative and other expenses	442,062	449,351	448,859

Total benefits and expenses	1,840,496	1,040,729	1,139,436

Income (loss) from operations before income taxes	(317,618)	533,296	(3,880)

Income taxes:
Current	32,230	(28,619)	(239,796)
Deferred	(198,293)	148,125	175,756

Income tax (benefit) expense	(166,063)	119,506	(64,040)

NET INCOME (LOSS)	$(151,555)	$413,790	$60,160

Other comprehensive income before tax:
Net unrealized investment gains (losses) for the period
Unrealized investment gains (losses) for the period	29,991	104,799	463,909
Reclassification adjustment for (gains) losses in net income	(76,391)	(31,683)	(217,678)

Total	(46,400)	73,116	246,231

Other comprehensive income (loss), before tax:	(46,400)	73,116	246,231
Less: Income tax (benefit) related to:
Net unrealized investment gains (losses)	(16,240)	25,591	87,098

Total	(16,240)	25,591	87,098

Other comprehensive income (loss), net of taxes	(30,160)	47,525	159,133

COMPREHENSIVE INCOME (LOSS)	$(181,715)	$461,315	$219,293

See Notes to Financial Statements

Prudential Annuities Life Assurance Corporation

Statements of Equity

Years Ended December 31, 2011, 2010 and 2009 (in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total equity
Balance, December 31, 2008	$2,500	$974,921	$729,100	$(5,946)	$1,700,575
Cumulative impact of the retrospective adoption of new authoritative guidance on January 1, 2009	-	-	8,707	(8,707)	-
Cumulative impact of the retrospective adoption of new authoritative guidance on January 1, 2012.	-	-	(96,731)	(1,134)	(97,865)
Net income	-	-	60,160	-	60,160
Distribution to parent	-	-	(23,195)	-	(23,195)
Other comprehensive income, net of taxes	-	-	-	159,133	159,133

Balance, December 31, 2009	$2,500	$974,921	$678,041	$143,346	$1,798,808

Net income	-	-	413,790	-	413,790
Distribution to parent	-	-	(470,000)	-	(470,000)
Other comprehensive income, net of taxes	-	-	-	47,525	47,525

Balance, December 31, 2010	$2,500	$974,921	$621,831	$190,871	$1,790,123

Net loss	-	-	(151,555)	-	(151,555)
Distribution to parent	-	(92,251)	(495,580)	-	(587,831)
Other comprehensive loss, net of taxes	-	-	-	(30,160)	(30,160)

Balance, December 31, 2011	$2,500	$882,670	$(25,304)	$160,711	$1,020,577

See Notes to Financial Statements

Prudential Annuities Life Assurance Corporation

Statements of Cash Flows

Years Ended December 31, 2011, 2010 and 2009 (in thousands)

	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(151,555)	$413,790	$60,160
Adjustments to reconcile net income to net cash provided by operating activities:
Policy charges and fee income	40,573	91,816	171,087
Realized investment (gains) losses, net	(71,783)	(136,039)	(36,967)
Amortization and depreciation	(3,970)	(16,328)	(12,874)
Interest credited to policyholders’ account balances	554,197	371,798	409,057
Change in:
Future policy benefit reserves	283,546	165,209	2,192
Accrued investment income	1,412	13,816	14,698
Trading account assets	1,643	1,425	(9,721)
Net (payable) receivable to affiliates	(31,638)	109,411	(34,208)
Deferred sales inducements	(68,370)	(182,823)	(293,388)
Deferred policy acquisition costs	674,094	(96,647)	(299,048)
Income taxes (receivable) payable	(154,282)	332,358	(64,259)
Reinsurance recoverable	(264,470)	(229,099)	(117,214)
Other, net	(14,067)	18,125	(47,005)

Cash Flows From (Used in) Operating Activities	$795,330	$856,812	$(257,490)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale/maturity of:
Fixed maturities, available-for-sale	$1,668,465	$1,917,959	$7,208,289
Equity securities, available-for-sale	10,054	7,478	13,900
Commercial mortgage and other loans	98,940	14,018	57,393
Trading account assets	44,977	6,230	9,733
Policy loans	1,384	822	45
Other long-term investments	1,775	589	445
Short-term investments	6,323,322	5,097,995	5,566,265
Payments for the purchase/origination of:
Fixed maturities, available for sale	(1,414,340)	(676,652)	(3,090,497)
Equity securities, available for sale	(2,643)	(5,000)	(19,636)
Commercial mortgage and other loans	(110,069)	(72,504)	(61,445)
Trading account assets	(3,007)	(4,574)	(24,061)
Policy loans	(941)	(2,620)	(319)
Other long-term investments	(24,572)	(48,979)	(14,428)
Short-term investments	(6,332,538)	(4,620,729)	(6,017,771)
Notes receivable from parent and affiliates, net	4,346	10,906	-
Other, net	(1,020)	(663)	-

Cash Flows From Investing Activities	$264,133	$1,624,276	$3,627,913

CASH FLOWS USED IN FINANCING ACTIVITIES:
Distribution to Parent	$(587,831)	$(470,000)	$(23,195)
Decrease in future fees payable to Parent, net	-	-	(749)
Cash collateral for loaned securities	38,674	(176,407)	(5,843)
Securities sold under agreement to repurchase	-	(602)	602
Proceeds from the issuance of debt (maturities longer than 90 days)	-	-	600,000
Repayments of debt (maturities longer than 90 days)	(175,000)	-	(4,547)
Net (decrease) increase in short-term borrowing	(2,251)	(24,531)	(131,683)
Drafts outstanding	(22,376)	16,158	4,017
Policyholders’ account balances
Deposits	2,665,921	2,767,101	3,364,812
Withdrawals	(2,968,226)	(4,663,868)	(7,128,838)

Cash Flows Used in Financing Activities	$(1,051,089)	$(2,552,149)	$(3,325,424)

Net increase (decrease) in cash and cash equivalents	8,374	(71,061)	44,999
Cash and cash equivalents, beginning of period	487	71,548	26,549

CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,861	$487	$71,548

SUPPLEMENTAL CASH FLOW INFORMATION

Income taxes (received) paid	$(11,781)	$(212,852)	$(11)

Interest paid	$35,913	$36,554	$11,608

See Notes to Financial Statements

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

1.	BUSINESS

Prudential Annuities Life Assurance Corporation (the “Company”, “we”, or “our”), formerly known as American Skandia Life Assurance Corporation, with its principal offices in Shelton, Connecticut, is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (“Prudential Financial”), a New Jersey corporation. The Company is a wholly owned subsidiary of Prudential Annuities, Inc. (“PAI”), formerly known as American Skandia, Inc., which in turn is an indirect wholly owned subsidiary of Prudential Financial.

The Company develops long-term savings and retirement products, which are distributed through its affiliated broker/dealer company, Prudential Annuities Distributors, Incorporated. (“PAD”), formerly known as American Skandia Marketing, Incorporated. The Company issued variable deferred and immediate annuities for individuals and groups in the United States of America and its territories.

Beginning in March 2010, the Company ceased offering its existing variable annuity products (and where offered, the companion market value adjustment option) to new investors upon the launch of a new product line in each of Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey (which are affiliates of the Company within the Prudential Annuities business unit of Prudential Financial). In general, the new product line offers the same optional living benefits and optional death benefits as offered by the Company’s existing variable annuities. However, subject to applicable contractual provisions and administrative rules, the Company will continue to accept subsequent purchase payments on inforce contracts under existing annuity products.

The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities engaged in marketing long-term savings and retirement products, including insurance products, and individual and group annuities.

BASIS OF PRESENTATION

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company has extensive transactions and relationships with Prudential Financial affiliates, as more fully described in Note 13. Due to these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates include those used in determining deferred policy acquisition costs and related amortization; amortization of sales inducements; future policy benefits including guarantees; valuation of investments including derivatives and the recognition of other-than-temporary impairments (“OTTI”); provision for income taxes and valuation of deferred tax assets; and reserves for contingent liabilities, including reserves for losses in connection with unresolved legal matters.

Reclassifications

Certain amounts in prior periods have been reclassified to conform to the current period presentation.

2.	ACCOUNTING POLICIES AND PRONOUNCEMENTS

Investments in Debt and Equity Securities and Commercial Mortgage and Other Loans

The Company’s principal investments are fixed maturities; trading account assets; equity securities; and short-term investments. The accounting policies related to each are as follows:

Fixed maturities are comprised of bonds, notes and redeemable preferred stock. Fixed maturities classified as “available-for-sale” are carried at fair value. See Note 10 for additional information regarding the determination of fair value. The amortized cost of fixed maturities is adjusted for amortization of premiums and accretion of discounts to maturity.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Interest income, as well as the related amortization of premium and accretion of discount is included in “Net investment income” under the effective yield method. For mortgage-backed and asset-backed securities, the effective yield is based on estimated cash flows, including prepayment assumptions based on data from widely accepted third-party data sources or internal estimates. In addition to prepayment assumptions, cash flow estimates vary based on assumptions regarding the underlying collateral including default rates and changes in value. These assumptions can significantly impact income recognition and the amount of other-than-temporary impairments recognized in earnings and other comprehensive income. For high credit quality mortgage-backed and asset-backed securities (those rated AA or above), cash flows are provided quarterly, and the amortized cost and effective yield of the security are adjusted as necessary to reflect historical prepayment experience and changes in estimated future prepayments. The adjustments to amortized cost are recorded as a charge or credit to net investment income in accordance with the retrospective method. For asset-backed and mortgage-backed securities rated below AA, the effective yield is adjusted prospectively for any changes in estimated cash flows. See the discussion below on realized investment gains and losses for a description of the accounting for impairments. Unrealized gains and losses on fixed maturities classified as “available-for-sale,” net of tax, and the effect on deferred policy acquisition costs, value of business acquired, deferred sales inducements and future policy benefits that would result from the realization of unrealized gains and losses, are included in “Accumulated other comprehensive income (loss)” or (“AOCI.”)

Trading account assets, at fair value, represents equity securities held in support of a deferred compensation plan and other fixed maturity securities carried at fair value. Realized and unrealized gains and losses for these assets are reported in “Asset administration fees and other income.” Interest and dividend income from these investments is reported in “Net investment income.”

Equity securities, available-for-sale are comprised of common stock, and non-redeemable preferred stock, and are carried at fair value. The associated unrealized gains and losses, net of tax, and the effect on deferred policy acquisition costs, value of business acquired, deferred sales inducements, and future policy benefits that would result from the realization of unrealized gains and losses, are included in “Accumulated other comprehensive income (loss)”. The cost of equity securities is written down to fair value when a decline in value is considered to be other-than-temporary. See the discussion below on realized investment gains and losses for a description of the accounting for impairments. Dividends from these investments are recognized in “Net investment income” when declared.

Commercial mortgage and other loans consist of commercial mortgage loans and agricultural loans. Commercial mortgage loans are broken down by class which is based on property type (industrial properties, retail, office, multi-family/apartment, hospitality, and other).

Commercial mortgage and other loans originated and held for investment are generally carried at unpaid principal balance, net of unamortized deferred loan origination fees and expenses, and net of an allowance for losses. Commercial mortgage and other loans acquired, including those related to the acquisition of a business, are recorded at fair value when purchased, reflecting any premiums or discounts to unpaid principal balances.

Interest income, as well as prepayment fees and the amortization of the related premiums or discounts, related to commercial mortgage and other loans, are included in “Net investment income.”

Impaired loans include those loans for which it is probable that amounts due according to the contractual terms of the loan agreement will not all be collected. The Company defines “past due” as principal or interest not collected at least 30 days past the scheduled contractual due date. Interest received on loans that are past due, including impaired and non-impaired loans, as well as, loans that were previously modified in a troubled debt restructuring, is either applied against the principal or reported as net investment income based on the Company’s assessment as to the collectability of the principal. See Note 3 for additional information about the Company’s past due loans.

The Company discontinues accruing interest on loans after the loans become 90 days delinquent as to principal or interest payments, or earlier when the Company has doubts about collectability. When the Company discontinues accruing interest on a loan, any accrued but uncollectible interest on the loan and other loans backed by the same collateral, if any, is charged to interest income in the same period. Generally, a loan is restored to accrual status only after all delinquent interest and principal are brought current and, in the case of loans where the payment of interest has been interrupted for a substantial period, or the loan has been modified, a regular payment performance has been established.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The Company reviews the performance and credit quality of the commercial mortgage and other loan portfolio on an on-going basis. Loans are placed on watch list status based on a predefined set of criteria and are assigned one of three categories. Loans are placed on “early warning” status in cases where, based on the Company’s analysis of the loan’s collateral, the financial situation of the borrower or tenants or other market factors, it is believed a loss of principal or interest could occur. Loans are classified as “closely monitored” when it is determined that there is a collateral deficiency or other credit events that may lead to a potential loss of principal or interest. Loans “not in good standing” are those loans where the Company has concluded that there is a high probability of loss of principal, such as when the loan is delinquent or in the process of foreclosure. As described below, in determining the allowance for losses, the Company evaluates each loan on the watch list to determine if it is probable that amounts due according to the contractual terms of the loan agreement will not be collected.

Loan-to-value and debt service coverage ratios are measures commonly used to assess the quality of commercial mortgage loans. The loan-to-value ratio compares the amount of the loan to the fair value of the underlying property collateralizing the loan, and is commonly expressed as a percentage. Loan-to-value ratios greater than 100% indicate that the loan amount exceeds the collateral value. A smaller loan-to-value ratio indicates a greater excess of collateral value over the loan amount. The debt service coverage ratio compares a property’s net operating income to its debt service payments. Debt service coverage ratios less than 1.0 times indicate that property operations do not generate enough income to cover the loan’s current debt payments. A larger debt service coverage ratio indicates a greater excess of net operating income over the debt service payments. The values utilized in calculating these ratios are developed as part of the Company’s periodic review of the commercial mortgage loan and agricultural loan portfolio, which includes an internal appraisal of the underlying collateral value. The Company’s periodic review also includes a quality re-rating process, whereby the internal quality rating originally assigned at underwriting is updated based on current loan, property and market information using a proprietary quality rating system. The loan-to-value ratio is the most significant of several inputs used to establish the internal credit rating of a loan which in turn drives the allowance for losses. Other key factors considered in determining the internal credit rating include debt service coverage ratios, amortization, loan term, estimated market value growth rate and volatility for the property type and region. See Note 3 for additional information related to the loan-to-value ratios and debt service coverage ratios related to the Company’s commercial mortgage and agricultural loan portfolios.

The allowance for losses includes a loan specific reserve for each impaired loan that has a specifically identified loss and a portfolio reserve for probable incurred but not specifically identified losses. For impaired commercial mortgage and other loans the allowances for losses are determined based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or based upon the fair value of the collateral if the loan is collateral dependent. The portfolio reserves for probable incurred but not specifically identified losses in the commercial mortgage and agricultural loan portfolio segments considers the current credit composition of the portfolio based on an internal quality rating, (as described above). The portfolio reserves are determined using past loan experience, including historical credit migration, loss probability and loss severity factors by property type. These factors are reviewed each quarter and updated as appropriate.

The allowance for losses on commercial mortgage and other loans can increase or decrease from period to period based on the factors noted above. “Realized investment gains (losses), net” includes changes in the allowance for losses. “Realized investment gains (losses), net” also includes gains and losses on sales, certain restructurings, and foreclosures.

When a commercial mortgage or other loan is deemed to be uncollectible, any specific valuation allowance associated with the loan is reversed and a direct write down to the carrying amount of the loan is made. The carrying amount of the loan is not adjusted for subsequent recoveries in value.

Policy loans are carried at unpaid principal balances. Interest income on policy loans is recognized in net investment income at the contract interest rate when earned. Policy loans are fully collateralized by the cash surrender value of the associated insurance policies.

Short-term investments primarily consist of investments in certain money market funds as well as highly liquid debt instruments with a maturity of greater than three months and less than twelve months when purchased. These investments are generally carried at fair value.

Securities repurchase and resale agreements that satisfy certain criteria are treated as collateralized financing arrangements. These agreements are carried at the amounts at which the securities will be subsequently resold or reacquired, as specified in the respective agreements. For securities purchased under agreements to resell, the Company’s policy is to take possession or control of the securities and to value the securities daily. Securities to be resold are the same, or substantially the

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

same, as the securities received. For securities sold under agreements to repurchase, the market value of the securities to be repurchased is monitored, and additional collateral is obtained where appropriate, to protect against credit exposure. Securities to be repurchased are the same, or substantially the same as those sold. Income and expenses related to these transactions executed within the insurance subsidiary used to earn spread income are reported as “Net investment income,” however, for transactions used to borrow funds, the associated borrowing cost is reported as interest expense (included in “General and administrative expenses”).

Securities loaned transactions are treated as financing arrangements and are recorded at the amount of cash received. The Company obtains collateral in an amount equal to 102% and 105% of the fair value of the domestic and foreign securities, respectively. The Company monitors the market value of the securities loaned on a daily basis with additional collateral obtained as necessary. Substantially all of the Company’s securities loaned transactions are with large brokerage firms. Income and expenses associated with securities loaned transactions used to earn spread income are reported as “Net investment income;” however, for securities loaned transactions used for funding purposes the associated rebate is reported as interest expense (included in “General and administrative expenses”).

Other long-term investments consist of the Company’s investments in joint ventures and limited partnerships, as well as wholly-owned investment real estate and other investments. Joint venture and partnership interests are generally accounted for using the equity method of accounting. In certain instances in which the Company’s partnership interest is so minor (generally less than 3%) that it exercises virtually no influence over operating and financial policies, the Company applies the cost method of accounting. The Company’s income from investments in joint ventures and partnerships accounted for using the equity method or cost method is included in “Net investment income.” The carrying value of these investments is written down, or impaired, to fair value when a decline in value is considered to be other-than-temporary. In applying the equity method or the cost method (including assessment for other-than-temporary impairment), the Company uses financial information provided by the investee, generally on a one to three month lag.

Realized investment gains (losses) are computed using the specific identification method. Realized investment gains and losses are generated from numerous sources, including the sale of fixed maturity securities, equity securities, investments in joint ventures and limited partnerships and other types of investments, as well as adjustments to the cost basis of investments for net other-than-temporary impairments recognized in earnings. Realized investment gains and losses are also generated from prepayment premiums received on private fixed maturity securities, allowance for losses on commercial mortgage and other loans, and fair value changes on embedded derivatives and free-standing derivatives that do not qualify for hedge accounting treatment.

The Company’s available-for-sale securities with unrealized losses are reviewed quarterly to identify other-than-temporary impairments in value. In evaluating whether a decline in value is other-than-temporary, the Company considers several factors including, but not limited to the following: (1) the extent and the duration of the decline; (2) the reasons for the decline in value (credit event, currency or interest-rate related, including general credit spread widening); and (3) the financial condition of and near-term prospects of the issuer. With regard to available-for-sale equity securities, the Company also considers the ability and intent to hold the investment for a period of time to allow for a recovery of value. When it is determined that a decline in value of an equity security is other-than-temporary, the carrying value of the equity security is reduced to its fair value, with a corresponding charge to earnings.

Under the authoritative guidance for the recognition and presentation of other-than-temporary impairments for debt securities an other-than-temporary impairment must be recognized in earnings for a debt security in an unrealized loss position when an entity either (a) has the intent to sell the debt security or (b) more likely than not will be required to sell the debt security before its anticipated recovery. For all debt securities in unrealized loss positions that do not meet either of these two criteria, the guidance requires that the Company analyze its ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. The net present value is calculated by discounting the Company’s best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company may use the estimated fair value of collateral as a proxy for the net present value if it believes that the security is dependent on the liquidation of collateral for recovery of its investment. If the net present value is less than the amortized cost of the investment an other-than-temporary impairment is recognized.

Under the authoritative guidance for the recognition and presentation of other-than-temporary impairments, when an other-than-temporary impairment of a debt security has occurred, the amount of the other-than-temporary impairment recognized in

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

earnings depends on whether the Company intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis. If the debt security meets either of these two criteria, the other-than-temporary impairment recognized in earnings is equal to the entire difference between the security’s amortized cost basis and its fair value at the impairment measurement date. For other-than-temporary impairments of debt securities that do not meet these criteria, the net amount recognized in earnings is equal to the difference between the amortized cost of the debt security and its net present value calculated as described above. Any difference between the fair value and the net present value of the debt security at the impairment measurement date is recorded in “Other comprehensive income (loss)” (“OCI”). Unrealized gains or losses on securities for which an other-than-temporary impairment has been recognized in earnings is tracked as a separate component of “Accumulated other comprehensive income (loss).”

For debt securities, the split between the amount of an other-than-temporary impairment recognized in other comprehensive income and the net amount recognized in earnings is driven principally by assumptions regarding the amount and timing of projected cash flows. For mortgage-backed and asset-backed securities, cash flow estimates consider the payment terms of the underlying assets backing a particular security, including prepayment assumptions, and are based on data from widely accepted third-party data sources or internal estimates. In addition to prepayment assumptions, cash flow estimates include assumptions regarding the underlying collateral including default rates and recoveries which vary based on the asset type and geographic location, as well as the vintage year of the security. For structured securities, the payment priority within the tranche structure is also considered. For all other debt securities, cash flow estimates are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company has developed these estimates using information based on its historical experience as well as using market observable data, such as industry analyst reports and forecasts, sector credit ratings and other data relevant to the collectability of a security, such as the general payment terms of the security and the security’s position within the capital structure of the issuer.

The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. In periods subsequent to the recognition of an other-than-temporary impairment, the impaired security is accounted for as if it had been purchased on the measurement date of the impairment. For debt securities, the discount (or reduced premium) based on the new cost basis may be accreted into net investment income in future periods, including increases in cash flow on a prospective basis. In certain cases where there are decreased cash flow expectations, the security is reviewed for further cash flow impairments.

Derivative Financial Instruments

Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices or the values of securities, credit spreads, market volatility, expected returns, and liquidity. Values can also be affected by changes in estimates and assumptions, including those related to counterparty behavior and non performance risk used in valuation models. Derivative financial instruments generally used by the Company include swaps and options. Derivative positions are carried at fair value, generally by obtaining quoted market prices or through the use of valuation models.

Derivatives are used to manage the characteristics of the Company’s asset/liability mix, and to manage the interest rate and currency characteristics of assets or liabilities. Additionally, derivatives may be used to seek to reduce exposure to interest rate, credit, foreign currency, and equity risks associated with assets held or expected to be purchased or sold, and liabilities incurred or expected to be incurred. As discussed below and in Note 10, all realized and unrealized changes in fair value of derivatives, with the exception of the effective portion of cash flow hedges, are recorded in current earnings. Cash flows from derivatives are reported in the operating and investing activities sections in the Statements of Cash Flows based on the nature and purpose of the derivative.

Derivatives are recorded either as assets, within “Other long-term investments” or as liabilities, within “Other liabilities,” except for embedded derivatives, which are recorded with the associated host contract. The Company nets the fair value of all derivative financial instruments with its affiliated counterparty Prudential Global Funding, LLC, with which a master netting arrangement has been executed.

The Company designates derivatives as either (1) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge), or (2) a derivative that does not qualify for hedge accounting.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

To qualify for hedge accounting treatment, a derivative must be highly effective in mitigating the designated risk of the hedged item. Effectiveness of the hedge is formally assessed at inception and throughout the life of the hedging relationship. Even if a derivative qualifies for hedge accounting treatment, there may be an element of ineffectiveness of the hedge. Under such circumstances, the ineffective portion is recorded in “Realized investment gains (losses), net.”

The Company formally documents at inception all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives designated as cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions.

When a derivative is designated as a cash flow hedge and is determined to be highly effective, changes in its fair value are recorded in “Accumulated other comprehensive income (loss)” until earnings are affected by the variability of cash flows being hedged (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings). At that time, the related portion of deferred gains or losses on the derivative instrument is reclassified and reported in the income statement line item associated with the hedged item.

If it is determined that a derivative no longer qualifies as an effective cash flow hedge or management removes the hedge designation, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in “Realized investment gains (losses), net.” In this scenario, the hedged asset or liability under a fair value hedge will no longer be adjusted for changes in fair value and the existing basis adjustment is amortized to the income statement line associated with the asset or liability. The component of “Accumulated other comprehensive income (loss)” related to discontinued cash flow hedges is reclassified to the income statement line associated with the hedged cash flows consistent with the earnings impact of the original hedged cash flows.

When hedge accounting is discontinued because it is probable that the forecasted transaction will not occur by the end of the specified time period, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in “Realized investment gains (losses), net.” Gains and losses that were in “Accumulated other comprehensive income (loss)” pursuant to the hedge of a forecasted transaction are recognized immediately in “Realized investment gains (losses), net.”

If a derivative does not qualify for hedge accounting, all changes in its fair value, including net receipts and payments, are included in “Realized investment gains (losses), net” without considering changes in the fair value of the economically associated assets or liabilities.

The Company is a party to financial instruments that contain derivative instruments that are “embedded” in the financial instruments. At inception, the Company assesses whether the economic characteristics of the embedded instrument are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e., the host contract) and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded instrument possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and (2) a separate instrument with the same terms would qualify as a derivative instrument, the embedded instrument qualifies as an embedded derivative that is separated from the host contract, carried at fair value, and changes in its fair value are included in “Realized investment gains (losses), net”. For certain financial instruments that contain an embedded derivative that otherwise would need to be bifurcated and reported at fair value, the Company may elect to classify the entire instrument as a trading account asset and report it within “Other trading account assets, at fair value.” The Company has sold variable annuity products, which may include guaranteed benefit features that are accounted for as embedded derivatives. The Company has entered into reinsurance agreements to transfer the risk related to the embedded derivatives contained in certain insurance product to affiliates. These reinsurance agreements are derivatives and have been accounted in the same manner as the guaranteed benefit feature.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, money market instruments, and other debt instruments with maturities of three months or less when purchased, other than cash equivalents that are included in “Trading account assets, at fair value.” The Company also engages in overnight borrowing and lending of funds with Prudential Financial and affiliates which are considered cash and cash equivalents.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Value of business acquired

As a result of certain acquisitions and the application of purchase accounting, the Company reports a financial asset representing the value of business acquired (“VOBA”). VOBA includes an explicit adjustment to reflect the cost of capital attributable to the acquired insurance contracts. VOBA represents an adjustment to the stated value of inforce insurance contract liabilities to present them at fair value, determined as of the acquisition date. VOBA balances are subject to recoverability testing, in the manner in which it was acquired, at the end of each reporting period to ensure that the balance does not exceed the present value of anticipated gross profits. The Company has established a VOBA asset primarily for its acquisition of American Skandia Life Assurance Corporation. For acquired annuity contracts, future positive cash flows generally include fees and other charges assessed to the contracts as long as they remain in force as well as fees collected upon surrender, if applicable, while future negative cash flows include costs to administer contracts and benefit payments. In addition, future cash flows with respect to acquired annuity business include the impact of future cash flows expected from the guaranteed minimum death and income benefit provisions. For acquired annuity contracts, VOBA is amortized in proportion to estimated gross profits arising from the contracts and anticipated future experience, which is evaluated regularly. See Note 5 for additional information regarding value of business acquired.

Deferred policy acquisition costs

Costs that are directly related to the production of new insurance and annuity products are deferred to the extent such costs are deemed recoverable from future profits. Such deferred policy acquisition costs (“DAC”) include incremental direct costs of contract acquisition with independent third parties or employees that are essential to the contract transaction, as well as the portion of employee compensation directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts. See below under “Adoption of New Accounting Pronouncements” for a discussion of the new authoritative guidance retrospectively adopted effective January 1, 2012, which is reflected in the Financial Statements. In each reporting period, capitalized DAC is amortized to “Amortization of deferred policy acquisition costs,” net of the accrual of imputed interest on DAC balances. DAC is subject to recoverability testing at the end of each reporting period to ensure that the capitalized amounts do not exceed the present value of anticipated gross profits or premiums less benefits and maintenance expenses, as applicable. DAC, for applicable products, is adjusted for the impact of unrealized gains or losses on investments as if these gains or losses had been realized, with corresponding credits or charges included in “Accumulated other comprehensive income (loss).”

Policy acquisition costs for fixed and variable deferred annuity products are deferred and amortized over the expected life of the contracts (approximately 25 – 99 years) in proportion to gross profits arising principally from investment results, mortality and expense margins, and surrender charges, based on historical and anticipated future experience, which is updated periodically. The Company uses a reversion to the mean approach to derive the blended future rate of return assumptions. However, if the projected future rate of return calculated using this approach is greater than the maximum future rate of return assumption, the maximum future rate of return is utilized in deriving the blended future rate of return assumption. In addition to the gross profit components previously mentioned, the impact of the embedded derivatives associated with certain optional living benefit features of the Company’s variable annuity contracts and related hedging activities are also included in actual gross profits used as the basis for calculating current period amortization and, in certain instances, in management’s estimate of total gross profits used for setting the amortization rate, regardless of which affiliated legal entity this activity occurs. In calculating gross profits, profits and losses related to contracts issued by the Company that are reported in affiliated legal entities other than the Company as a result of, for example, reinsurance agreements with those affiliated entities are also included. The Company is an indirect subsidiary of Prudential Financial (an SEC registrant) and has extensive transactions and relationships with other subsidiaries of Prudential Financial, including reinsurance agreements, as described in Note 13. Incorporating all product-related profits and losses in gross profits, including those that are reported in affiliated legal entities, produces a DAC amortization pattern representative of the total economics of the products. The effect of changes to estimated gross profits on unamortized deferred acquisition costs is reflected in “Amortization of deferred policy acquisition costs” in the period such estimated gross profits are revised.

For some products, policyholders can elect to modify product benefits, features, rights or coverages by exchanging a contract for a new contract or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. These transactions are known as internal replacements. For internal replacement transactions, except those that involve the addition of a non-integrated contract feature that does not change the existing base contract, the unamortized DAC is immediately charged to expense if the terms of the new policies are not substantially similar to those of the former policies.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

If the new terms are substantially similar to those of the earlier policies, the DAC is retained with respect to the new policies and amortized over the expected life of the new policies.

Reinsurance recoverables

Reinsurance recoverables include corresponding payables and receivables associated with reinsurance arrangements with affiliates. For additional information about these arrangements see Note 13 to the Financial Statements.

Separate account assets and liabilities

Separate account assets are reported at fair value and represent segregated funds that are invested for certain policyholders. “Separate account assets” are predominantly shares in Advanced Series Trust formerly known as American Skandia Trust co-managed by AST Investment Services, Incorporated (“ASISI”) formerly known as American Skandia Investment Services, Incorporated and Prudential Investments LLC, which utilizes various fund managers as sub-advisors. The remaining assets are shares in other mutual funds, which are managed by independent investment firms. The contractholder has the option of directing funds to a wide variety of investment options, most of which invest in mutual funds. The investment risk on the variable portion of a contract is borne by the contractholder, except to the extent of minimum guarantees by the Company, which are not separate account liabilities. The assets of each account are legally segregated and are generally not subject to claims that arise out of any other business of the Company. The investment income and gains or losses for separate accounts generally accrue to the policyholders and are not included in the Company’s results of operations and Comprehensive Income. Mortality, policy administration and surrender charges on the accounts are included in “Policy charges and fee income”. Asset administration fees calculated on account assets are included in “Asset administration fees.” Separate account liabilities primarily represent the contractholder’s account balance in separate account assets and will be equal and offsetting to total separate account assets.

Deferred sales inducements

The Company provides sales inducements to contractholders, which primarily reflect an up-front bonus added to the contractholder’s initial deposit for certain annuity contracts. These costs are deferred and recognized in “Deferred sales inducements”. They are amortized using the same methodology and assumptions used to amortize DAC. Sales inducements balances are subject to recoverability testing at the end of each reporting period to ensure that the capitalized amounts do not exceed the present value of anticipated gross profits. The Company records amortization of deferred sales inducements in “Interest credited to policyholders’ account balances.” See Note 6 for additional information regarding sales inducements.

Other assets and other liabilities

“Other assets” consist primarily of accruals for asset administration fees. “Other assets” also consist of state insurance licenses. Licenses to do business in all states have been capitalized and reflected at the purchase price of $4.0 million. Due to the adoption of authoritative guidance on accounting for Goodwill and Other Intangible Assets, the cost of the licenses is no longer being amortized but is subjected to an annual impairment test. As of December 31, 2011, the Company estimated the fair value of the state insurance licenses to be in excess of book value and, therefore, no impairment charge was required. See “Value of Business Acquired” for additional information.

“Other liabilities” consist primarily of accrued expenses, technical overdrafts and a liability to the participants of a deferred compensation plan. Other liabilities may also include derivative instruments for which fair values are determined as described above under “Derivative Financial Instruments”.

Future policy benefits

The Company’s liability for future policy benefits is primarily comprised of liabilities for guarantee benefits related to certain nontraditional long-duration life and annuity contracts, which are discussed more fully in Note 6. These reserves represent reserves for the guaranteed minimum death and optional living benefit features on our variable annuity products. The optional living benefits are primarily accounted for as embedded derivatives, with fair values calculated as the present value of future expected benefit payments to customers less the present value of assessed rider fees attributable to the embedded derivative feature. For additional information regarding the valuation of these optional living benefit features, see Note 10 to the Financial Statements.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The Company’s liability for future policy benefits also includes reserves based on the present value of estimated future payments to or on behalf of policyholders related to contracts that have annuitized, where the timing and amount of payment depends on policyholder mortality, less the present value of future net premiums. Expected mortality is generally based on the Company’s historical experience or standard industry tables. Interest rate assumptions are based on factors such as market conditions and expected investment returns. Although mortality and interest rate assumptions are “locked-in” upon the issuance of new insurance or annuity business with fixed and guaranteed terms, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves.

Policyholders’ account balances

The Company’s liability for policyholders’ account balances represents the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. This liability is generally equal to the accumulated account deposits, plus interest credited, less policyholder withdrawals and other charges assessed against the account balance. These policyholders’ account balances also include provision for benefits under non-life contingent payout annuities and certain unearned revenues.

Contingent liabilities

Amounts related to contingent liabilities are accrued if it is probable that a liability has been incurred and an amount is reasonably estimable. Management evaluates whether there are incremental legal or other costs directly associated with the ultimate resolution of the matter that are reasonably estimable and, if so, they are included in the accrual.

Insurance revenue and expense recognition

Revenues for variable deferred annuity contracts consist of charges against contractholder account values or separate accounts for mortality and expense risks, administration fees, surrender charges and an annual maintenance fee per contract. Revenues for mortality and expense risk charges and administration fees are recognized as assessed against the contractholder. Surrender charge revenue is recognized when the surrender charge is assessed against the contractholder at the time of surrender. Benefit reserves for the variable investment options on annuity contracts represent the account value of the contracts and are included in “Separate account liabilities.”

Revenues for variable immediate annuity and supplementary contracts with life contingencies consist of certain charges against contractholder account values including mortality and expense risks and administration fees. These charges and fees are recognized as revenue when assessed against the contractholder. Benefit reserves for variable immediate annuity contracts represent the account value of the contracts and are included in “Separate account liabilities.”

Revenues for fixed immediate annuity and fixed supplementary contracts with and without life contingencies consist of net investment income. In addition, revenues for fixed immediate annuity contracts with life contingencies also consist of single premium payments recognized as annuity considerations when received. Benefit reserves for these contracts are based on applicable actuarial standards with assumed interest rates that vary by contract year. Reserves for contracts without life contingencies are included in “Policyholders’ account balances” while reserves for contracts with life contingencies are included in “future policy benefits and other policyholder liabilities.” Assumed interest rates ranged from 1.00% to 8.25% at December 31, 2011, and from 1.00% to 8.25% at December 31, 2010.

Revenues for variable life insurance contracts consist of charges against contractholder account values or separate accounts for mortality and expense risk fees, administration fees, cost of insurance fees, taxes and surrender charges. Certain contracts also include charges against premium to pay state premium taxes. All of these charges are recognized as revenue when assessed against the contractholder. Benefit reserves for variable life insurance contracts represent the account value of the contracts and are included in “Separate account liabilities.”

Certain individual annuity contracts provide the holder a guarantee that the benefit received upon death or annuitization will be no less than a minimum prescribed amount. These benefits are accounted for as insurance contracts and are discussed in further detail in Note 6. The Company also provides contracts with certain living benefits that are treated as embedded derivatives from an accounting perspective. These contracts are discussed in further detail in Note 6.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Premiums, benefits and expenses are stated net of reinsurance ceded to other companies. Estimated reinsurance recoverables and the cost of reinsurance are recognized over the life of the reinsured policies using assumptions consistent with those used to account for the underlying policies.

Asset administration fees

In accordance with an agreement with ASISI, the Company receives fee income calculated on contractholder separate account balances invested in the Advanced Series Trust. In addition, the Company receives fees calculated on contractholder separate account balances invested in funds managed by companies other than ASISI. Asset administration fees are recognized as income when earned. These revenues are recorded as “Asset administration fees and other income” in the Statements of Operations and Comprehensive Income.

Income taxes

The Company is a member of the federal income tax return of Prudential Financial and primarily files separate company state and local tax returns. Pursuant to the tax allocation arrangement with Prudential Financial, total federal income tax expense is determined on a separate company basis. Members with losses record tax benefits to the extent such losses are recognized in the consolidated federal tax provision.

Deferred income taxes are recognized, based on enacted rates, when assets and liabilities have different values for financial statement and tax reporting purposes. A valuation allowance is recorded to reduce a deferred tax asset to the amount expected to be realized.

See Note 8 for additional information regarding income taxes.

Adoption of New Accounting Pronouncements

In January 2010, the FASB issued updated guidance that requires new fair value disclosures about significant transfers between Level 1 and 2 measurement categories and separate presentation of purchases, sales, issuances, and settlements within the roll forward of Level 3 activity. Also, this updated fair value guidance clarifies the disclosure requirements about level of disaggregation and valuation techniques and inputs. This new guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of Level 3 activity, which are effective for interim and annual reporting periods beginning after December 15, 2010. The Company adopted the guidance effective for interim and annual reporting periods beginning after December 15, 2009 on January 1, 2010. The Company adopted the guidance effective for interim and annual reporting periods beginning after December 15, 2010 on January 1, 2011. The required disclosures are provided in Note 10.

In April 2010, the FASB issued authoritative guidance clarifying that an insurance entity should not consider any separate account interests in an investment held for the benefit of policyholders to be the insurer’s interests, and should not combine those interests with its general account interest in the same investment when assessing the investment for consolidation, unless the separate account interests are held for a related party policyholder, whereby consolidation of such interests must be considered under applicable variable interest guidance. This guidance is effective for interim and annual reporting periods beginning after December 15, 2010 and retrospectively to all prior periods upon the date of adoption, with early adoption permitted. The Company’s adoption of this guidance effective January 1, 2011 did not have a material effect on the Company’s financial position, results of operations, and financial statement disclosures.

In July 2010, the FASB issued updated guidance that requires enhanced disclosures related to the allowance for credit losses and the credit quality of a company’s financing receivable portfolio. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The Company adopted this guidance effective December 31, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning after December 15, 2010. The required disclosures are included above and in Note 3. In January 2011, the FASB deferred the disclosures required by this guidance related to troubled debt restructurings. These disclosures are effective for the first interim or annual reporting period beginning on or after June 15, 2011, concurrent with the effective date of guidance for determining what constitutes a troubled debt restructuring. The disclosures required by this guidance related to troubled debt restructurings were adopted in the third quarter of 2011 and are included above and in Note 3.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

In April 2011, the Financial Accounting Standards Board (“FASB”) issued updated guidance clarifying which restructurings constitute troubled debt restructurings. It is intended to assist creditors in their evaluation of whether conditions exist that constitute a troubled debt restructuring. This new guidance is effective for the first interim or annual reporting period beginning on or after June 15, 2011 and should be applied retrospectively to the beginning of the annual reporting period of adoption. The Company’s adoption of this guidance in the third quarter of 2011 did not have a material effect on the Company’s financial position, results of operations, or financial statement disclosures.

Effective January 1, 2012 the Company adopted, retrospectively, updated guidance regarding the presentation of comprehensive income. The updated guidance eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. Under the updated guidance, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The updated guidance does not change the items that are reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The Company opted to present the total of comprehensive income, the components of net income, and the components of other comprehensive income in a single continuous statement of comprehensive income. The Financial Statements included herein reflect the adoption of this updated guidance.

Effective January 1, 2012, the Company adopted retrospectively new authoritative guidance to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. Under the amended guidance acquisition costs are to include only those costs that are directly related to the acquisition or renewal of insurance contracts by applying a model similar to the accounting for loan origination costs. An entity may defer incremental direct costs of contract acquisition with independent third parties or employees that are essential to the contract transaction, as well as the portion of employee compensation, including payroll fringe benefits, and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts. Prior period financial information presented in these financial statements has been adjusted to reflect the retrospective adoption of the amended guidance. The impact of the retrospective adoption of this guidance on previously reported December 31, 2011 and December 31, 2010 balances was a reduction in “Deferred policy acquisition costs” of $90 million and $183 million and a reduction in “Total equity” of $58 million and $118 million, respectively. The impact of the retrospective adoption of this guidance on previously reported income from continuing operations before income taxes for the years ended December 31, 2011, 2010 and 2009 was an increase of $93 million, decrease of $12 million and a decrease of $36 million, respectively. Since the Company ceased offering its existing variable annuity products in March 2010, the lower level of cost qualifying for deferral under this guidance will have a minimal impact on earnings in future periods. The initial “Deferred policy acquisition cost” write-off will result in a lower level of amortization going forward and increase earnings in future periods. While the adoption of this amended guidance changes the timing of when certain costs are reflected in the Company’s results of operations, it has no effect on the total acquisition costs to be recognized over time and has no impact on the Company’s cash flows.

The following tables present amounts as previously reported in 2011 and the effect of the change due to the retrospective adoption of the amended guidance related to the deferral of acquisition costs as described above within the “Effect of Change” column.

Statements of Financial Position:

	December 31, 2011

	As Previously Reported	Effect of Change	As Currently Reported
	(in thousands)
Deferred policy acquisition costs	$757,183	$(90,419)	$666,764
Income taxes	70,425	32,253	102,678
TOTAL ASSETS	52,313,024	(58,166)	52,254,858

Total liabilities	51,234,281	-	51,234,281

Accumulated other comprehensive income (loss)	151,692	9,020	160,712
Retained earnings (accumulated deficit)	41,881	(67,186)	(25,305)
Total equity	1,078,743	(58,166)	1,020,577
TOTAL LIABILITIES AND EQUITY	$52,313,024	$(58,166)	$52,254,858

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

	December 31, 2010

	As Previously Reported	Effect of Change	As Currently Reported
	(in thousands)
Deferred policy acquisition costs	$1,540,028	$(182,872)	$1,357,156
TOTAL ASSETS	57,266,936	(182,872)	57,084,064

Income taxes	132,455	(64,611)	67,844
Total liabilities	55,358,552	(64,611)	55,293,941

Accumulated other comprehensive income (loss)	181,212	9,659	190,871
Retained earnings (accumulated deficit)	749,751	(127,920)	621,831
Total equity	1,908,384	(118,261)	1,790,123
TOTAL LIABILITIES AND EQUITY	$57,266,936	$(182,872)	$57,084,064

Statements of Operations and Comprehensive Income:
	Year Ended December 31, 2011
	As Previously Reported	Effect of Change	As Currently Reported
	(in thousands)
REVENUES
Total revenues	$1,522,878	$-	$1,522,878

BENEFITS AND EXPENSES
Amortization of deferred policy acquisition costs	814,131	(98,043)	716,088
General, administrative and other expenses	437,457	4,605	442,062
Total benefits and expenses	1,933,934	(93,438)	1,840,496

INCOME FROM OPERATIONS BEFORE INCOME TAXES	(411,056)	93,438	(317,618)

Income tax expense	(198,766)	32,703	(166,063)

NET INCOME	$(212,290)	$60,735	$(151,555)

	Year Ended December 31, 2010
	As Previously Reported	Effect of Change	As Currently Reported
	(in thousands)
REVENUES
Total revenues	$1,574,025	$-	$1,574,025

BENEFITS AND EXPENSES
Amortization of deferred policy acquisition costs	202,568	(23,899)	178,669
General, administrative and other expenses	413,466	35,885	449,351
Total benefits and expenses	1,028,743	11,986	1,040,729

INCOME FROM OPERATIONS BEFORE INCOME TAXES	545,282	(11,986)	533,296

Income tax expense	123,701	(4,195)	119,506

NET INCOME	$421,581	$(7,791)	$413,790

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

	Year Ended December 31, 2009
	As Previously Reported	Effect of Change	As Currently Reported
	(in thousands)
REVENUES
Total revenues	$1,135,556	$-	$1,135,556

BENEFITS AND EXPENSES
Amortization of deferred policy acquisition costs	319,806	(42,700)	277,106
General, administrative and other expenses	370,162	78,697	448,859
Total benefits and expenses	1,103,439	35,997	1,139,436

INCOME FROM OPERATIONS BEFORE INCOME TAXES	32,117	(35,997)	(3,880)

Income tax expense	(51,441)	(12,599)	(64,040)

NET INCOME	$83,558	$(23,398)	$60,160

Statements of Cash Flows:
	Year ended December 31, 2011

	As Previously Reported	Effect of Change	As Currently Reported

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$(212,290)	$60,735	$(151,555)
Change in:			-
Deferred policy acquisition costs	767,532	(93,438)	674,094
Income taxes	(186,985)	32,703	(154,282)
Cash flows from operating activities	$795,330	$-	$795,330

	Year ended December 31, 2010
	As Previously Reported	Effect of Change	As Currently Reported

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$421,581	$(7,791)	$413,790
Change in:
Deferred policy acquisition costs	(108,633)	11,986	(96,647)
Income taxes	336,553	(4,195)	332,358
Cash flows from operating activities	$856,812	$-	$856,812

	Year ended December 31, 2009

	As Previously Reported	Effect of Change	As Currently Reported

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$83,558	$(23,398)	$60,160
Change in:
Deferred policy acquisition costs	(335,045)	35,997	(299,048)
Income taxes	(51,660)	(12,599)	(64,259)
Cash flows from operating activities	$(257,490)	$-	$(257,490)

Future Adoption of New Accounting Pronouncements

In December 2011, the FASB issued updated guidance regarding the disclosure of offsetting assets and liabilities. This new guidance requires an entity to disclose information on both a gross basis and net basis about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This new guidance is effective for annual reporting periods beginning on or after January 1, 2013,

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

and interim reporting periods within those years, and should be applied retrospectively for all comparative periods presented. The Company is currently assessing the impact of the guidance on the Company’s financial position, results of operations, and financial statement disclosures.

3.	INVESTMENTS

Fixed Maturities and Equity Securities

The following tables provide information relating to fixed maturities and equity securities (excluding investments classified as trading) as of the dates indicated:

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-than- temporary impairments in AOCI (3)
	(in thousands)
Fixed maturities, available-for-sale
U.S. Treasury securities and obligations of U.S. government authorities and agencies	$85,196	$839	$-	$86,035	$-
Obligations of U.S. states and their political subdivisions	90,807	9,268	-	100,075	-
Foreign government bonds	120,361	14,449	-	134,810	-
Corporate securities	3,526,879	365,170	4,336	3,887,713	(236)
Asset-backed securities (1)	172,390	9,798	4,804	177,384	(3,906)
Commercial mortgage-backed securities	463,576	28,189	8	491,757	-
Residential mortgage-backed securities (2)	379,486	16,562	55	395,993	(55)

Total fixed maturities, available-for-sale	$4,838,695	$444,275	$9,203	$5,273,767	$(4,197)

Equity securities, available-for-sale
Common Stocks
Industrial, miscellaneous & other	2,510	561	-	3,071	-

Total equity securities, available-for-sale	$2,510	$561	$-	$3,071	$-

(1)	Includes credit tranched securities collateralized by sub-prime mortgages, credit cards, education loans, and other asset types.
(2)	Includes publicly traded agency pass-through securities and collateralized mortgage obligations.
(3)

Represents the amount of other-than-temporary impairment losses in “Accumulated other comprehensive income (loss),” or “AOCI,” which were not included in earnings. Amount excludes $2.4 million of net unrealized gains on impaired securities relating to changes in the value of such securities subsequent to the impairment measurement date.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-than- temporary impairments in AOCI (3)
	(in thousands)
Fixed maturities, available-for-sale
U.S. Treasury securities and obligations of U.S. government authorities and agencies	$187,394	$5,911	$-	$193,305	$-
Obligations of U.S. states and their political Subdivisions	69,567	7,949	-	77,516	-
Foreign government bonds	122,152	14,361	-	136,513	-
Corporate securities	3,554,569	396,747	366	3,950,950	(235)
Asset-backed securities (1)	207,373	14,387	7,790	213,970	(12,200)
Commercial mortgage-backed securities	455,972	34,597	-	490,569	-
Residential mortgage-backed securities (2)	367,237	26,161	-	393,398	(76)

Total fixed maturities, available-for-sale	$4,964,264	$500,113	$8,156	$5,456,221	$(12,511)

Equity securities, available-for-sale
Common Stocks
Industrial, miscellaneous & other	5,000	542	-	5,542	-
Non-redeemable preferred stocks (4)	8,524	2,544	-	11,068	-
Perpetual preferred stocks (5)	960	64	47	977	-

Total equity securities, available-for-sale	$14,484	$3,150	$47	$17,587	$-

(1)	Includes credit tranched securities collateralized by sub-prime mortgages, auto loans, credit cards, education loans, and other asset types.
(2)	Includes publicly traded agency pass-through securities and collateralized mortgage obligations.
(3)

Represents the amount of other-than-temporary impairment losses in “Accumulated other comprehensive income (loss),” or “AOCI,” which were not included in earnings. Amount excludes $6.0 million of net unrealized gains on impaired securities relating to changes in the value of such securities subsequent to the impairment measurement date.

(4)	$4.5 million of non-redeemable preferred stocks were sold in 2011. The remainder of the holdings deemed non-redeemable at year end were reclassified as redeemable and moved to fixed maturities.
(5)	Perpetual preferred stocks at year end were deemed Other Trading Account Assets in 2011.

The amortized cost and fair value of fixed maturities by contractual maturities at December 31, 2011 are as follows:

	Available-for-Sale
	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$463,181	$475,192
Due after one year through five years	1,965,266	2,126,007
Due after five years through ten years	853,223	958,035
Due after ten years	541,573	649,399
Asset-backed securities	172,390	177,384
Commercial mortgage-backed securities	463,576	491,757
Residential mortgage-backed securities	379,486	395,993

Total	$4,838,695	$5,273,767

Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Asset-backed, commercial mortgage-backed, and residential mortgage-backed securities are shown separately in the table above, as they are not due at a single maturity date.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The following table depicts the sources of fixed maturity proceeds and related gross investment gains (losses), as well as losses on impairments of both fixed maturities and equity securities:

	2011	2010	2009
	(in thousands)
Fixed maturities, available for sale
Proceeds from sales	$1,121,792	$1,422,218	$6,471,090
Proceeds from maturities/repayments	545,155	497,378	710,653
Gross investment gains from sales, prepayments, and maturities	75,580	131,492	231,977
Gross investment losses from sales and maturities	(223)	(1,801)	(1,731)

Fixed maturity and equity security impairments
Net writedowns for other-than-temporary impairment losses on fixed maturities recognized in earnings (1)	$(962)	$(3,004)	$(11,607)
Writedowns for impairments on equity securities	-	-	(1,936)

(1)

Excludes the portion of other-than-temporary impairments recorded in “Other comprehensive income (loss),” representing any difference between the fair value of the impaired debt security and the net present value of its projected future cash flows at the time of impairment.

As discussed in Note 2, a portion of certain OTTI losses on fixed maturity securities are recognized in OCI. For these securities the net amount recognized in earnings (“credit loss impairments”) represents the difference between the amortized cost of the security and the net present value of its projected future cash flows discounted at the effective interest rate implicit in the debt security prior to impairment. Any remaining difference between the fair value and amortized cost is recognized in OCI. The following tables set forth the amount of pretax credit loss impairments on fixed maturity securities held by the Company as of the dates indicated, for which a portion of the OTTI loss was recognized in OCI, and the corresponding changes in such amounts.

	Year Ended December 31,	Year Ended December 31,
	2011	2010
	(in thousands)
Balance, beginning of period	$14,148	$13,038
Credit loss impairments previously recognized on securities which matured, paid down, prepaid or were sold during the period	(11,446)	(1,027)
Credit loss impairments previously recognized on securities impaired to fair value during the period	-	-
Credit loss impairment recognized in the current period on securities not previously impaired	-	-
Additional credit loss impairments recognized in the current period on securities previously impaired	961	2,029
Increases due to the passage of time on previously recorded credit losses	340	609
Accretion of credit loss impairments previously recognized due to an increase in cash flows expected to be collected	(461)	(501)

Balance, end of period	$3,542	$14,148

Trading Account Assets

The following table sets forth the composition of the Company’s “Trading account assets” as of the dates indicated:

	December 31, 2011		December 31, 2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Fixed maturities:
Asset-backed securities	$30,800	$31,571	$66,205	$70,831
Equity securities	6,664	7,007	8,132	8,774

Total trading account assets	$37,464	$38,578	$74,337	$79,605

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The net change in unrealized gains and losses from trading account assets still held at period end, recorded within “Asset administration fees and other income” was $(4.1) million, $1.6 million and $10.1 million during the years ended December 31, 2011, 2010 and 2009, respectively.

Commercial Mortgage and Other Loans

The Company’s commercial mortgage and other loans are comprised as follows, as of the dates indicated:

	December 31, 2011		December 31, 2010
	Amount	% of Total	Amount	% of Total
Commercial mortgage and other loans by property type:	(in thousands)		(in thousands)
Office buildings	$60,220	13.3%	$49,248	11.3%
Retail	68,369	15.1%	62,078	14.3%
Apartments/Multi-Family	114,900	25.5%	124,709	28.7%
Industrial buildings	144,513	32.1%	142,003	32.7%
Hospitality	9,289	2.1%	8,524	2.0%

Total commercial mortgage loans	397,291	88.1%	386,562	89.0%
Agricultural property loans	48,964	10.9%	47,850	11.0%
Other	4,605	1.0%	-	0.0%

Total commercial mortgage and other loans	450,860	100.0%	434,412	100.0%
Valuation allowance	(1,501)		(2,980)
Total net commercial mortgage and other loans by property type	$449,359		$431,432

The commercial mortgage and agricultural property loans are geographically dispersed throughout the United States, Canada and Asia with the largest concentrations in California (24%), New York (17%) and Ohio (11%) at December 31, 2011.

Activity in the allowance for losses for all commercial mortgage and other loans, as of the dates indicated, is as follows:

	December 31, 2011	December 31, 2010	December 31, 2009
Allowance for losses, beginning of year	$2,980	$2,897	$218
(Release of) addition to allowance for losses	(1,479)	83	2,679

Total Ending Balance (1)	$1,501	$2,980	$2,897

(1)	Agricultural loans represent $0.2 million, $0.2 million and $0.0 million of the ending allowance at December 31, 2011, 2010 and 2009, respectively.

The following tables set forth the allowance for credit losses and the recorded investment in commercial mortgage and other loans as of dates indicated:

	December 31, 2011 Total Loans	December 31, 2010 Total Loans
	(in thousands)
Allowance for Credit Losses:
Ending Balance: individually evaluated for impairment (1)	$-	$416
Ending Balance: collectively evaluated for impairment (2)	1,501	2,564

Total ending balance	$1,501	$2,980

Recorded Investment: (3)
Ending Balance: individually evaluated for impairment (1)	$-	$3,782
Ending Balance: collectively evaluated for impairment (2)	450,860	430,630

Total ending balance, gross of reserves	$450,860	$434,412

(1)	There were no agricultural loans individually evaluated for impairments at December 31, 2011, 2010 and 2009, respectively.
(2)

Agricultural loans collectively evaluated for impairment had a recorded investment of $49.0 million and $48.0 million at December 31, 2011 and December 31, 2010, respectively and related allowance of $0.2 million for both periods.

(3)	Recorded investment reflects the balance sheet carrying value gross of related allowance.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Impaired loans include those loans for which it is probable that amounts due according to the contractual terms of the loan agreement will not all be collected. As shown in the table above, at December 31, 2011, there were no impaired commercial mortgage and other loans identified in management’s specific review of probable loan losses and related allowance. As of December 31, 2010 impaired loans identified in management’s specific review had a recorded investment of $3.8 million and related allowance of $0.4 million, all of which related to the hospitality property type. The average recorded investment in impaired loans with an allowance recorded, before the allowance for losses, was $3.0 million and $3.8 million at December 31, 2011 and December 31, 2010.

As of December 31, 2011 and 2010 net investment income recognized on these loans totaled $0 million and $0.3 million. See Note 2 for information regarding the Company’s accounting policies for non-performing loans.

Impaired commercial mortgage and other loans with no allowance for losses are loans in which the fair value of the collateral or the net present value of the loans’ expected future cash flows equals or exceeds the recorded investment. The Company had no such loans at December 31, 2011 or December 31, 2010. See Note 2 for information regarding the Company’s accounting policies for non-performing loans.

As described in Note 2, loan-to-value and debt service coverage ratios are measures commonly used to assess the quality of commercial mortgage and other loans. As of December 31, 2011 and December 31, 2010, 85% or $384 million and 83% or $361 million of the recorded investment, respectively, had a loan-to-value ratio of less than 80%. As of December 31, 2011 and December 31, 2010, 96% and 74% of the recorded investment, respectively, had a debt service coverage ratio of 1.0X or greater. As of December 31, 2011, approximately $19 million or 4% of the recorded investment had a loan-to-value ratio greater than 100% or debt service coverage ratio less than 1.0X; none of which related to agricultural loans. As of December 31, 2010, approximately $113 million or 26% of the recorded investment had a loan-to-value ratio greater than 100% or debt service coverage ratio less than 1.0X; none of which related to agricultural loans.

All commercial mortgage and other loans were in current status including $3.1 million and $3.8 million of hospitality loans and $0 million and $5.0 million of office loans in non-accrual status at December 31, 2011 and 2010, respectively. See Note 2 for further discussion regarding nonaccrual status loans.

For the year ended December 31, 2011, the Company sold commercial mortgage loans to an affiliated company. See Note 13 for further discussion regarding related party transactions. There were no commercial mortgage and other loans sold or acquired in December 31, 2010.

Commercial mortgage and other loans are occasionally restructured in a troubled debt restructuring. These restructurings generally include one or more of the following: full or partial payoffs outside of the original contract terms: changes to interest rates; extensions of maturity; or additions or modifications to covenants. Additionally, the Company may accept assets in full or partial satisfaction of the debt as part of a troubled debt restructuring. When restructurings occur, they are evaluated individually to determine whether the restructuring or modification constitutes a “troubled debt restructuring” as defined by authoritative accounting guidance. The Company’s outstanding investment related to commercial mortgage and other loans that have been restructured in a troubled debt restructuring is not material.

As of December 31, 2011 the Company has not committed to provide additional funds to borrowers that have been involved in a troubled debt restructuring.

Other Long-term Investments

“Other long-term investments” are comprised as follows at December 31:

	2011	2010
	(in thousands)
Joint ventures and limited partnerships	$39,443	$24,476
Derivatives	152,102	51,000

Total other long-term investments	$191,545	$75,476

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Net Investment Income

Net investment income for the years ended December 31, was from the following sources:

	2011	2010	2009
		(in thousands)
Fixed maturities, available-for-sale	$282,108	$349,906	$476,096
Equity securities, available-for-sale	278	932	858
Trading account assets	2,023	3,378	3,634
Commercial mortgage and other loans	28,044	26,665	20,863
Policy loans	902	986	626
Short-term investments and cash equivalents	724	1,334	2,628
Other long-term investments	1,016	2,101	344

Gross investment income	315,095	385,302	505,049
Less investment expenses	(9,085)	(8,193)	(10,316)

Net investment income	$306,010	$377,109	$494,733

Realized Investment Gains (Losses), Net

Realized investment gains (losses), net, for the years ended December 31, were from the following sources:

	2011	2010	2009
		(in thousands)
Fixed maturities	$74,395	$126,687	$218,639
Equity securities	1,996	(123)	(675)
Commercial mortgage and other loans	6,866	(84)	(2,679)
Derivatives	(11,366)	9,508	(178,444)
Other	(108)	51	126

Realized investment gains, net	$71,783	$136,039	$36,967

Net Unrealized Investment Gains (Losses)

Net unrealized investment gains and losses on securities classified as “available for sale” and certain other long-term investments and other assets are included in the Statements of Financial Position as a component of “Accumulated other comprehensive income (loss).” Changes in these amounts include reclassification adjustments to exclude from OCI those items that are included as part of “Net income” for a period that had been part of OCI in earlier periods. The amounts for the periods indicated below, split between amounts related to fixed maturity securities on which an OTTI loss has been recognized, and all other net unrealized investment gains and losses, are as follows:

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Net Unrealized Investment Gains and Losses on Fixed Maturity Securities on which an OTTI loss has been recognized

	Net Unrealized Gains (Losses) on Investments	Deferred Policy Acquisition Costs, Deferred Sales Inducements and Value of Business Acquired	Deferred Income Tax (Liability) Benefit	Accumulated Other Comprehensive Income (Loss) Related To Net Unrealized Investment Gains (Losses)
	(in thousands)
Balance, December 31, 2008	$-	$-	$-	$-
Cumulative impact of the retrospective adoption of new authoritative guidance on January 1, 2009	(18,191)	510	6,259	(11,422)
Cumulative impact of the retrospective adoption of new authoritative guidance on January 1, 2012	-	-	-	-
Net investment gains (losses) on investments arising during the period	7,958	-	(2,817)	5,141
Reclassification adjustment for (gains) losses included in net income	6,685	-	(2,367)	4,318
Reclassification adjustment for OTTI losses excluded from net income(1)	(4,995)	-	1,769	(3,226)
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs, deferred sales inducements and value of business acquired	-	3,831	(1,356)	2,475

Balance, December 31, 2009	$(8,543)	$4,341	$1,488	$(2,714)

Net investment gains (losses) on investments arising during the period	(646)	-	229	(417)
Reclassification adjustment for (gains) losses included in net income	2,640	-	(935)	1,705
Reclassification adjustment for OTTI losses excluded from net income(1)	(11)	-	4	(7)
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs, deferred sales inducements and value of business acquired	-	(1,489)	527	(962)

Balance, December 31, 2010	$(6,560)	$2,852	$1,313	$(2,395)

Net investment gains (losses) on investments arising during the period	(1,482)	-	519	(963)
Reclassification adjustment for (gains) losses included in net income	6,302	-	(2,206)	4,096
Reclassification adjustment for OTTI losses excluded from net income(1)	-	-	-	-
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs, deferred sales inducements and value of business acquired	-	(2,160)	756	(1,404)

Balance, December 31, 2011	$(1,740)	$692	$382	$(666)

(1)	Represents “transfers out” related to the portion of OTTI losses recognized during the period that were not recognized in earnings for securities with no prior OTTI loss.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

All Other Net Unrealized Investment Gains and Losses in AOCI

	Net Unrealized Gains/(Losses) on Investments (2)	Deferred Policy Acquisition Costs, Deferred Sales Inducements and Value of Business Acquired	Deferred Income Tax (Liability) Benefit	Accumulated Other Comprehensive Income (Loss) Related To Net Unrealized Investment Gains (Losses)
	(in thousands)
Balance, December 31, 2008	$(25,993)	$16,789	$3,258	$(5,946)
Cumulative impact of the retrospective adoption of new authoritative guidance on January 1, 2009	4,312	(109)	(1,488)	2,715
Cumulative impact of the retrospective adoption of new authoritative guidance on January 1, 2012	-	(1,755)	621	(1,134)
Net investment gains (losses) on investments arising during the period	692,928	-	(245,297)	447,631
Reclassification adjustment for (gains) losses included in net income	(224,363)	-	79,424	(144,939)
Reclassification adjustment for OTTI losses excluded from net income(1)	4,995	-	(1,768)	3,227
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs, deferred sales inducements and and value of business acquired	-	(240,808)	85,314	(155,494)

Balance, December 31, 2009	$451,879	$(225,883)	$(79,936)	$146,060

Net investment gains (losses) on investments arising during the period	87,097	-	(30,485)	56,612
Reclassification adjustment for (gains) losses included in net income	(34,323)	-	12,013	(22,310)
Reclassification adjustment for OTTI losses excluded from net income(1)	11	-	(4)	7
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs, deferred sales inducements and and value of business acquired	-	19,837	(6,940)	12,897

Balance, December 31, 2010	$504,664	$(206,046)	$(105,352)	$193,266

Net investment gains (losses) on investments arising during the period	19,706	-	(6,897)	12,809
Reclassification adjustment for (gains) losses included in net income	(82,693)	-	28,947	(53,746)
Reclassification adjustment for OTTI losses excluded from net income(1)	-	-	-	-
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs, deferred sales inducements and and value of business acquired	-	13,927	(4,879)	9,048

Balance, December 31, 2011	$441,677	$(192,119)	$(88,181)	$161,377

(1)	Represents “transfers out” related to the portion of OTTI losses recognized during the period that were not recognized in earnings for securities with no prior OTTI loss.
(2)	Includes cash flow hedges. See Note 11 for additional information on cash flow hedges.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The table below presents net unrealized gains (losses) on investments by asset class as of the dates indicated:

	December 31, 2011	December 31, 2010	December 31, 2009
	(in thousands)
Fixed maturity securities on which an OTTI loss has been recognized	$(1,740)	$(6,560)	$(8,543)
Fixed maturity securities, available-for-sale - all other	436,812	498,517	445,470
Equity securities, available-for-sale	561	3,103	1,527
Affiliated notes	5,263	5,511	5,522
Derivatives designated as cash flow hedges (1)	(962)	(2,462)	(640)
Other long-term investments	3	(5)	-

Unrealized gains on investments and derivatives	$439,937	$498,104	$443,336

(1)	See Note 11 for more information on cash flow hedges.

Duration of Gross Unrealized Loss Positions for Fixed Maturities and Equity Securities

The following table shows the fair value and gross unrealized losses aggregated by investment category and length of time that individual fixed maturity securities and equity securities have been in a continuous unrealized loss position, as of the dates indicated:

	December 31, 2011
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Fixed maturities, available for sale
U.S. Treasury securities and obligations of U.S. government authorities and agencies	$-	$-	$-	$-	$-	$-
Corporate securities	129,881	4,010	1,130	326	131,011	4,336
Commercial mortgage-backed securities	7,014	8	-	-	7,014	8
Asset-backed securities	48,831	782	28,430	4,022	77,261	4,804
Residential mortgage-backed securities	484	55	-	-	484	55

Total	$186,210	$4,855	$29,560	$4,348	$215,770	$9,203

Equity securities, available for sale	$-	$-	$-	$-	$-	$-

	December 31, 2010
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Fixed maturities, available for sale
U.S. Treasury securities and obligations of U.S. government authorities and agencies	$-	$-	$-	$-	$-	$-
Corporate securities	50,071	366	62	-	50,133	366
Commercial mortgage-backed securities	4,992	-	-	-	4,992	-
Asset-backed securities	25,905	199	42,402	7,591	68,307	7,790
Residential mortgage-backed securities	-	-	-	-	-	-

Total	$80,968	$565	$42,464	$7,591	$123,432	$8,156

Equity securities, available for sale	$-	$-	$746	$47	$746	$47

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The gross unrealized losses, related to fixed maturities at December 31, 2011 and December 31, 2010 are composed of $5.4 million and $6.1 million, respectively, related to high or highest quality securities based on NAIC or equivalent rating and $3.8 million and $2.0 million, respectively, related to other than high or highest quality securities based on NAIC or equivalent rating. At December 31, 2011, $3.4 million of the gross unrealized losses represented declines in value of greater than 20%, $0.3 million of which had been in that position for less than six months, as compared to $4.7 million at December 31, 2010 that represented declines in value of greater than 20%, $0.9 million of which had been in that position for less than six months. At December 31, 2011, the $4.3 million of gross unrealized losses of twelve months or more were concentrated in asset backed securities , $1.7 million in services and $1.1 million in manufacturing sector of the Company’s corporate securities. At December 31, 2010, the $7.6 million of gross unrealized losses of twelve months or more were concentrated in asset backed securities.

In accordance with its policy described in Note 2, the Company concluded that an adjustment to earnings for other-than-temporary impairments for these securities was not warranted at December 31, 2011 or December 31, 2010. These conclusions are based on a detailed analysis of the underlying credit and cash flows on each security. The gross unrealized losses are primarily attributable to credit spread widening and increased liquidity discounts. At December 31, 2011, the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before the anticipated recovery of its remaining amortized cost basis.

At December 31, 2011 and December 31, 2010, there were no gross unrealized losses, related to equity securities that represented declines of greater than 20%. Perpetual preferred securities, which the Company invested in at December 31, 2010, have characteristics of both debt and equity securities. Since an impairment model similar to fixed maturity securities is applied to these securities, an other-than-temporary impairment has not been recognized on certain perpetual preferred securities that have been in a continuous unrealized loss position for twelve months or more as of December 31, 2010. In accordance with its policy described in Note 2, the Company concluded that an adjustment for other-than-temporary impairments for these equity securities was not warranted at December 31, 2010. At December 31, 2011, the Company no longer holds these investments.

Securities Pledged and Special Deposits

The Company pledges as collateral investment securities it owns to unaffiliated parties through certain transactions, including securities lending, securities sold under agreements to repurchase and future contracts. At December 31, the carrying value of investments pledged to third parties as reported in the Statements of Financial Position included the following:

	2011	2010
	(in thousands)
Fixed maturity securities, available for sale – all other	$121,631	$84,248
Other trading account assets	-	-

Total securities pledged	$121,631	$84,248

The carrying amount of the associated liabilities supported by the pledged collateral was $125.9 million and $87.2 million at December 31, 2011 and December 31, 2010, respectively, which was “Cash collateral for loaned securities”.

Fixed maturities of $5.0 million at December 31, 2011 and 2010, respectively, were on deposit with governmental authorities or trustees as required by certain insurance laws.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

4.	DEFERRED POLICY ACQUISITION COSTS

The balances of and changes in DAC as of and for the years ended December 31, are as follows:

	2011	2010	2009

	(in thousands)
Balance, beginning of year	$1,357,156	$1,242,791	$1,095,636
Capitalization of commissions, sales and issue expenses	41,994	275,316	576,154
Amortization - Impact of assumption and experience unlocking and true-ups	(113,539)	59,874	27,744
Amortization - All Other	(602,550)	(238,543)	(304,850)
Changes in unrealized investment gains and losses	(62)	17,718	(151,893)
Other (1)	(16,235)	-	-

Balance, end of year	$666,764	$1,357,156	$1,242,791

(1) Balance sheet reclassification between DAC and DSI relating to refinement in methodology for allocating DAC/DSI balances for cohorts with both DAC and DSI persistency credits. Refer to Footnote 6 for impact to DSI.

5.	VALUE OF BUSINESS ACQUIRED

Details of VOBA and related interest and gross amortization for the years ended December 31, are as follows:

	2011	2010	2009

	(in thousands)
Balance, beginning of period	$32,497	$52,596	$78,382
Amortization - Impact of assumption and experience unlocking and true-ups (1)	(1,489)	(1,494)	(2,020)
Amortization - All other (1)	(15,967)	(10,295)	(14,017)
Interest (2)	2,288	2,965	3,735
Change in unrealized gains/losses	11,681	(11,275)	(13,083)
Impact of adoption of SOP 05-01	-	-	(401)

Balance, end of year	$29,010	$32,497	$52,596

(1)	The weighted average remaining expected life of VOBA was approximately 4.32 years from the date of acquisition.
(2)	The interest accrual rate for the VOBA related to the businesses acquired was 4.81%, 4.97%, and 5.24% for years ended December 31, 2011, 2010, and 2009.

The following table provides estimated future amortization, net of interest, for the periods indicated (in thousands):

2012	$6,904
2013	4,692
2014	3,545
2015	2,724
2016	2,126
2017 and thereafter	9,019

Total	$29,010

6.	CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS

The Company has issued traditional variable annuity contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholder. The Company has also issued variable annuity contracts with general and separate account options where the Company contractually guarantees to the contractholder a return of no less than (1) total deposits made to the contract less any partial withdrawals (“return of net deposits”), (2) total deposits made to the contract less any partial withdrawals plus a minimum return (“minimum return”), or (3) the highest contract value on a specified date minus any withdrawals (“contract value”). These guarantees include benefits that are payable in the event of death, annuitization or at specified dates during the accumulation period and withdrawal and income benefits payable during specified periods. The Company has also issued annuity contracts with market value adjusted investment options (“MVAs”), which provide for a return of principal plus a fixed-rate of return if held to maturity, or,

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

alternatively, a “market adjusted value” if surrendered prior to maturity or if funds are allocated to other investment options. The market value adjustment may result in a gain or loss to the Company, depending on crediting rates or an indexed rate at surrender, as applicable.

The assets supporting the variable portion of both traditional variable annuities and certain variable contracts with guarantees are carried at fair value and reported as “Separate account assets” with an equivalent amount reported as “Separate account liabilities.” Amounts assessed against the contractholders for mortality, administration, and other services are included within revenue in “Policy charges and fee income” and changes in liabilities for minimum guarantees are generally included in “Policyholders’ benefits”. In 2011, 2010 and 2009, there were no gains or losses on transfers of assets from the general account to a separate account.

For those guarantees of benefits that are payable in the event of death, the net amount at risk is generally defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date. The Company’s primary risk exposures for these contracts relates to actual deviations from, or changes to, the assumptions used in the original pricing of these products, including equity market returns, contract lapses and contractholder mortality.

For guarantees of benefits that are payable at annuitization, the net amount at risk is generally defined as the present value of the minimum guaranteed annuity payments available to the contractholder determined in accordance with the terms of the contract in excess of the current account balance. The Company’s primary risk exposures for these contracts relates to actual deviations from, or changes to, the assumptions used in the original pricing of these products, including equity market returns, timing of annuitization, contract lapses and contractholder mortality.

For guarantees of benefits that are payable at withdrawal, the net amount at risk is generally defined as the present value of the minimum guaranteed withdrawal payments available to the contractholder determined in accordance with the terms of the contract in excess of the current account balance. For guarantees of accumulation balances, the net amount at risk is generally defined as the guaranteed minimum accumulation balance minus the current account balance. The Company’s primary risk exposures for these contracts relates to actual deviations from, or changes to, the assumptions used in the original pricing of these products, including equity market returns, interest rates, market volatility or contractholder behavior

The Company’s contracts with guarantees may offer more than one type of guarantee in each contract; therefore, the amounts listed may not be mutually exclusive. The liabilities related to the net amount at risk are reflected within “Future policy benefits.” As of December 31, 2011 and 2010, the Company had the following guarantees associated with its contracts, by product and guarantee type:

	December 31, 2011		December 31, 2010

	In the Event of Death	At Annuitization/ Accumulation (1)	In the Event of Death	At Annuitization/ Accumulation (1)
	(in thousands)
Variable Annuity Contracts

Return of net deposits
Account value	$39,351,144	N/A	$43,815,528	N/A
Net amount at risk	$1,082,996	N/A	$976,802	N/A
Average attained age of contractholders	62 years	N/A	62 years	N/A

Minimum return or contract value
Account value	$8,237,416	$38,565,164	$9,218,554	$42,097,269
Net amount at risk	$1,673,400	$2,870,646	$1,238,415	$1,568,201
Average attained age of contractholders	64 years	62 years	63 years	61 years
Average period remaining until expected annuitization	N/A	1 year	N/A	2 years

(1)	Includes income and withdrawal benefits described herein

	December 31, 2011		December 31, 2010

	Unadjusted Value	Adjusted Value	Unadjusted Value	Adjusted Value

Variable Annuity Contracts	(in thousands)
Market value adjusted annuities
Account value	$3,011,739	$3,099,583	$3,111,568	$3,314,734

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Account balances of variable annuity contracts with guarantees were invested in separate account investment options as follows:

	December 31, 2011	December 31, 2010

	(in thousands)
Equity funds	$20,693,077	$27,923,398
Bond funds	18,290,156	15,396,934
Money market funds	3,707,408	4,682,136

Total	$42,690,641	$48,002,468

In addition to the above mentioned amounts invested in separate account investment options, $4.9 billion and $5.0 billion of account balances of variable annuity contracts with guarantees, inclusive of contracts with MVA features, were invested in general account investment options as of December 31, 2011 and 2010, respectively.

Liabilities for Guarantee Benefits

The table below summarizes the changes in general account liabilities for guarantees on variable contracts. The liabilities for guaranteed minimum death benefits (“GMDB”) and guaranteed minimum income benefits (“GMIB”) are included in “Future policy benefits” and the related changes in the liabilities are included in “Policyholders’ benefits.” Guaranteed minimum accumulation benefits (“GMAB”), guaranteed minimum withdrawal benefits (“GMWB”), and guaranteed minimum income and withdrawal benefits (“GMIWB”) features are considered to be bifurcated embedded derivatives and are recorded at fair value. Changes in the fair value of these derivatives, including changes in the Company’s own risk of non-performance, along with any fees attributed or payments made relating to the derivative are recorded in “Realized investment gains (losses), net.” See Note 10 for additional information regarding the methodology used in determining the fair value of these embedded derivatives. The liabilities for GMAB, GMWB, and GMIWB are included in “Future policy benefits.” As discussed below, the Company and a reinsurance affiliate maintains a portfolio of derivative investments that serve as a partial hedge of the risks associated with these products, for which the changes in fair value are also recorded in “Realized investment gains (losses), net.” This portfolio of derivative investments does not qualify for hedge accounting treatment under U.S. GAAP.

	GMDB	GMAB/GMWB/G MIWB	GMIB	Totals
		Variable Annuity
		(in thousands)

Beginning Balance as of December 31, 2008	$279,950	$2,111,241	$11,626	$2,402,817
Incurred guarantee benefits - Impact of assumption and experience unlocking and true-ups (1)	(87,363)	-	(7,146)	(94,509)
Incurred guarantee benefits (1)	74,684	(2,100,367)	2,603	(2,023,080)
Paid guarantee benefits	(86,076)	-	-	(86,076)

Beginning Balance as of December 31, 2009	181,195	10,874	7,083	199,152

Incurred guarantee benefits - Impact of assumption and experience unlocking and true-ups (1)	(56,363)	-	1,238	(55,125)
Incurred guarantee benefits (1)	52,890	153,408	5,056	211,354
Paid guarantee benefits	(47,232)	-	-	(47,232)

Beginning Balance as of December 31, 2010	130,490	164,282	13,377	308,149

Incurred guarantee benefits - Impact of assumption and experience unlocking and true-ups (1)	23,078	-	570	23,648
Incurred guarantee benefits (1)	60,428	1,619,312	504	1,680,244
Paid guarantee benefits	(36,278)	-	(74)	(36,352)

Balance as of December 31, 2011	$177,718	$1,783,594	$14,377	$1,975,689

(1)

Incurred guarantee benefits include the portion of assessments established as additions to reserve as well as changes in estimates affecting the reserves. Also includes changes in the fair value of features considered to be derivatives.

The GMDB liability is determined each period end by estimating the accumulated value of a portion of the total assessments to date less the accumulated value of the death benefits in excess of the account balance. The GMIB liability is determined

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

each period by estimating the accumulated value of a portion of the total assessments to date less the accumulated value of the projected income benefits in excess of the account balance. The portion of assessments used is chosen such that, at issue (or, in the case of acquired contracts, at the acquisition date,) the present value of expected death benefits or expected income benefits in excess of the projected account balance and the portion of the present value of total expected assessments over the lifetime of the contracts are equal. The Company regularly evaluates the estimates used and adjusts the GMDB and GMIB liability balances with an associated charge or credit to earnings, if actual experience or other evidence suggests that earlier assumptions should be revised.

The GMAB features provide the contractholder with a guaranteed return of initial account value or an enhanced value if applicable. The most significant of the Company’s GMAB features are the guaranteed return option (“GRO”) features, which includes an asset transfer feature that reduces the Company’s exposure to these guarantees. The GMAB liability is calculated as the present value of future expected payments to customers less the present value of assessed rider fees attributable to the embedded derivative feature.

The GMWB features provide the contractholder with a guaranteed remaining balance if the account value is reduced to zero through a combination of market declines and withdrawals. The guaranteed remaining balance is generally equal to the protected value under the contract, which is initially established as the greater of the account value or cumulative deposits when withdrawals commence, less cumulative withdrawals. The contractholder also has the option, after a specified time period, to reset the guaranteed remaining balance to the then-current account value, if greater. The GMWB liability is calculated as the present value of future expected payments to customers less the present value of assessed rider fees attributable to the embedded derivative feature.

The GMIWB features, taken collectively, provide a contractholder two optional methods to receive guaranteed minimum payments over time, a “withdrawal” option or an “income” option. The withdrawal option (which is available under only one of the Company’s GMIWBs) guarantees that a contract holder can withdraw an amount each year until the cumulative withdrawals reach a total guaranteed balance. The income option (which varies among the Company’s GMIWBs) in general guarantees the contract holder the ability to withdraw an amount each year for life (or for joint lives, in the case of any spousal version of the benefit) where such amount is equal to a percentage of a protected value under the benefit. The contractholder also has the potential to increase this annual amount, based on certain subsequent increases in account value that may occur. Certain GMIWB features include an asset transfer feature that reduces the Company’s exposure to these guarantees. The GMIWB liability is calculated as the present value of future expected payments to customers less the present value of assessed rider fees attributable to the embedded derivative feature.

As part of its risk management strategy, the Company limits its exposure to these risks through a combination of product design elements, such as an asset transfer feature, and affiliated reinsurance agreements. The asset transfer feature included in the design of certain optional living benefits, transfers assets between certain variable investments selected by the annuity contractholder and, depending on the benefit feature, a fixed rate account in the general account or a bond portfolio within the separate accounts. The transfers are based on the static mathematical formula, used with the particular optional benefit, which considers a number of factors, including the impact of investment performance of the contractholder total account value. In general, negative investment performance may result in transfers to a fixed-rate account in the general account or a bond portfolio within the separate accounts, and positive investment performance may result in transfers back to contractholder-selected variable investments. Other product design elements utilized for certain products to manage these risks include asset allocation restrictions and minimum issuance age requirements. For risk management purposes the Company segregates the variable annuity living benefit features into those that include the asset transfer feature including certain GMIWB riders and certain GMAB riders that feature the GRO policyholder benefits; and those that do not include the asset transfer feature, including certain legacy GMIWB, GMWB, GMAB and GMIB riders. Living benefit riders that include the asset transfer feature also include GMDB riders, and as such the GMDB risk in these riders also benefits from the asset transfer feature.

Sales Inducements

The Company defers sales inducements and amortizes them over the life of the policy using the same methodology and assumptions used to amortize deferred policy acquisition costs. These deferred sales inducements are included in “Other Assets” in the Company’s Statements of Financial Position. The Company offers various types of sales inducements. These inducements include: (1) a bonus whereby the policyholder’s initial account balance is increased by an amount equal to a

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

specified percentage of the customer’s initial deposit and (2) additional credits after a certain number of years a contract is held. Changes in deferred sales inducements, reported as “Interest credited to policyholders’ account balances”, are as follows:

Sales Inducements
(in thousands)
Beginning Balance as of December 31, 2008	$726,314
Capitalization	293,388
Amortization - Impact of assumption and experience unlocking and true-ups	6,938
Amortization - All other	(153,163)
Change in unrealized gains/losses	(71,601)

Balance as of December 31, 2009	801,876

Capitalization	182,823
Amortization - Impact of assumption and experience unlocking and true-ups	32,445
Amortization - All other	(232,542)
Change in unrealized gains/losses	11,905

Balance as of December 31, 2010	796,507

Capitalization	68,370
Amortization - Impact of assumption and experience unlocking and true-ups	(56,736)
Amortization - All other	(378,682)
Change in unrealized gains/losses	147
Other (1)	16,235

Balance as of December 31, 2011	$445,841

(1) Balance sheet reclassification between DAC and DSI relating to refinement in methodology for allocating DAC/DSI balances for cohorts with both DAC and DSI persistency credits. Refer to Footnote 4 for impact to DAC.

7.	REINSURANCE

The Company cedes insurance to other insurers in order to fund the cash strain generated from commission costs on current sales and to limit its risk exposure. The Company utilizes both affiliated and unaffiliated reinsurance arrangements. On its unaffiliated arrangements, the Company uses primarily modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving in the future, a percentage of the future fees generated from that book of business. Such transfer does not relieve the Company of its primary liability and, as such, failure of reinsurers to honor their obligation could result in losses to the Company. The Company reduces this risk by evaluating the financial condition and credit worthiness of reinsurers.

On its affiliated arrangements, the Company uses automatic coinsurance reinsurance arrangements. These agreements cover all significant risks under features of the policies reinsured. The Company is not relieved of its primary obligation to the policyholder as a result of these reinsurance transactions. These affiliated agreements include the reinsurance of the Company’s GMWB, GMIWB, and GMAB features. These features are considered to be embedded derivatives, and changes in the fair value of the embedded derivative are recognized through “Realized investment gains (losses), net.” Please see Note 13 for further details around the affiliated reinsurance agreements.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The effect of reinsurance for the years ended December 31, 2011, 2010, and 2009, was as follows (in thousands):

	Gross	Unaffiliated Ceded	Affiliated Ceded	Net
2011
Policy charges and fee income - Life (1)	$3,711	$(439)	$-	$3,272
Policy charges and fee income - Annuity	825,000	(3,464)	-	821,536
Realized investment gains (losses), net	(1,224,770)	-	1,296,553	71,783
Policyholders’ benefits	128,873	(724)	-	128,149
General, administrative and other expenses	$442,185	$(924)	$(3,804)	$437,457

2010
Policy charges and fee income - Life (1)	$3,895	$(3,233)	$-	$662
Policy charges and fee income - Annuity	715,368	25,160	-	740,528
Realized investment gains (losses), net	216,875	-	(80,836)	136,039
Policyholders’ benefits	41,908	(997)	-	40,911
General, administrative and other expenses	$418,130	$(1,232)	$(3,432)	$413,466

2009
Policy charges and fee income - Life (1)	$4,086	$(1,328)	$-	$2,758
Policy charges and fee income - Annuity	401,957	(11,962)	-	389,995
Realized investment gains (losses), net	2,232,850	-	(2,195,883)	36,967
Policyholders’ benefits	4,414	-	-	4,414
General, administrative and other expenses	$374,509	$(2,337)	$(2,010)	$370,162

(1)	Life insurance inforce count at December 31, 2011, 2010 and 2009 was 2,118, 2,284 and 2,469, respectively.

The Company’s Statements of Financial Position also included reinsurance recoverables from Pruco Reinsurance, LTD (“Pruco Re”) and Prudential Insurance Company of America (“Prudential Insurance”) of $1,748.2 million at December 31, 2011 and $187.1 million at December 31, 2010.

8.	INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, were as follows:

	2011	2010	2009
	(in thousands)
Current tax expense:
U.S.	$32,230	$(27,926)	$(239,798)
State and local	-	(693)	2

Total	$32,230	$(28,619)	$(239,796)

Deferred tax expense:
U.S.	(198,293)	148,362	173,161
State and local	-	(237)	2,595

Total	$(198,293)	$148,125	$175,756

Total income tax (benefit) expense on income from operations	(166,063)	119,506	(64,040)
Income Tax reported in equity related to:
Other comprehensive income (loss)	(16,240)	25,591	82,326
Cumulative effect of changes in accounting policy	-	-	4,772
Stock based compensation programs	-	-	-

Total income tax (benefit) expense	$(182,303)	$145,097	$23,058

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The Company’s income (loss) from continuing operations before income taxes includes income (loss) from domestic operations of $(317.6) million, $533.3 million and $(3.9) million, and no income from foreign operations for the years ended December 31, 2011, 2010 and 2009, respectively.

The Company’s actual income tax expense on continuing operations for the years ended December 31, 2011, 2010, and 2009, differs from the expected amount computed by applying the statutory federal income tax rate of 35% to income from continuing operations before income taxes for the following reasons:

	2011	2010	2009
	(in thousands)
Expected federal income tax (benefit) expense	$(111,165)	$186,653	$(1,358)
Non taxable investment income	(47,451)	(55,497)	(56,870)
Tax credits	(7,517)	(11,290)	(6,150)
State income taxes, net of federal benefit	-	(604)	1,688
Other	70	244	(1,350)

Total income tax (benefit) expense	$(166,063)	$119,506	$(64,040)

Deferred tax assets and liabilities at December 31, resulted from the items listed in the following table:

	2011	2010
	(in thousands)
Deferred tax assets
Insurance reserves	$470,084	$580,606
Investments	88,757	108,698
Compensation reserves	4,546	4,401
Other	1,695	-

Deferred tax assets	565,082	693,705

Deferred tax liabilities
VOBA and deferred acquisition cost	166,753	353,189
Net unrealized gains	154,314	175,199
Deferred annuity bonus	156,044	278,777
Other	-	12,251

Deferred tax liabilities	477,111	819,416

Net deferred tax asset (liability)	$87,971	$(125,711)

The application of U.S. GAAP requires the Company to evaluate the recoverability of deferred tax assets and establish a valuation allowance if necessary to reduce the deferred tax asset to an amount that is more likely than not expected to be realized. Considerable judgment is required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance the Company considers many factors, including: (1) the nature of the deferred tax assets and liabilities; (2) whether they are ordinary or capital; (3) in which tax jurisdictions they were generated and the timing of their reversal; (4) taxable income in prior carryback years as well as projected taxable earnings exclusive of reversing temporary differences and carryforwards; (5) the length of time that carryovers can be utilized in the various taxing jurisdictions; (6) any unique tax rules that would impact the utilization of the deferred tax assets; and (7) any tax planning strategies that the Company would employ to avoid a tax benefit from expiring unused. Although realization is not assured, management believes it is more likely than not that the deferred tax assets, net of valuation allowances, will be realized. The company had no valuation allowance as of December 31, 2011, and 2010.

Management believes that based on its historical pattern of taxable income, the Company will produce sufficient income in the future to realize its deferred tax assets. Adjustments to the valuation allowance will be made if there is a change in management’s assessment of the amount of deferred tax asset that is realizable.

The Company had no unrecognized tax benefits as of December 31, 2011 and 2010.

The Company classifies all interest and penalties related to tax uncertainties as income tax expense. In December 31, 2011 and 2010, the Company recognized nothing in the statement of operations and recognized no liabilities in the statement of financial position for tax-related interest and penalties.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The dividends received deduction (“DRD”) reduces the amount of dividend income subject to U.S. tax and is the primary component of the non-taxable investment income shown in the table above, and, as such, is a significant component of the difference between the Company’s effective tax rate and the federal statutory tax rate of 35%. The DRD for the current period was estimated using information from 2010, current year results, and was adjusted to take into account the current year’s equity market performance. The actual current year DRD can vary from the estimate based on factors such as, but not limited to, changes in the amount of dividends received that are eligible for the DRD, changes in the amount of distributions received from mutual fund investments, changes in the account balances of variable life and annuity contracts, and the Company’s taxable income before the DRD.

In August 2007, the IRS released Revenue Ruling 2007-54, which included, among other items, guidance on the methodology to be followed in calculating the DRD related to variable life insurance and annuity contracts. In September 2007, the IRS released Revenue Ruling 2007-61. Revenue Ruling 2007-61 suspended Revenue Ruling 2007-54 and informed taxpayers that the U.S. Treasury Department and the IRS intend to address through new guidance the issues considered in Revenue Ruling 2007-54, including the methodology to be followed in determining the DRD related to variable life insurance and annuity contracts. On February 13, 2012, the Obama Administration released the “General Explanations of the Administration’s Revenue Proposals.” One proposal would change the method used to determine the amount of the DRD. A change in the DRD, including the possible retroactive or prospective elimination of this deduction through guidance or legislation, could increase actual tax expense and reduce the Company’s net income. These activities had no impact on the Company’s 2009, 2010 or 2011 results.

The Company is not currently under audit by the IRS or any state or local jurisdiction for the years prior to 2009.

In 2009, the Company joined in filing the federal tax return with its ultimate parent, Prudential Financial. For tax years 2009 through 2011, the Company is participating in the IRS’s Compliance Assurance Program (“CAP”). Under CAP, the IRS assigns an examination team to review completed transactions contemporaneously during these tax years in order to reach agreement with the Company on how they should be reported in the tax returns. If disagreements arise, accelerated resolutions programs are available to resolve the disagreements in a timely manner before the tax returns are filed. It is management’s expectation this program will shorten the time period between the filing of the Company’s federal income tax returns and the IRS’s completion of its examination of the returns.

9.	STATUTORY NET INCOME AND SURPLUS AND DIVIDEND RESTRICTIONS

The Company is required to prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the State of Connecticut Insurance Department. Prescribed statutory accounting practices include publications of the NAIC, as well as state laws, regulations and general administrative rules. Statutory accounting practices primarily differ from U.S. GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions and valuing investments, deferred taxes, and certain assets on a different basis.

Statutory net income of the Company amounted to $177.0 million, $348.4 million, and $266.6 million, for the years ended December 31, 2011, 2010, and 2009, respectively. Statutory surplus of the Company amounted to $671.8 million and $936.0 million at December 31, 2011 and 2010, respectively.

Without prior approval of its domiciliary commissioner, dividends to shareholders are limited by the laws of the Company’s state of incorporation, Connecticut. The State of Connecticut restricts dividend payments to the greater of 10% of the prior year’s surplus or net gain from operations from the prior year. Net gain from operations is defined as income after taxes but prior to realized capital gains, as reported on the Summary of Operations. Based on 2011 net gain from operations, the Company is restricted to divided payments of $39.1 million in 2012 without prior approval. The Company received approval from the State of Connecticut for the 2011 and 2010 dividend payments to our ultimate parent, Prudential Financial.

On June 30, 2011, the Company paid an extra-ordinary dividend of $270 million to our ultimate parent, Prudential Financial. On November 30, 2011 the Company paid an ordinary dividend of $318 million to our ultimate parent, Prudential Financial. On November 23, 2010, the Company paid a dividend of $470 million of which $330 million was an ordinary dividend and $140 million was an extraordinary dividend to our ultimate parent, Prudential Financial.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

10. FAIR	VALUE OF ASSETS AND LIABILITIES

Fair Value Measurement – Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The authoritative guidance around fair value established a framework for measuring fair value that includes a hierarchy used to classify the inputs used in measuring fair value. The hierarchy prioritizes the inputs to valuation techniques into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are as follows:

Level 1 – Fair value is based on unadjusted quoted prices in active markets that are accessible to the Company for identical assets or liabilities. These generally provide the most reliable evidence and are used to measure fair value whenever available. Active markets are defined as having the following characteristics for the measured asset/liability: (i) many transactions, (ii) current prices, (iii) price quotes not varying substantially among market makers, (iv) narrow bid/ask spreads and (v) most information publicly available. The Company’s Level 1 assets and liabilities primarily include cash equivalents and certain short term investments, equity securities, and corporate securities that are traded in an active exchange market. Prices are obtained from readily available sources for market transactions involving identical assets or liabilities.

Level 2 – Fair value is based on significant inputs, other than Level 1 inputs, that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability through corroboration with observable market data. Level 2 inputs include quoted market prices in active markets for similar assets and liabilities, quoted market prices in markets that are not active for identical or similar assets or liabilities, and other market observable inputs. The Company’s Level 2 assets and liabilities primarily include: fixed maturities (corporate public and private bonds, most government securities, certain asset-backed and mortgage-backed securities, etc.), and certain over-the-counter derivatives. Valuations are generally obtained from third party pricing services for identical or comparable assets or liabilities or through the use of valuation methodologies using observable market inputs. Prices from services are validated through comparison to trade data and internal estimates of current fair value, generally developed using market observable inputs and economic indicators.

Level 3 – Fair value is based on at least one or more significant unobservable inputs for the asset or liability. These inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability. The Company’s Level 3 assets and liabilities primarily include: certain private fixed maturities and equity securities, certain manually priced public equity securities and fixed maturities, certain highly structured over-the-counter derivative contracts, and embedded derivatives resulting from certain products with guaranteed benefits. Prices are determined using valuation methodologies such as option pricing models, discounted cash flow models and other similar techniques. Non-binding broker quotes, which are utilized when pricing service information is not available, are reviewed for reasonableness based on the Company’s understanding of the market, and are generally considered Level 3. Under certain conditions, based on its observations of transactions in active markets, the Company may conclude the prices received from independent third party pricing services or brokers are not reasonable or reflective of market activity. In those instances, the Company may choose to over-ride the third-party pricing information or quotes received and apply internally developed values to the related assets or liabilities. To the extent the internally developed valuations use significant unobservable inputs, they are classified as Level 3. As of December 31, 2011 and December 31, 2010 these over-rides on a net basis were not material.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Asset and Liabilities by Hierarchy Level -The tables below present the balances of assets and liabilities measured at fair value on a recurring basis, as of the dates indicated.

	As of December 31, 2011
	Level 1	Level 2	Level 3	Netting (2)	Total

	(in thousands)
Fixed maturities, available-for-sale:
U.S. government securities	$-	$86,035	$-	$-	$86,035
State and municipal securities	-	100,075	-	-	100,075
Foreign government securities	-	134,810	-	-	134,810
Corporate securities	6,705	3,791,350	89,658	-	3,887,713
Asset-backed securities	-	128,821	48,563	-	177,384
Commercial mortgage-backed securities	-	491,757	-	-	491,757
Residential mortgage-backed securities	-	395,993	-	-	395,993

Sub-total	6,705	5,128,841	138,221	-	5,273,767
Trading account assets:
Asset-backed securities	-	31,571	-	-	31,571
Equity securities	6,804	-	203	-	7,007

Sub-total	6,804	31,571	203	-	38,578

Equity securities, available-for-sale	3,071	-	-	-	3,071
Short-term investments	227,235	10,366	-	-	237,601
Cash equivalents	8,112	-	-	-	8,112
Other long term investments - PFI	-	191,144	970	(40,012)	152,102
Other long term investments - Unaffiliated	-	-	243	-	243
Reinsurance recoverable	-	-	1,747,757	-	1,747,757
Other assets	-	25,225	-	-	25,225

Sub-total excluding separate account assets	251,927	5,387,147	1,887,394	(40,012)	7,486,456
Separate account assets (1)	1,039,821	41,902,937	-	-	42,942,758

Total assets	$1,291,748	$47,290,084	$1,887,394	$(40,012)	$50,429,214

Future policy benefits	$-	$-	$1,783,595	$-	$1,783,595
Other liabilities	-	40,012	-	(40,012)	-

Total liabilities	$-	$40,012	$1,783,595	$(40,012)	$1,783,595

(1)

Separate account assets represent segregated funds that are invested for certain customers. Investment risks associated with market value changes are borne by the customers, except to the extent of minimum guarantees made by the Company with respect to certain accounts.

(2)	Netting” amounts represent the impact of offsetting asset and liability positions held with the same counterparty.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

	As of December 31, 2010
	Level 1	Level 2	Level 3	Netting (2)	Total

	(in thousands)
Fixed maturities, available-for-sale:
U.S. government securities	$-	$193,305	$-	$-	$193,305
State and municipal securities	-	77,516	-	-	77,516
Foreign government securities	-	136,513	-	-	136,513
Corporate Securities	-	3,876,695	74,255	-	3,950,950
Asset-backed securities	-	160,113	53,857	-	213,970
Commercial mortgage-backed securities	-	490,569	-	-	490,569
Residential mortgage-backed securities	-	393,398	-	-	393,398

Sub-total	-	5,328,109	128,112	-	5,456,221
Trading account assets:
Asset backed securities	-	70,831	-	-	70,831
Equity Securities	8,774	-	-	-	8,774

Sub-total	8,774	70,831	-	-	79,605

Equity securities, available-for-sale	16,611	976	-	-	17,587
Short-term investments	228,383	-	-	-	228,383
Other long-term investments	-	91,757	-	(40,757)	51,000
Reinsurance recoverable	-	-	186,735	-	186,735
Other assets	-	29,201	-	-	29,201

Sub-total excluding separate account assets	253,768	5,520,874	314,847	(40,757)	6,048,732
Separate account assets (1)	1,488,369	46,786,974	-	-	48,275,343

Total assets	$1,742,137	$52,307,848	$314,847	$(40,757)	$54,324,075

Future policy benefits	$-	$-	$164,283	$-	$164,283
Other liabilities	-	40,757	-	(40,757)	-

Total liabilities	$-	$40,757	$164,283	$(40,757)	$164,283

(1)

Separate account assets represent segregated funds that are invested for certain customers. Investment risks associated with market value changes are borne by the customers, except to the extent of minimum guarantees made by the Company with respect to certain accounts.

(2)	Netting” amounts represent the impact of offsetting asset and liability positions held with the same counterparty.

The methods and assumptions the Company uses to estimate the fair value of assets and liabilities measured at fair value on a recurring basis are summarized below. Information regarding separate account assets is excluded as the risk associated with these assets is primarily borne by the Company’s customers and policyholders.

Fixed Maturity Securities - The fair values of the Company’s public fixed maturity securities are generally based on prices obtained from independent pricing services. Prices from pricing services are sourced from multiple vendors, and a vendor hierarchy is maintained by asset type based on historical pricing experience and vendor expertise. The Company generally receives prices from multiple pricing services for each security, but ultimately uses the price from the pricing service highest in the vendor hierarchy based on the respective asset type. To validate reasonableness, prices are reviewed by internal asset managers through comparison with directly observed recent market trades and internal estimates of current fair value, developed using market observable inputs and economic indicators. Consistent with the fair value hierarchy described above, securities with validated quotes from pricing services are generally reflected within Level 2, as they are primarily based on observable pricing for similar assets and/or other market observable inputs. If the pricing information received from third party pricing services is not reflective of market activity or other inputs observable in the market, the Company may challenge the price through a formal process with the pricing service. If the pricing service updates the price to be more consistent in comparison to the presented market observations, the security remains within Level 2.

If the Company ultimately concludes that pricing information received from the independent pricing service is not reflective of market activity, non-binding broker quotes are used, if available. If the Company concludes the values from both pricing services and brokers are not reflective of market activity, it may over-ride the information from the pricing service or broker with an internally developed valuation. As of December 31, 2011 and December 31, 2010 over-rides on a net basis were not material. Internally developed valuations or non-binding broker quotes are also used to determine fair value in circumstances

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

where vendor pricing is not available. These estimates may use significant unobservable inputs, which reflect the Company’s own assumptions about the inputs market participants would use in pricing the asset. Circumstances where observable market data are not available may include events such as market illiquidity and credit events related to the security. Pricing service over-rides, internally developed valuations and non-binding broker quotes are generally included in Level 3 in the fair value hierarchy.

The fair value of private fixed maturities, which are primarily comprised of investments in private placement securities, originated by internal private asset managers, are primarily determined using a discounted cash flow model. In certain cases these models primarily use observable inputs with a discount rate based upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions, taking into account, among other factors, the credit quality and industry sector of the issuer and the reduced liquidity associated with private placements. Generally, these securities have been reflected within Level 2. For certain private fixed maturities, the discounted cash flow model may also incorporate significant unobservable inputs, which reflect the Company’s own assumptions about the inputs market participants would use in pricing the asset. To the extent management determines that such unobservable inputs are not significant to the price of a security, a Level 2 classification is made. Otherwise, a Level 3 classification is used.

Private fixed maturities also include debt investments in funds that, in addition to a stated coupon, pay a return based upon the results of the underlying portfolios. The fair values of these securities are determined by reference to the funds’ net asset value (“NAV”). Since the NAV at which the funds trade can be observed by redemption and subscription transactions between third parties, the fair values of these investments have been reflected within Level 2 in the fair value hierarchy.

Trading Account Assets – Trading account assets consist primarily of asset-backed and equity securities whose fair values are determined consistent with similar instruments described under “Fixed Maturity Securities” and under “Equity Securities.”

Equity Securities - Equity securities consist principally of investments in common, and non-redeemable preferred stock of publicly traded companies. The fair values of most publicly traded equity securities are based on quoted market prices in active markets for identical assets and are classified within Level 1 in the fair value hierarchy. The fair values of preferred equity securities are based on prices obtained from independent pricing services. These prices are then validated for reasonableness against recently traded market prices. Accordingly, these securities are generally classified within Level 2 in the fair value hierarchy.

Derivative Instruments - Derivatives are recorded at fair value either as assets, within “Other long-term investments,” or as liabilities, within “Other liabilities,” except for embedded derivatives which are recorded with the associated host contract. The fair values of derivative contracts are determined based on quoted prices in active exchanges or through the use of valuation models. The fair values of derivative contracts can be affected by changes in interest rates, foreign exchange rates, credit spreads, market volatility, expected returns, non-performance risk liquidity and other factors. Liquidity valuation adjustments are made to reflect the cost of exiting significant risk positions, and consider the bid-ask, spread, maturity, complexity, and other specific attributes of the underlying derivative position.

The majority of the Company’s derivative positions are traded in the OTC derivative market and are classified within Level 2 in the fair value hierarchy. OTC derivatives classified within Level 2 are valued using models generally accepted in the financial services industry that use actively quoted or observable market input values from external market data providers, third-party pricing vendors and/or recent trading activity. The fair values of most OTC derivatives, including interest rate and cross currency swaps and single name credit default swaps are determined using discounted cash flow models. These models’ key assumptions include the contractual terms of the respective contract, along with significant observable inputs, including interest rates, currency rates, credit spreads, equity prices, index dividend yields non-performance risk and volatility, and are classified as Level 2.

To reflect the market’s perception of its own and the counterparty’s non-performance risk, the Company incorporates additional spreads over London Interbank Offered Rate (“LIBOR”) into the discount rate used in determining the fair value of OTC derivative assets and liabilities which are uncollateralized. The additional credit spread over LIBOR rates is determined taking into consideration publicly available information relating to the financial strength of the Company. The Company adjusts these credit spreads to remove any illiquidity risk premium, which is subject to a floor based on a percentage of the credit spread. Most OTC derivative contract inputs have bid and ask prices that are actively quoted or can be readily obtained from external market data providers. The Company’s policy is to use mid-market pricing in determining its best estimate of fair value.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Derivatives classified as Level 3 include first-to-default credit basket swaps and other structured products. These derivatives are valued based upon models with some significant unobservable market inputs or inputs from less actively traded markets. The fair values of first-to-default credit basket swaps are derived from relevant observable inputs (e.g. individual credit default spreads, interest rates and recovery rates), and unobservable model-specific input values such as correlation between different credits within the same basket. Other structured options and derivatives are valued using simulation models such as the Monte Carlo and other techniques. Level 3 methodologies are validated through periodic comparison of the Company’s fair values to broker-dealer values. As of December 31, 2011 and December 31, 2010, there were derivatives with the fair value of $970 thousand and $0 classified within Level 3, and all other derivatives were classified within Level 2. See Note 8 for more details on the fair value of derivative instruments by primary underlying.

Cash Equivalents and Short-Term Investments - Cash equivalents and short-term investments include money market instruments, commercial paper and other highly liquid debt instruments. Money market instruments are generally valued using unadjusted quoted prices in active markets that are accessible for identical assets and are primarily classified as Level 1. The remaining instruments in the short-term investments category are typically not traded in active markets; however, their fair values are based on market observable inputs and, accordingly, these investments have been classified within Level 2 in the fair value hierarchy.

Other Assets - Other assets carried at fair value include affiliated bonds within our legal entity whose fair value are determined consistent with similar securities described above under “Fixed Maturity Securities” managed by affiliated asset managers.

Reinsurance Recoverables - Reinsurance recoverables carried at fair value include the reinsurance of our living benefit guarantees on certain of our variable annuities. These guarantees are considered embedded derivatives and are described below in “Future Policy Benefits”. The reinsurance agreements covering these guarantees are derivatives with fair value determined in the same manner as the embedded derivative guarantee.

Future Policy Benefits - The liability for future policy benefits includes general account liabilities for guarantees on variable annuity contracts, including GMAB, GMWB and GMIWB, accounted for as embedded derivatives. The fair values of the GMAB, GMWB and GMIWB liabilities are calculated as the present value of future expected benefit payments to customers less the present value of assessed rider fees attributable to the embedded derivative feature. This methodology could result in either a liability or asset balance, given changing capital market conditions and various policyholder behavior assumptions. Since there is no observable active market for the transfer of these obligations, the valuations are calculated using internally developed models with option pricing techniques. The models are based on a risk neutral valuation framework and incorporate premiums for risks inherent in valuation techniques, inputs, and the general uncertainty around the timing and amount of future cash flows. The determination of these risk premiums requires the use of management judgment.

The Company is also required to incorporate the market perceived risk of its own non-performance (“NPR”) in the valuation of the embedded derivatives associated with its optional living benefit features. Since insurance liabilities are senior to debt, the Company believes that reflecting the financial strength ratings of the Company in the valuation of the liability or contra-liability appropriately takes into consideration the Company’s own risk of non-performance. To reflect NPR, the Company incorporates an additional credit spread over LIBOR into the discount rate used in the valuations of the embedded derivatives associated with its optional living benefit features. The additional credit spread over LIBOR rates is determined taking into consideration publicly available information relating to the financial strength of the Company, as indicated by the credit spreads associated with funding agreements issued by an affiliated company. The Company adjusts these credit spreads to remove any illiquidity risk premium which is subject to a floor based on a percentage of the credit spread. The additional credit spread over LIBOR rates incorporated into the discount rate as of December 31, 2011 generally ranged from 150 to 250 basis points for the portion of the interest rate curve most relevant to these liabilities. This additional spread is applied at an individual contract level and only to individual living benefit contracts in a liability position and not to those in an contra-liability position.

Other significant inputs to the valuation models for the embedded derivatives associated with the optional living benefit features of the Company’s variable annuity products include capital market assumptions, such as interest rate and implied volatility assumptions, as well as various policyholder behavior assumptions that are actuarially determined, including lapse rates, benefit utilization rates, mortality rates and withdrawal rates. These assumptions are reviewed at least annually, and updated based upon historical experience and give consideration to any observable market data, including market transactions

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

such as acquisitions and reinsurance transactions. Since many of the assumptions utilized in the valuation of the embedded derivatives associated with the Company’s optional living benefit features are unobservable and are considered to be significant inputs to the liability valuation, the liability included in future policy benefits has been reflected within Level 3 in the fair value hierarchy.

Significant declines in interest rates and the impact of equity market declines on account values in 2011 drove increases in the embedded derivative liabilities associated with the optional living benefit features of the Company’s variable annuity products as of December 31, 2011. These factors, as well as widening of the spreads used in valuing non-performance risk NPR, also drove offsetting increases in the adjustment to incorporate the market-perceived risk of non-performance in the valuation of the embedded derivative. As of December 31, 2011, the fair value of the embedded derivatives associated with the optional living benefit features, before the adjustment for NPR, was a net liability of $4,162 million. This net liability was comprised of $4,188 million of individual living benefit contracts in a liability position, net of $26 million of individual living benefit contracts in a contra-liability position. At December 31, 2011, our adjustment for NPR resulted in a $2,378 million cumulative decrease to the embedded derivative liability. As described in Note 5, the Company uses affiliated reinsurance as part of its risk and capital management strategies for certain of these optional living benefit features. As a result, the increases in these embedded derivative liabilities are largely offset by corresponding increases in reinsurance recoverable associated with the affiliated reinsurance agreements.

Transfers between Levels 1 and 2 – During the year ended December 31, 2011, there were no material transfers between Level 1 and Level 2.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Changes in Level 3 assets and liabilities - The following tables provide a summary of the changes in fair value of Level 3 assets and liabilities for the year ended December 31, 2011, as well as the portion of gains or losses included in income for the year ended December 31, 2011 attributable to unrealized gains or losses related to those assets and liabilities still held at December 31, 2011.

	Year Ended December 31, 2011
	Fixed Maturities Available-For- Sale - Corporate Securities	Fixed Maturities Available- For- Sale - Asset Backed Securities	Equity Securities - Available- For-Sale	Other Long- Term Investments - PFI		Reinsurance Recoverable	Other Trading Securities - Equity	Other Long Term Investments- Unaffiliated

	(in thousands)
Fair value, beginning of period assets/(liabilities)	$74,255	$53,857	$-		$-	$186,735	$-	$-
Total gains (losses) (realized/unrealized):
Included in earnings:
Realized investment gains (losses), net	46	-	-		(1,285)	1,348,271	-	-
Asset management fees and other income	-	-	-		-	-	(27)	(19)
Included in other comprehensive income (loss)	5,472	206	1		-	-	-	-
Net investment income	4,579	430	-		-	-	-	-
Sales	-	-	(747)		-	-	-	-
Purchases	8,702	-	-		-	212,751	-	262
Settlements	(5,356)	(5,930)	-		-	-	-	-
Transfers into Level 3 (1)	51,135	-	976		2,255	-	-	-
Transfers out of Level 3 (1)	(49,175)	-			-	-	-	-
Other (3)	-	-	(230)		-	-	230	-

Fair value, end of period assets/(liabilities)	$89,658	$48,563	$-		$970	$1,747,757	$203	$243

Unrealized gains (losses) for the period relating to those Level 3 assets that were still held by the
Company at the end of the period (2):
Included in earnings:
Realized investment gains (losses), net	$-	$-	$-		$(1,311)	$1,356,358	$-	$-
Asset administration fees and other income	$-	$-	$-	$		$-	$(27)	$(19)
Included in other comprehensive income (loss)	$15,215	$247	$1		$-	$-	$-	$-

	Year Ended December 31, 2011
	Future Policy Benefits
	(in thousands)
Fair value, beginning of period assets/(liabilities)	$(164,283)
Total gains (losses) (realized/unrealized):
Included in earnings:
Realized investment gains (losses), net	(1,396,276)
Purchases	-
Sales	-
Issuances	(223,036)
Settlements	-
Transfers into Level 3 (1)	-
Transfers out of Level 3 (1)	-

Fair Value, end of period	$(1,783,595)

Unrealized gains (losses) for the period relating to those Level 3 assets that were still held by the
Company at the end of the period (2):
Included in earnings:
Realized investment gains (losses), net	$(1,403,609)
Interest credited to policyholders’ account balances	$-
Included in other comprehensive income (loss)	$-

(1) Transfers into or out of Level 3 are generally reported as the value as of the beginning of the quarter in which the transfer occurs.

(2) Unrealized gains or losses related to assets still held at the end of the period do not include amortization or accretion of premiums and discounts.

(3) Other primarily represents reclasses of certain assets between reporting categories.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Transfers – As a part of an ongoing monitoring assessment of pricing inputs to ensure appropriateness of the level classification in the fair value hierarchy the Company may reassign level classification from time to time. As a result of such a review, in the first quarter of 2011, it was determined that the pricing inputs for perpetual preferred stocks provided by third party pricing services were primarily based on non-binding broker quotes which could not always be verified against directly observable market information. Consequently, perpetual preferred stocks were transferred into Level 3 within the fair value hierarchy. This represents the majority of the transfers into Level 3 for Equity Securities Available-for-Sale. Other transfers into Level 3 were primarily the result of unobservable inputs utilized within valuation methodologies and the use of broker quotes (that could not be validated) when previously, information from third party pricing services (that could be validated) was utilized. Transfers out of Level 3 were primarily due to the use of observable inputs in valuation methodologies as well as the utilization of pricing service information for certain assets that the Company was able to validate.

The following table provides a summary of the changes in fair value of Level 3 assets and liabilities for the year ended December 31, 2010, as well as the portion of gains or losses included in income for the year ended December 31, 2010 attributable to unrealized gains or losses related to those assets and liabilities still held at December 31, 2010.

	Year Ended December 31, 2010
	Fixed Maturities Available-For-Sale - Corporate Securities	Fixed Maturities Available-For- Sale - Foreign Government Bonds	Fixed Maturities Available-For-Sale - Asset-Backed Securities	Reinsurance Recoverable
	(in thousands)
Fair value, beginning of period assets/(liabilities)	$63,634	$1,219	$43,794	$40,351
Total gains (losses) (realized/unrealized):
Included in earnings:
Realized investment gains (losses), net	1,083	-	(1,247)	(43,339)
Included in other comprehensive income (loss)	3,072	(12)	(963)	-
Net investment income	4,195	(1)	17	-
Purchases, sales, issuances and settlements	(10,830)	-	29,676	189,723
Transfers into Level 3 (1)	13,101	-	-	-
Transfers out of Level 3 (1)	-	(1,206)	(17,420)	-

Fair value, end of period assets/(liabilities)	$74,255	$-	$53,857	$186,735

Unrealized gains (losses) for the period relating to those
Level 3 assets that were still held by the
Company at the end of the period (2):
Included in earnings:
Realized investment gains (losses), net	$-	$-	$(654)	$(40,069)
Asset management fees and other income	$-	$-	$-	$-
Included in other comprehensive income (loss)	$3,773	$(13)	$(963)	$-

	Year Ended December 31, 2010
	Future Policy Benefits	Other Liabilities
	(in thousands)
Fair value, beginning of period assets/(liabilities)	$(10,874)	$(53)
Total gains (losses) (realized/unrealized):
Included in earnings:
Realized investment gains (losses), net	45,258	53
Purchases, sales, issuances and settlements	(198,667)	-
Transfers into Level 3 (1)	-	-
Transfers out of Level 3 (1)	-	-

Fair value, end of period assets/(liabilities)	$(164,283)	$-

Unrealized gains (losses) for the period relating to
Level 3 assets that were still held by the
Company at the end of the period (2):
Included in earnings:
Realized investment gains (losses), net	$42,759	$-
Interest credited to policyholders’ account balances	$-	$-
Included in other comprehensive income (loss)	$-	$-

(1) Transfers into or out of level 3 are generally reported as the value as of the beginning of the quarter in which the transfer occurs.

(2) Unrealized gains or losses related to assets still held at the end of the period do not include amortization or accretion of premiums and discounts.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Transfers – Transfers out of Level 3 for Fixed Maturities Available-for-Sale – Asset-Backed Securities includes $17.4 million for the year ended December 31, 2010 resulting from the Company’s conclusion that the market for asset-backed securities collateralized by sub-prime mortgages has been becoming increasingly active, as evidenced by orderly transactions. The pricing received from independent pricing services could be validated by the Company, as discussed in detail above. Other transfers out of Level 3 were typically due to the use of observable inputs in valuation methodologies as well as the utilization of pricing service information for certain assets that the Company was able to validate. Transfers into Level 3 were primarily the result of unobservable inputs utilized within valuation methodologies and the use of broker quotes (that could not be validated) when previously, information from third party pricing services (that could be validated) was utilized.

The following table provides a summary of the changes in fair value of Level 3 assets and liabilities for the year ending December 31, 2009, as well as the portion of gains or losses included in income for twelve months ended December 31, 2009 attributable to unrealized gains or losses related to those assets and liabilities still held at December 31, 2009.

	Year Ended December 31, 2009
	Fixed Maturities Available-For- Sale - Foreign Government Bonds	Fixed Maturities Available- For-Sale - Corporate Securities	Fixed Maturities Available- For-Sale - Asset-Backed Securities	Reinsurance Recoverable	Other Liabilities (3)
	(in thousands)
Fair value, beginning of period	$977	$68,559	$21,188	$2,110,146	$(1,496)
Total gains (losses) (realized/unrealized)
Included in earnings:
Realized investment gains (losses), net	-	(449)	(5,173)	(2,162,496)	1,443
Included in other comprehensive income (loss)	243	(8,063)	17,767	-	-
Net investment income	(1)	3,637	156	-	-
Purchases, sales, issuances, and settlements	-	(963)	(1,411)	92,701	-
Transfers into (out of) level 3 (1)	-	913	11,267	-	-

Fair value, end of period of period assets/(liabilities)	$1,219	$63,634	$43,794	$40,351	$(53)

Unrealized gains (losses) for the period relating to those Level 3 assets that were still held by the Company at the end of the period (2):
Included in earnings:
Realized investment gains (losses), net	$-	$(433)	$(4,894)	$(2,092,458)	$1,444
Asset management fees and other income	$-	$-	$-	$-	$-
Included in other comprehensive income (loss)	$243	$(8,025)	$17,767	$-	$-

	Year Ended December 31, 2009
	Future Policy Benefits
	(in thousands)
Fair value, beginning of period of period assets/(liabilities)	$(2,111,241)
Total gains (losses) (realized/unrealized)
Included in earnings:
Realized investment gains (losses), net	2,195,856
Interest Credited to Policyholder Account Balances (SA Only)	-
Purchases, sales, issuances, and settlements	(95,489)
Transfers into (out of) level 3 (1)	-

Fair value, end of period of period assets/(liabilities)	$(10,874)

Unrealized gains (losses) for the period relating to those Level 3 assets that were still held by the Company at the end of the period (2):
Included in earnings:
Realized investment gains (losses), net	$2,125,409
Interest credited to policyholder account	$-
Included in other comprehensive income (loss)	$-

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

(1) Transfers into or out of level 3 are generally reported as the value as of the beginning of the quarter in which the transfer occurs.

(2) Unrealized gains or losses related to assets still held at the end of the period do not include amortization or accretion of premiums and discounts.

(3) Derivative instruments classified as Other Long-term Investments at December 31, 2008 were reclassified Other Liabilities at December 31, 2009 as they were in a net liability position.

Transfers –Transfers into Level 3 for Fixed Maturities Available-for-Sale – Asset-Backed include $14.4 million for the year ended December 31, 2009, resulting from the Company’s conclusion that the market for asset-backed securities collateralized by sub-prime mortgages was an inactive market, as discussed in detail above. In addition to these sub-prime securities, transfers into Level 3 for Fixed Maturities Available-for-Sale – Corporate Securities and Asset-Backed Securities included transfers resulting from the use of unobservable inputs within valuation methodologies and the use of broker quotes (that could not be validated) when previously, information from third party pricing services (that could be validated) or models with observable inputs were utilized.

Transfers out of level 3 for Fixed Maturities Available-for-Sale – Asset-Backed Securities and – Corporate Securities were primarily due to the use of observable inputs in valuation methodologies as well as the utilization of pricing service information for certain assets that the Company was able to validate.

Transfers out of level 3 for Separate Account Assets were primarily due to the reclassification of the underlying investment within the mutual funds as these funds had less exposure to Level 3 securities since the funds switched to vendor prices.

Fair Value of Financial Instruments –The Company is required to disclose the fair value of certain financial instruments including those that are not carried at fair value. For the following financial instruments the carrying amount equals or approximates fair value: fixed maturities classified as available-for-sale, trading account assets, equity securities, policy loans, short-term investments, cash and cash equivalents and separate accounts.

The following table discloses the Company’s financial instruments where the carrying amounts and fair values may differ:

	December 31, 2011		December 31, 2010
	Carrying value	Fair value	Carrying value	Fair value
	(in thousands)
Assets:
Commercial mortgage and other loans	$449,359	$490,151	$431,432	$465,099
Liabilities:
Investment Contracts - Policyholders’ Account Balances	$66,176	$66,659	$58,549	$58,679
Short-Term and Long-Term Debt	$627,803	$655,218	$805,054	$846,169

The fair values presented above for those financial instruments where the carrying amounts and fair values may differ have been determined by using available market information and by applying market valuation methodologies, as described in more detail below.

Commercial mortgage and other loans

The fair value of commercial mortgage and other loans is primarily based upon the present value of the expected future cash flows discounted at the appropriate U.S. Treasury rate adjusted for the current market spread for similar quality loans.

Investment Contracts – Policyholders’ Account Balances

Only the portion of policyholders’ account balances related to products that are investment contracts (those without significant mortality or morbidity risk) are reflected in the table above. For payout annuities and other similar contracts without life contingencies, fair values are derived using discounted projected cash flows based on interest rates that are representative of the Company’s financial strength ratings, and hence reflects the Company’s own non-performance risk.

Short Term and Long Term Debt

The fair value of short-term and long-term debt is generally determined by either prices obtained from independent pricing services, which are validated by the Company, or discounted cash flow models. These fair values consider the Company’s

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

own non-performance risk. Discounted cash flow models predominately use market observable inputs such as the borrowing rates currently available to the Company for debt and financial instruments with similar terms and remaining maturities. For commercial paper issuances and other debt with a maturity of less than 90 days, the carrying value approximates fair value.

11.	DERIVATIVE INSTRUMENTS

Types of Derivative Instruments and Derivative Strategies

Interest Rate Contracts

Interest rate swaps are used by the Company to manage interest rate exposures arising from mismatches between assets and liabilities (including duration mismatches) and to hedge against changes in the value of assets it anticipates acquiring and other anticipated transactions and commitments. Swaps may be attributed to specific assets or liabilities or may be used on a portfolio basis. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating rate interest amounts calculated by reference to an agreed upon notional principal amount. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty at each due date.

Equity Contracts

Equity index options are contracts which will settle in cash based on differentials in the underlying indices at the time of exercise and the strike price. The Company uses combinations of purchases and sales of equity index options to hedge the effects of adverse changes in equity indices within a predetermined range. These hedges do not qualify for hedge accounting.

Foreign Exchange Contracts

Currency swaps are used by the Company to reduce risks from changes in currency exchange rates with respect to investments denominated in foreign currencies that the Company either holds or intends to acquire or sell. Under currency swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between one currency and another at an exchange rate and calculated by reference to an agreed principal amount. Generally, the principal amount of each currency is exchanged at the beginning and termination of the currency swap by each party. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty for payments made in the same currency at each due date.

Credit Contracts

Credit derivatives are used by the Company to enhance the return on the Company’s investment portfolio by creating credit exposure similar to an investment in public fixed maturity cash instruments. With credit derivatives the Company sells credit protection on an identified name, or a basket of names in a first to default structure, and in return receives a quarterly premium. With single name credit default derivatives, this premium or credit spread generally corresponds to the difference between the yield on the referenced name’s public fixed maturity cash instruments and swap rates, at the time the agreement is executed. With first to default baskets, the premium generally corresponds to a high proportion of the sum of the credit spreads of the names in the basket. If there is an event of default by the referenced name or one of the referenced names in a basket, as defined by the agreement, then the Company is obligated to pay the counterparty the referenced amount of the contract and receive in return the referenced defaulted security or similar security.

Embedded Derivatives

The Company has sold variable annuity contracts that include certain optional living benefit features that are treated, for accounting purposes, as embedded derivatives. The Company has affiliated reinsurance agreements with Pruco Re and Prudential Insurance to transfer the risk related to certain of these embedded derivatives. The embedded derivatives related to the living benefit features and the related reinsurance agreements are carried at fair value. Mark-to-market changes in the fair value of the underlying contractual guarantees are determined using valuation models as described in Note 10, and are recorded in “Realized investment gains/(losses), net.”

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The fair value of the living benefit feature embedded derivatives included in “Future policy benefits” was a liability of $1,784 million as of December 31, 2011 and liability of $164 million as of December 31, 2010. The fair value of the embedded derivatives related to the reinsurance of certain of these benefits to Pruco Re included in “Reinsurance Recoverable” was an asset of $1,748 million as of December 31, 2011 and an asset of $187 million as of December 31, 2010.

The Company invests in fixed maturities that, in addition to a stated coupon, provide a return based upon the results of an underlying portfolio of fixed income investments and related investment activity. The Company accounts for these investments as available-for-sale fixed maturities containing embedded derivatives. Such embedded derivatives are marked to market through “Realized investment gains (losses), net,” based upon the change in value of the underlying portfolio.

The table below provides a summary of the gross notional amount and fair value of derivatives contracts, excluding embedded derivatives which are recorded with the associated host, by the primary underlying. Many derivative instruments contain multiple underlyings.

	December 31, 2011			December 31, 2010
	Notional Amount	Fair Value		Notional Amount	Fair Value
		Assets	Liabilities		Assets	Liabilities

	(in thousands)
Qualifying Hedge Relationships:
Currency/Interest Rate
Currency/Interest Rate	$47,702	$867	$(1,796)	$36,072	$152	$ (2,606)

Total Qualifying Hedge Relationships	$47,702	$867	$(1,796)	$36,072	$152	$ (2,606)

Non-Qualifying Hedges Relationships:
Interest Rate
Non Currency Swaps	$1,752,950	$162,428	$(8,546)	$913,700	$56,896	$ (6,727)
Currency/Interest Rate
Foreign Currency Swaps	62,280	2,852	(4,975)	60,439	1,622	(6,829)
Credit
Credit Default Swaps	399,050	1,737	(2,165)	350,050	2,810	(3,104)
Equity
Equity Non Currency	199,446	1,067	(4,838)	10,310,187	30,278	(18,249)
Equity Options	2,798,732	23,161	(17,692)	64,327	-	(3,243)

Total Non-Qualifying Hedge Relationships	$5,212,458	$191,245	$(38,216)	$11,698,703	$91,606	$ (38,152)

Total Derivatives (1)	$5,260,160	$192,112	$(40,012)	$11,734,775	$91,758	$ (40,758)

(1)

Excludes embedded derivatives which contain multiple underlyings. The fair value of these embedded derivatives was a liability of $1,786.5 million as of December 31, 2011 and a liability of $166.8 million as of December 31, 2010 included in “Future policy benefits” and “Fixed maturities available for sale.”

Cash Flow Hedges

The Company uses currency swaps in its cash flow hedge accounting relationships. This instrument is only designated for hedge accounting in instances where the appropriate criteria are met. The Company does not use futures, options, credit, and equity or embedded derivatives in any of its cash flow hedge accounting relationships.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The following table provides the financial statement classification and impact of derivatives used in qualifying and non-qualifying hedge relationships, excluding the offset of the hedged item in an effective hedge relationship:

	December 31, 2011
	Realized Investment Gains/(Losses)	Net Investment Income	Other Income	Accumulated Other Comprehensive Income
Cash flow hedges
Currency/Interest Rate	$-	$(89)	$1	$1,504

Total cash flow hedges	-	(89)	1	1,504

Non- qualifying hedges
Interest Rate	114,601	-	-	-
Currency/Interest Rate	1,281	-	-	-
Credit	915	-	-	-
Equity	(28,070)	-	-	-
Embedded Derivatives	(100,093)	-	-	-

Total non-qualifying hedges	(11,366)	-	-	-

Total	$(11,366)	$(89)	$1	$1,504

	December 31, 2010
	Realized Investment Gains/(Losses)	Net Investment Income	Other Income	Accumulated Other Comprehensive Income
Cash flow hedges
Currency/Interest Rate	$-	$61	$(26)	$(1,822)

Total cash flow hedges	-	61	(26)	(1,822)

Non- qualifying hedges
Interest Rate	53,077	-	-	-
Currency	-	-	-	-
Currency/Interest Rate	1,105	-	-	-
Credit	873	-	-	-
Equity	(10,865)	-	-	-
Embedded Derivatives	(34,682)	-	-	-

Total non-qualifying hedges	9,508	-	-	-

Total	$9,508	$61	$(26)	$(1,822)

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

	December 31, 2009
	Realized Investment Gains/(Losses)	Net Investment Income	Other Income	Accumulated Other Comprehensive Income
Cash flow hedges
Currency/Interest Rate	$-	$3	$(10)	$(640)

Total cash flow hedges	-	3	(10)	(640)

Non- qualifying hedges
Interest Rate	(108,177)	-	-	-
Currency	-	-	-	-
Currency/Interest Rate	(4,321)	-	-	-
Credit	10,630	-	-	-
Equity	(78,391)	-	-	-
Embedded Derivatives	1,815	-	-	-

Total non-qualifying hedges	(178,444)	-	-	-

Total	$(178,444)	$3	$(10)	$(640)

	Year Ended December 31,
	2011	2010	2009

		(in thousands)
Qualifying
Cash Flow Hedges
Currency/Interest Rate
Net investment income	$(89)	$61	$3
Other income	1	(26)	(10)
Accumulated other comprehensive income (loss) (1)	1,504	(1,822)	(640)

Total cash flow hedges	$1,416	$(1,787)	$(647)

Non-qualifying hedges
Realized investment gains (losses), net
Interest Rate	$114,600	$53,077	$(108,177)
Currency/Interest Rate	1,281	1,105	(4,321)
Credit	915	873	10,630
Equity	(28,070)	(10,865)	(78,391)
Embedded Derivatives (2)	(100,092)	(34,682)	1,815

Total non-qualifying hedges	$(11,366)	$9,508	$(178,444)

Total Derivative Impact	$(9,950)	$7,721	$(179,091)

(1) Amounts deferred in accumulated other comprehensive income (loss)

(2) Primarily includes the following: 1) mark-to-market on embedded derivatives of $1,619.3 million; 2) fees ceded of $264 million; offset by 3) change in reinsurance recoverable of $1,561 million; and 4) fees attributed to embedded derivative of $223 million as of December 31, 2011.

For the years ended December 31, 2011, 2010, and 2009 the ineffective portion of derivatives accounted for using hedge accounting was not material to the Company’s results of operations and there were no material amounts reclassified into earnings relating to instances in which the Company discontinued cash flow hedge accounting because the forecasted transaction did not occur by the anticipated date or within the additional time period permitted by the authoritative guidance for the accounting for derivatives and hedging.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Presented below is a roll forward of current period cash flow hedges in “Accumulated other comprehensive income (loss)” before taxes:

(in thousands)
Balance, December 31, 2010	$(2,462)
Net deferred gains on cash flow hedges from January 1 to December 31, 2011	1,415
Amount reclassified into current period earnings	85

Balance, December 31, 2011	$(962)

As of December 31, 2011, the Company does not have any qualifying cash flow hedges of forecasted transactions other than those related to the variability of the payment or receipt of interest or foreign currency amounts on existing financial instruments. The maximum length of time for which these variable cash flows are hedged is 14 years. Income amounts deferred in “Accumulated Other Comprehensive Income (Loss)” as a result of cash flow hedges are included in “Net unrealized investment gains (losses)” in the Statements of Equity.

Credit Derivatives Written

The following table sets forth the composition of the Company’s credit derivatives where it has written credit protection, excluding embedded derivatives contained in externally-managed investments in European markets, by industry category as of the dates indicated.

	December 31, 2011		December 31, 2010
Industry	Notional	Fair Value	Notional	Fair Value

	(in thousands)
Corporate Securities:
Manufacturing	$40,000	$157	$40,000	$249
Finance	54,000	95	-	-
Food/Beverage	55,000	315	55,000	479
Aerospace/Defense	50,000	158	50,000	345
Chemical	40,000	248	40,000	468
Other	130,000	667	130,000	1,130

Total Credit Derivatives	$369,000	$1,640	$315,000	$2,671

The Company writes credit derivatives under which the Company is obligated to pay a related party counterparty the referenced amount of the contract and receive in return the defaulted security or similar security. The Company’s maximum amount at risk under these credit derivatives, assuming the value of the underlying referenced securities become worthless, is $369 million notional of credit default swap (“CDS”) selling protection at December 31, 2011. These credit derivatives generally have maturities of 10 years or less.

The Company holds certain externally-managed investments in the European market which contain embedded derivatives whose fair value are primarily driven by changes in credit spreads. These investments are medium term notes that are collateralized by investment portfolios primarily consisting of investment grade European fixed income securities, including corporate bonds and asset-backed securities, and derivatives, as well as varying degrees of leverage. The notes have a stated coupon and provide a return based on the performance of the underlying portfolios and the level of leverage. The Company invests in these notes to earn a coupon through maturity, consistent with its investment purpose for other debt securities. The notes are accounted for under U.S. GAAP as available for sale fixed maturity securities with bifurcated embedded derivatives (total return swaps). Changes in the value of the fixed maturity securities are reported in Equity under the heading “Accumulated Other Comprehensive Income (Loss)” and changes in the market value of the embedded total return swaps are included in current period earnings in “Realized investment gains (losses), net.” The Company’s maximum exposure to loss from these investments was $7 million and $8 million at December 31, 2011 and December 31, 2010, respectively.

In addition to writing credit protection, the Company has purchased credit protection using credit derivatives in order to hedge specific credit exposures in the Company’s investment portfolio. As of December 31, 2011 and December 31, 2010, the Company had $30 million and $35 million of outstanding notional amounts, respectively reported at fair value as a liability of $2 million and fair value as an asset of $3 million, respectively.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Credit Risk

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial derivative transactions. Generally, the credit exposure of the Company’s OTC derivative transactions is represented by the contracts with a positive fair value (market value) at the reporting date after taking into consideration the existence of netting agreements.

The Company has credit risk exposure to an affiliate, Prudential Global Funding, LLC related to its over-the-counter derivative transactions. Prudential Global Funding, LLC manages credit risk with external counterparties by entering into derivative transactions with highly rated major international financial institutions and other creditworthy counterparties, and by obtaining collateral where appropriate, see Note 13.

Under fair value measurements, the Company incorporates the market’s perception of its own and the counterparty’s non-performance risk in determining the fair value of the portion of its OTC derivative assets and liabilities that are uncollateralized. Credit spreads are applied to the derivative fair values on a net basis by counterparty. To reflect the Company’s own credit spread a proxy based on relevant debt spreads is applied to OTC derivative net liability positions. Similarly, the Company’s counterparty’s credit spread is applied to OTC derivative net asset positions.

12.	CONTINGENT LIABILITIES AND LITIGATION

Contingent Liabilities

On an ongoing basis, the Company’s internal supervisory and control functions review the quality of sales, marketing and other customer interface procedures and practices and may recommend modifications or enhancements. From time to time, this review process results in the discovery of product administration, servicing or other errors, including errors relating to the timing or amount of payments or contract values due to customers. In certain cases, if appropriate, the Company may offer customers remediation and may incur charges, including the cost of such remediation, administrative costs and regulatory fines.

The Company is subject to the laws and regulations of states and other jurisdictions concerning the identification, reporting and escheatment of unclaimed or abandoned funds, and is subject to audit and examination for compliance with these requirements. For additional discussion of these matters, see “Litigation and Regulatory Matters” below.

It is possible that the results of operations or the cash flow of the Company in a particular quarterly or annual period could be materially affected as a result of payments in connection with the matters discussed above or other matters depending, in part, upon the results of operations or cash flow for such period. Management believes, however, that ultimate payments in connection with these matters, after consideration of applicable reserves and rights to indemnification, should not have a material adverse effect on the Company’s financial position.

Litigation and Regulatory Matters

The Company is subject to legal and regulatory actions in the ordinary course of its business. Pending legal and regulatory actions include proceedings specific to the Company and proceedings generally applicable to business practices in the industry in which it operates. The Company is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. The Company is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, the Company, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of the Company’s pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

In January 2012, a qui tam action on behalf of the State of Illinois, Total Asset Recovery Services v. Met Life Inc, et al., Prudential Financial, Inc., The Prudential Insurance Company of America, and Prudential Holdings, LLC, filed in the Circuit Court of Cook County, Illinois, was served on the Company. The complaint alleges that the Company failed to escheat life insurance proceeds to the State of Illinois in violation of the Illinois False Claims Whistleblower Reward and Protection Act and seeks injunctive relief, compensatory damages, civil penalties, treble damages, prejudgment interest, attorneys’ fees and costs. In March 2012, a qui tam action on behalf of the State of Minnesota, Total Asset Recovery v. MetLife Inc., et al., Prudential Financial Inc., The Prudential Insurance Company of America and Prudential Holdings, Inc., filed in the Fourth Judicial District, Hennepin County, in the State of Minnesota was served on the Company. The complaint alleges that the Company failed to escheat life insurance proceeds to the State of Minnesota in violation of the Minnesota False Claims Act and seeks injunctive relief, compensatory damages, civil penalties, treble damages, prejudgment interest, attorneys’ fees and costs.

In January 2012, a Global Resolution Agreement entered into by the Company and a third party auditor became effective upon its acceptance by the unclaimed property departments of 20 states and jurisdictions. Under the terms of the Global Resolution Agreement, the third party auditor acting on behalf of the signatory states will compare expanded matching criteria to the Social Security Master Death File (“SSMDF”) to identify deceased insureds and contract holders where a valid claim has not been made. In February 2012, a Regulatory Settlement Agreement entered into by the Company to resolve a multi-state market conduct examination regarding its adherence to state claim settlement practices became effective upon its acceptance by the insurance departments of 20 states and jurisdictions. The Regulatory Settlement Agreement applies prospectively and requires the Company to adopt and implement additional procedures comparing its records to the SSMDF to identify unclaimed death benefits and prescribes procedures for identifying and locating beneficiaries once deaths are identified. Other jurisdictions that are not signatories to the Regulatory Settlement Agreement are considering proposals that would apply prospectively and require life insurance companies to take additional steps to identify unreported deceased policy and contract holders. These prospective changes and any escheatable property identified as a result of the audits and inquiries could result in: (1) additional payments of previously unclaimed death benefits; (2) the payment of abandoned funds to U.S. jurisdictions; and (3) changes in the Company’s practices and procedures for the identification of escheatable funds and beneficiaries, which would impact claim payments and reserves, among other consequences.

The Company is one of several companies subpoenaed by the New York Attorney General regarding its unclaimed property procedures. Additionally, the New York Department of Insurance (“NYDOI”) has requested that 172 life insurers (including the Company) provide data to the NYDOI regarding use of the SSMDF. The New York Office of Unclaimed Funds recently notified the Company that it intends to conduct an audit of the Company’s compliance with New York’s unclaimed property laws. The Minnesota Attorney General has also requested information regarding the Company’s use of the SSMDF and its claim handling procedures and the Company is one of several companies subpoenaed by the Minnesota Department of Commerce, Insurance Division. In February 2012, the Massachusetts Office of the Attorney General requested information regarding the Company’s unclaimed property procedures.

The Company’s litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that the Company’s results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of the Company’s litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on the Company’s financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on the Company’s financial position.

13.	RELATED PARTY TRANSACTIONS

The Company is a party to numerous transactions and relationships with its affiliate The Prudential Insurance Company of America (“Prudential Insurance”) and other affiliates. It is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Expense Charges and Allocations

Many of the Company’s expenses are allocations or charges from Prudential Insurance or other affiliates.

The Company’s general and administrative expenses are charged to the Company using allocation methodologies based on business processes. Management believes that the methodology is reasonable and reflects costs incurred by Prudential Insurance to process transactions on behalf of the Company. The Company operates under service and lease agreements whereby services of officers and employees, supplies, use of equipment and office space are provided by Prudential Insurance. Since 2003, general and administrative expenses also include allocations of stock compensation expenses related to a stock option program and a deferred compensation program sponsored by Prudential Financial.

The Company is charged for its share of Prudential Insurance employee benefits expenses. These expenses include costs for funded and non-funded contributory and non-contributory defined benefit pension plans. Some of these benefits are based on earnings and length of service. Other benefits are based on an account balance, which takes into consideration age, service and earnings during career. The Company’s share of net expense for the pension plans was $3.1 million, $4.8 million and $5.6 million for the twelve months ended December 31, 2011, 2010, and 2009, respectively.

Prudential Insurance sponsors voluntary savings plans for its employees (“401(k) plans”). The 401(k) plans provide for salary reduction contributions by employees and matching contributions by the Company of up to 4% of annual salary. The expense charged to the Company for the matching contribution to the 401(k) plans was $1.4 million, $2.4 million and $3.0 million in 2011, 2010, and 2009, respectively.

Affiliated Asset Administration Fee Income

In accordance with an agreement with AST Investment Services, Inc., formerly known as American Skandia Investment Services, Inc., the Company receives fee income calculated on contractholder separate account balances invested in the Advanced Series Trust, formerly known as American Skandia Trust. Income received from AST Investment Services, Inc. related to this agreement was $242.7 million, $238.2 million, and $148.3 million, for the years ended December 31, 2011, 2010, and 2009, respectively. These revenues are recorded as “Asset administration fees and other income” in the Statements of Operations and Comprehensive Income.

Cost Allocation Agreements with Affiliates

Certain operating costs (including rental of office space, furniture, and equipment) have been charged to the Company at cost by Prudential Annuities Information Services and Technology Corporation (“PAIST”), formerly known as American Skandia Information Services and Technology Corporation, an affiliated company. PALAC signed a written service agreement with PAIST for these services executed and approved by the Connecticut Insurance Department in 1995. This agreement automatically continues in effect from year to year and may be terminated by either party upon 30 days written notice.

Allocated lease expense was $3.6 million, $4.1 million, and $4.3 million, for the years ended December 31, 2011, 2010, and 2009, respectively. Allocated sub-lease rental income, recorded as a reduction to lease expense was $1.5 million, $3.8 million, and $3.9 million, for the years ended December 31, 2011, 2010, and 2009, respectively. Assuming that the written service agreement between PALAC and PAIST continues indefinitely, PALAC’s allocated future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 201110 are as follows (in thousands):

	Lease	Sub-Lease
2012	$6,137	$2,106
2013	5,974	1,802
2014	4,938	894
2015	3,894	-
2016	3,790	-
2017 and thereafter	10,838	-

Total	$35,571	$4,802

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

The Company pays commissions and certain other fees to PAD in consideration for PAD’s marketing and underwriting of the Company’s products. Commissions and fees are paid by PAD to unaffiliated broker-dealers who sell the Company’s products. Commissions and fees paid by the Company to PAD were $184.6 million, $408.96 million, and $722.6 million during the years ended December 31, 2011, 2010, and 2009, respectively.

Reinsurance Agreements

The Company uses reinsurance as part of its risk management and capital management strategies for certain of its optional living benefit features.

The following table provides information relating to fees ceded under these agreements which are included in “Realized investment gains (losses), net” on the Statement of Operations and Comprehensive Income for the dates indicated:

	December 31,	December 31,	December 31,
	2011	2010	2009
	(in thousands)
Pruco Reinsurance
Effective August 24, 2009
Highest Daily Lifetime 6 Plus (“HD6 Plus”)	$47,021	$31,412	$371
Spousal Highest Daily Lifetime 6 Plus (“SHD6”)	20,137	13,216	142
Effective June 30, 2009
Highest Daily Lifetime 7 Plus (“HD7 Plus”)	50,262	44,530	13,585
Spousal Highest Daily Lifetime 7 Plus (“SHD7 Plus”)	26,354	22,968	6,853
Effective March 17, 2008
Highest Daily Lifetime 7 (“HD7”)	29,274	28,271	25,218
Spousal Highest Daily Lifetime 7 (“SHD7”)	8,955	8,667	7,670
Guaranteed Return Option Plus (“GRO Plus”) (1)	3,645	1,172	5,456
Guaranteed Return Option Plus (“GRO Plus II”) (1)	5,112	2,657	-
Highest Daily Guaranteed Return Option (“HD GRO”) (1)	3,430	3,676	2,367
Highest Daily Guaranteed Return Option (“HD GRO II” ) (1)	3,287	1,718	-
Effective Since 2006
Highest Daily Lifetime Five (“HDLT5”)	13,938	14,356	14,760
Spousal Lifetime Five (“SLT5”)	10,998	10,747	9,755
Effective Since 2005
Lifetime Five (“LT5”)	36,290	35,848	32,861
Effective December 31, 2004
Guaranteed Return Option (“GRO”)	3,873	5,750	4,801

Total Fees Ceded to Pruco Reinsurance	$262,576	$224,988	$123,839

Prudential Insurance
Effective Since 2004	1,895	2,232	2,248

Guaranteed Minimum Withdrawal Benefit (“GMWB”)	$1,895	$2,232	$2,248

Total Fees Ceded	$264,471	$227,220	$126,087

(1)	GRO Plus and HD GRO were amended effective January 1, 2010 to include an amended version of the GRO Plus and HD GRO benefit features (GRO Plus II and HD GRO II).

The Company’s reinsurance recoverables related to the above product reinsurance agreements were $1,748 million, $187 million and $41 million as of December 31, 2011, 2010, and 2009, respectively. Realized gains/losses related to the mark-to-market on the reinsurance recoverable were $1,297 million, $(81) million and $2,196 million for the years ended December 31, 2011, 2010 and 2009, respectively. Changes in realized losses ceded for the 2011 and 2010 periods were primarily due to changes in market conditions. The underlying asset is reflected in “Reinsurance recoverables” in the Company’s Statements of Financial Position.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

Debt Agreements

Short-term and Long-term Debt

On December 29, 2009, the Company obtained a $600 million loan from Prudential Financial. This loan has an interest rate of 4.49% and matures on December 29, 2014. The total related interest expense to the Company was $27 million, $27 million, and $0.2 million for the years ended December 31, 2011, 2010, and 2009, respectively. The accrued interest payable was $0.2 million as of December 31, 2011 and 2010.

On December 14, 2006, the Company obtained a $300 million loan from Prudential Financial. This loan had an interest rate of 5.18% and matured on December 14, 2011. A partial payment was made to reduce this loan to $179.5 million on December 29, 2008 with the proceeds received from a capital contribution from PAI. On March 27, 2009, a partial payment of $4.5 million was paid to further reduce this loan to $175 million. The remaining balance of this loan was paid off on December 14, 2011. The total related interest expense to the Company was $8.6 million, $9.1 million, and $9.1 million for the years ended December 31, 2011, 2010, and 2009, respectively.

As of December 31, 2011, the Company had a credit facility agreement of $900 million with Prudential Funding, LLC, as the lender. As of December 31, 2011 and December 31, 2010, $27.8 million and $30.1 million, respectively, were outstanding under this credit facility. Accrued interest payable was $5 thousand and $4 thousand as of December 31, 2011 and 2010, respectively. The total related interest expense to the Company was $263 thousand, $438 thousand and $1.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Derivative Trades

In its ordinary course of business, the Company enters into over-the-counter (“OTC”) derivative contracts with an affiliate, Prudential Global Funding, LLC. For these OTC derivative contracts, Prudential Global Funding, LLC has a substantially equal and offsetting position with an external counterparty.

Purchase/sale of fixed maturities and commercial mortgage loans from/to an affiliate

During 2010, the Company sold fixed maturity securities to affiliated companies in various transactions. These securities were recorded at an amortized cost of $818.8 million and a fair value of $913.2 million. The net difference between historic amortized cost and the fair value was $94.8 million and was recorded as a realized investment gain on the Company’s Financial Statements.

During 2011, the Company sold fixed maturity securities to an affiliated company in various transactions. These securities had an amortized cost of $142.5 million and a fair value of $150.9 million. The net difference between historic amortized cost and the fair value was $8.4 million and was recorded as a realized investment gain on the Company’s Financial Statements. The Company also sold commercial mortgage loans to an affiliated company. These loans had an amortized cost of $48.9 million and a fair value of $54.2 million. The net difference between historic amortized cost and the fair value was $5.3 million and was recorded as a realized gain on the Company’s Statement of Operations and Comprehensive Income.

14.	LEASES

The Company entered into an eleven-year lease agreement for office space in Westminster, Colorado, effective January 1, 2001. Lease expense for the years ended December 31, 2011, 2010, and 2009, was $4.6 million, $4.0 million, and $3.9 million, respectively. Sub-lease rental income was $3.8 million, $1.9 million, and $1.5 million for the years ended December 31, 2011, 2010, and 2009, respectively.

The Company does not have future minimum lease payments and sub-lease receipts as of December 31, 2011 as the lease agreement expired on December 31, 2011.

15.	CONTRACT WITHDRAWAL PROVISIONS

Most of the Company’s separate account liabilities are subject to discretionary withdrawal by contractholders at market value or with market value adjustment. Separate account assets, which are carried at fair value, are adequate to pay such withdrawals, which are generally subject to surrender charges ranging from 9% to 1% for contracts held less than 10 years.

Prudential Annuities Life Assurance Corporation

Notes to Financial Statements

16.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 31, 2011 and 2010 are summarized in the table below:

	Three months ended
	March 31	June 30	September 30	December 31

2011	(in thousands)
Total revenues	$370,862	$402,919	$413,949	$335,148
Total benefits and expenses	210,284	358,357	1,133,796	138,059
Income (loss) from operations before income taxes and cumulative effect of accounting change	160,578	44,562	(719,847)	197,089
Net income (loss)	$121,521	$34,652	$(439,731)	$132,003

	Three months ended
	March 31	June 30	September 30	December 31

2010	(in thousands)
Total revenues	$352,362	$419,159	$351,875	$450,629
Total benefits and expenses	333,629	703,319	17,988	(14,207)
Income (loss) from operations before income taxes and cumulative effect of accounting change	18,733	(284,160)	333,887	464,836
Net income (loss)	$22,915	$(161,054)	$364,009	$187,920